UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SEMPRA ENERGY

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Sempra Energy 2019 Notice of Annual Shareholders Meeting and Proxy Statement May 9, 2019 Newport Beach, California

March 22, 2019

Dear Fellow Shareholders:

We are pleased to invite you to attend our Annual Shareholders Meeting at 9 a.m. Pacific time, May 9, 2019, at Balboa Bay Resort in Newport Beach, California. Enclosed are the meeting notice, related proxy statement and proxy card.

2018 was a momentous year for our company. We successfully completed our acquisition of an indirect majority stake in Oncor Electric Delivery Company LLC, Texas’ largest utility, executed on our leadership succession plan, and have since closed several asset sales to realign our operations to reflect our mission — to become North America’s premier energy infrastructure company. We are proud to report that we are making progress toward this goal. Your investment in Sempra Energy is an investment in a cleaner energy future, through electric and natural gas infrastructure that delivers access to cleaner energy to over 40 million people.

This year’s Annual Shareholders Meeting will focus only on the shareholder business items outlined in the enclosed meeting notice and will not include a separate business update. For more information about our business, we encourage you to review our 2018 Annual Report which is available on the Internet at www.astproxyportal.com/ast/Sempra.

Please review the enclosed materials and promptly vote your shares. As in past years, there are several ways to vote in advance of the meeting: by completing, signing, dating and returning the enclosed proxy or voting instruction card; by telephone; or via the Internet.

In reviewing the materials, you’ll note that Director William G. Ouchi, who has served on our board since Sempra Energy’s inception in 1998, attained the age of 75 and, in keeping with our retirement policy, has not been nominated to stand for re-election as a director in 2019. Two highly qualified directors, who joined our board in October 2018, are up for election by shareholders for the first time this year:

Michael N. Mears, chairman, president and chief executive officer of Magellan Midstream Partners, L.P.; and

Cynthia L. Walker, senior vice president, midstream and marketing of Occidental Petroleum Corporation.

We appreciate your vote and your continued investment in Sempra Energy.

Sincerely,

Jeffrey W. Martin

Chairman and Chief Executive Officer

William C. Rusnack

Lead Director

488 8th Avenue, San Diego, California 92101 (877) 736-7727

Notice of Annual Shareholders Meeting

Thursday, May 9, 2019, 9 a.m., Pacific time

Balboa Bay Resort, 1221 West Coast Highway, Newport Beach, California

Business Items

(1)

Elect the following director nominees, all of whom are currently directors: Alan L. Boeckmann; Kathleen L. Brown; Andrés Conesa; Maria Contreras-Sweet; Pablo A. Ferrero; William D. Jones; Jeffrey W. Martin; Michael N. Mears; William C. Rusnack; Lynn Schenk; Jack T. Taylor; Cynthia L. Walker; and James C. Yardley.

(2)	Ratification of independent registered public accounting firm.

(3)	Advisory approval of our executive compensation.

(4)	Approval of our 2019 Long-Term Incentive Plan.

(5)	Shareholder proposal requiring an independent board chairman, if properly presented at the meeting.

(6)	Consider other matters that may properly come before the meeting.

Adjournments and Postponements

The business items to be considered at the Annual Shareholders Meeting may be considered at the meeting or at any adjournment or postponement of the meeting.

Record Date

You are entitled to notice of and to vote at the Annual Shareholders Meeting, or at any adjournment or postponement thereof, only if you were a holder of Sempra Energy common stock at the close of business on March 14, 2019.

Meeting Admission

You are entitled to attend the Annual Shareholders Meeting, or any adjournment or postponement thereof, only if you were a holder of Sempra Energy common stock at the close of business on March 14, 2019, or you hold a valid proxy from any such holder to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record of common stock or hold shares of common stock through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is included as part of your notice of Internet availability of proxy materials or proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring the admission ticket, your name must be verified against our list of registered shareholders and plan participants. If you do not have appropriate admission materials, you will not be admitted to the meeting.

If your shares of common stock are not registered in your name but are held in “street name” through a bank, broker or other nominee, you must provide proof of beneficial ownership at the record date. Proof of beneficial ownership could include items such as your most recent account statement prior to March 14, 2019, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 9 a.m. Pacific time. Check-in will begin at 8 a.m. Pacific time. You should allow ample time for check-in procedures.

Voting

Your vote is important. Whether or not you plan to attend the Annual Shareholders Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote in advance of the meeting by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope, or by telephone or via the Internet. Internet and telephone voting for holders of record will be available until 11:59 p.m. Eastern time on May 8, 2019. For specific instructions on how to vote your shares, please refer to the section entitled “About the Annual Shareholders Meeting and Voting—How You Can Vote” and to the instructions on your proxy or voting instruction card. This Notice of Annual Shareholders Meeting and Proxy Statement, the accompanying form of proxy or voting instruction card and our 2018 Annual Report to Shareholders are being provided to shareholders beginning on or about March 22, 2019.

Jennifer F. Jett Corporate Secretary

Important Notice Regarding the Availability of Proxy Statement Materials

for the Annual Shareholders Meeting to be Held on May 9, 2019.

The Proxy Statement for the Annual Shareholders Meeting to be held on May 9, 2019, and the

Annual Report to Shareholders are available on the Internet at www.astproxyportal.com/ast/Sempra.

Proxy Statement Summary

This summary highlights selected information to assist you in your review of the proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. Information regarding the performance of Sempra Energy is available in the company’s Annual Report to Shareholders for the year ended December 31, 2018, that accompanies this proxy statement and which is available on the company’s website at www.sempra.com. For questions and answers and additional information about the Annual Shareholders Meeting and voting, see the “About the Annual Shareholders Meeting and Voting” section of the proxy statement. This proxy statement and the accompanying proxy card are first being made available to shareholders on or about March 22, 2019.

2019 Annual Shareholders Meeting Details

Date/Time	Location

Thursday,May 9, 2019	Balboa Bay Resort

9:00a.m. Pacific Time	1221 West Coast Highway

Newport Beach, California 92663

Shareholder Voting Matters

Director Nominees

Name and Occupation	Age	Director Since	Independent	Standing Board Committee Memberships
				AC	CC	CGC	EHSTC	EC

Alan L. Boeckmann Former CEO and Chair, Fluor Corporation	70	2011	✓		✓	✓

Kathleen L. Brown Partner, Manatt, Phelps & Phillips, LLP	73	2013	✓			✓	✓

Andrés Conesa, Ph.D. CEO, Grupo Aeroméxico, S.A.B. de C.V	49	2017	✓	✓			✓

Maria Contreras-Sweet Managing Partner, Contreras-Sweet Enterprises and Rockway Equity Partners; Former Administrator, U.S. Small Business Administration	63	2017	✓	✓			✓

Pablo A. Ferrero Independent energy consultant	56	2013	✓			✓	✓

William D. Jones President and CEO, CityLink Investment Corp.	63	1998	✓		✓	C		✓

Jeffrey W. Martin Chairman and CEO, Sempra Energy	57	2018						C

Michael N. Mears Chairman, President and CEO, Magellan Midstream Partners L.P.	56	2018	✓

William C. Rusnack — Lead Independent Director Former President and CEO, Premcor Inc.	74	2001	✓		C	✓		✓

Lynn Schenk Private practice attorney, Former U.S. Congresswoman	74	2008	✓			✓	C	✓

Jack T. Taylor Former COO-Americas and Executive Vice Chair of U.S. Operations, KPMG LLP (U.S.)	67	2013	✓	C F	✓			✓

Cynthia L. Walker Senior Vice President, Midstream and Marketing, Occidental Petroleum Corporation	43	2018	✓

James C. Yardley Former Executive Vice President, El Paso Corp.	67	2013	✓	✓			✓

AC = Audit Committee CC = Compensation Committee CGC = Corporate Governance Committee EHSTC = Environmental, Health, Safety and Technology Committee	EC = Executive Committee C = Committee Chair F = Audit Committee Financial Expert

2	Sempra Energy 2019 Proxy Statement

Proxy Statement Summary

Board Nominee Composition

Our board has made diversity a priority, both of skills and experience and of gender and ethnicity. To assist our board in maintaining its focus on diversity, we conduct an annual skills assessment and board evaluation to help ensure that the board includes members with a diverse and appropriate mix of experience, competencies and backgrounds. The board uses those results to critically analyze both its effectiveness and its skill sets so that it is well positioned to oversee Sempra Energy’s current and future strategies and operations. We have a strong track record of board refreshment. Eight of our independent directors have been added since 2013, including two in 2017 and two in 2018.

Shareholder Engagement and Governance Practices

In 2018, we engaged with holders of approximately 55 percent of our outstanding shares of common stock to discuss corporate governance, executive compensation, business strategy, environmental and social matters and board composition. Supported by feedback from our shareholders, we believe our corporate governance policies, including the following, reflect best practices:

•  Lead Director with clearly defined and robust responsibilities

•  annual election of all directors

•  proxy access right for shareholders

•  majority-vote and director resignation policy for directors in uncontested elections

•  shareholders representing in the aggregate 10 percent or more of our outstanding shares may call a special shareholders meeting

•  comprehensive, ongoing succession planning for key executives by the board

•  comprehensive board refreshment resulting in balanced director tenure

•  annual board, director and committee self-evaluations for our standing committees (except for Executive Committee)

•  12 of our 13 director nominees are independent

•  standing board committees are 100 percent independent (except for Executive Committee)

•  executive sessions of independent directors at all regular board meetings

•  prohibition on hedging or pledging company stock

•  robust director and executive share ownership requirements

•  97 percent attendance of directors at board and committee meetings in the aggregate in 2018

•  active shareholder engagement, including with our Lead Director meeting and speaking with shareholders

•  code of conduct applicable to directors and senior officers

Executive Compensation

Company Overview

Sempra Energy operates regulated utilities and builds safe, reliable and sustainable energy infrastructure that serve our communities, while growing value for all of our stakeholders. Our strategic mission is to become North America’s premier energy infrastructure company, with a focus on owning and operating utility infrastructure with a transmission and distribution-like risk profile, developing our liquefied natural gas (LNG) export business and developing infrastructure in Mexico to meet that country’s growing needs. Our strategy is to develop, operate, and invest in long-term contracted energy infrastructure and utilities with shared growth drivers, with a focus on attractive markets.

Utilities	Energy Infrastructure

•  We hold diverse regulated electric and gas utilities with a large presence in California and Texas.

•  Our utility businesses will continue to require investments in grid infrastructure, transmission, distribution and storage and other types of assets to help ensure safety and reliability of service and incorporate additional sources of renewable energy.

•  Our energy infrastructure businesses are primarily focused on the import, export, transfer and storage of gas. We believe that diverse sources of energy will continue to be important domestically and internationally.

•  Our revenues for these businesses generally are tied to long-term contracts with creditworthy counterparties.

Sempra Energy 2019 Proxy Statement	3

Proxy Statement Summary

2018 Performance

2018 was a pivotal year for Sempra Energy. The Board promoted Jeffrey W. Martin, previously the company’s Executive Vice President and Chief Financial Officer, to the position of Chief Executive Officer effective May 1, 2018 and Chairman effective December 1, 2018, following the retirement of Debra Reed from those positions. The leadership transition and the ensuing promotion of other key executives in 2018 illustrate our commitment to management development and succession planning. In addition, Sempra Energy experienced a number of strategic and financial accomplishments in 2018 to focus our electric and natural gas infrastructure platforms to provide visibility to stable, high quality earnings and cash flows that have similar risk profiles:

2018 Strategic Performance Highlights

2018 and Recent Accomplishments and Highlights

   Business Portfolio Developments

•  Closed the acquisition of 80.25% indirect interest in Oncor Electric Delivery Company LLC (Oncor) in March 2018

•  Together with Oncor, announced agreements in October 2018 for Oncor’s planned acquisition of 100% of InfraREIT, Inc. and its subsidiary, InfraREIT Partners, LP, and our planned acquisition of 50% of Sharyland Utilities, LP(1)

•  Intend to use proceeds from asset sales discussed below to fund InfraREIT and Sharyland acquisitions and pay down debt

•  Initiated portfolio optimization and continuous cost savings as part of ongoing strategic review

•  Announced planned sale of U.S. renewables and non-utility natural gas storage assets in June 2018

•  Completed sale of U.S. solar assets in December 2018 and received approximately $1.6 billion in proceeds

•  Completed sale of midstream storage assets in February 2019 for approximately $328 million

•  Announced sale agreement for remaining U.S. renewable assets in February 2019 for approximately $550 million(1)

•  Announced in January 2019 the planned sale of South American businesses

Sempra Utilities

•  SDG&E received the Edison Electric Institute’s 2018 Edison Award, the electric power industry’s most prestigious honor, in recognition of its investments to enhance grid resiliency and reduce climate-related and weather-related vulnerabilities

•  SDG&E achieved a successful regulatory outcome regarding departing load, further helping to secure fair and equitable rates across its entire customer base

•  SDG&E and SoCalGas completed all required filings for their General Rate Cases, which include requests for significant capital spending programs to continue to enhance safety and reliability

•  SDG&E and SoCalGas received approval from the California Public Utilities Commission’s (CPUC) Safety Enforcement Division to begin constructing the $671 million L1600 pipeline replacement project

•  SoCalGas announced a plan to replace 20 percent of its traditional natural gas supply with renewable natural gas by 2030

•  SDG&E worked with California legislature and regulators to pass SB 901, which requires wildfire mitigation plans that are largely modeled after SDG&E’s existing programs

•  SDG&E submitted a request to increase its Federal Energy Regulatory Commission (FERC) Return on Equity (ROE) from 10.05% to 11.2%, with settlement negotiations expected to begin in the second quarter of 2019

Sempra North American Infrastructure

•  Progress made on development projects with the goal of building up to 45 million tonnes per annum (Mtpa) of LNG export capacity to serve global markets:

•  Cameron: Cameron LNG joint venture (JV) continued construction of Trains 1-3; based on a number of factors, we believe it is reasonable to expect that Cameron LNG JV will start generating earnings in the middle of 2019

•  Sempra LNG signed a memorandum of understanding (MOU) with Total S.A. in November 2018 for up to 9 Mtpa of capacity on Cameron Phase 2 and Energía Costa Azul (ECA)(2)

•  ECA Midscale: Sempra LNG signed Heads of Agreements with affiliates of Mitsui & Co., Ltd., Tokyo Gas Co., Ltd. and Total S.A. in November 2018 for the entire expected approximately 2.4 Mtpa capacity of ECA Phase 1 (midscale)(2)

•  Port Arthur: Sempra LNG signed a 20-year sale and purchase agreement (SPA) with PGNiG in December 2018 for 2 Mtpa of capacity from Port Arthur LNG, subject to certain conditions(3)

•  Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) announced three new liquids terminal projects (Topolobampo, Baja Refinados, and Manzanillo) totaling approximately $400 million in capital expenditures, as well as an expansion of the Valero terminals

(1)

The planned purchase by Oncor of InfraREIT, our planned acquisition of Sharyland and planned sale of our remaining U.S. renewable assets are subject to customary closing conditions and consents, including obtaining certain regulatory approvals.

(2)	These arrangements provide a framework for cooperation, but do not obligate the parties to enter into a definitive agreement or participate in the applicable project.

(3)	The SPA is subject to conditions precedent, including reaching a final investment decision.

4	Sempra Energy 2019 Proxy Statement

Proxy Statement Summary

2018 Financial Performance Highlights

Our long-term growth has been strong, with market capitalization increasing by over $19 billion over the past 10 years. Our stock has provided investors with solid long-term returns, outperforming both the S&P 500 Utilities Index and the S&P 500 Index over a 10-year period. The compound annual growth rate (CAGR) of our dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past one, three, five and ten years. Our GAAP(4) earnings per diluted common share (EPS) were $4.40 in 2008, $4.01 in 2013 and $3.42 in 2018. On an adjusted basis, EPS increased from $4.40 in 2008 to $5.57 in 2018.(5)

(4)	GAAP represents accounting principles generally accepted in the United States of America.

(5)	Adjusted EPS is a non-GAAP financial measure. For a reconciliation of GAAP and adjusted earnings and EPS, please see Appendix A to this proxy statement.

(1)	See footnote (5) above

(2)	As of December 31, 2018, December 31, 2013 and December 31, 2008

(3)	For periods ending December 31, 2018

Sempra Energy 2019 Proxy Statement	5

Proxy Statement Summary

Compensation Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

Performance-Based Annual Bonus

• 85% Earnings

•  Provides accurate, comprehensive, and understandable picture of annual financial performance

•  Adjusted to exclude impact of non-contemplated acquisitions or divestitures, among other pre-defined adjustments

• 15% Safety and Customer Service

•  Promotes responsible and sustainable operations, and the safety of our customers and employees

Long-Term Equity-Based Incentives

• 70% Performance Stock Units

•  50% based on 3-year Relative Total Shareholder Return (TSR)

•  35% based on 3-year Relative TSR vs. S&P 500 Utilities Index

•  15% based on 3-year Relative TSR vs. S&P 500 Index

•  20% based on 3-year EPS CAGR with payout scale set based on forward consensus estimates of S&P 500 Utilities peers

• 30% Service-Based Restricted Stock Units

•  Enhances our ability to retain key executives

•  Added in 2018 in response to shareholder feedback

Note: Base salary is the base salary as of December 31, 2018. Performance-based annual incentive bonus is the target performance-based annual bonus calculated using the base salary of $1,100,000 and performance-based annual bonus target of 115 percent as of December 31, 2018. Long-Term Incentive Plan (LTIP) amounts are based on the target annual LTIP award percentage of 425 percent as of December 31, 2018 multiplied by the December 31, 2018 base salary. The annual performance-based bonus target and LTIP target reflected above are the targets established by the Compensation Committee when Mr. Martin became Chief Executive Officer (CEO). These targets were not fully implemented in 2018. The weightings of the performance measures in the performance-based annual bonus are based on performance at target. The weightings of the long-term equity-based incentive components are based on the target grant date value.

2018 Compensation Decisions and Outcomes

Base Salary. In connection with the execution of our planned executive succession process and executive promotions, adjustments were made to the base salaries of several key executives, including Mr. Martin whose salary increased from $700,000 to $1,100,000 when he became CEO. The Compensation Committee considered relevant market data and set pay levels consistent with our compensation philosophy, which generally favors setting initial compensation opportunities conservatively with the intent to align with the market median over time.

Annual Bonus. Our 2018 target earnings for annual bonus plan purposes was $1,487 million, a challenging 16 percent increase over our 2017 target and 8 percent over our 2017 actual earnings for annual bonus plan purposes. Actual 2018 earnings for annual bonus plan purposes was $1,576 million, above our maximum goal of $1,546 million. After accounting for performance on safety and customer service measures, 2018 annual bonuses were achieved at 196 percent of target.

Long-Term Incentive Plan. Long-term awards are the largest single component of each named executive officer’s total target compensation package. In accordance with our pay-for-performance philosophy, 70 percent of our 2018 annual long-term incentive awards were performance-based, with 50 percent of the award’s grant date value tied to relative TSR performance and 20 percent tied to EPS growth. In 2018, in response to shareholder concern about executive retention, we rebalanced our long-term equity mix to add a service-based restricted stock unit (RSU) component weighted at 30 percent of the award’s grant date value. In connection with their promotions and to support executive retention, on May 1, 2018 Mr. Martin, Mr. Householder and Mr. Mihalik received promotional grants of service-based restricted stock units.

6	Sempra Energy 2019 Proxy Statement

Proxy Statement Summary

Pay-for-Performance Alignment. Performance-based restricted stock units tied to relative TSR performance are the most sizable element of our LTIP design. There was no payout on our 2016 TSR-based awards, based on below-threshold TSR performance over the three-year performance period. This represents the third consecutive tranche of TSR-based long-term awards that have had no payout, reflecting the alignment between performance and compensation. Based on relative TSR performance through December 31, 2018, the total value of the 2017 and 2018 TSR-based awards is below target.

TSR-Based Awards (dollars in millions) 2014 Reported 2014 Realized 2015 Reported 2015 Realized 2016 Reported 2016 Realized 2017 Reported 2017 Realizable 2018 Reported 2018 Realizable Relative TSR-Based Restricted Stock Units Reported: Value based on grant date closing stock price Realized (2014, 2015 and 2016): Actual value Realizable value as of 12/31/18 (2017 and 2018 outstanding awards): Based on relative TSR performance through 12/31/18 and closing stock price on 12/31/18

Note: 2014 – 2017 are based on Ms. Reed’s awards and 2018 is based on Mr. Martin’s awards.

Voting Information

Eligibility: Shareholders of our common stock at the close of business on the record date, March 14, 2019, are entitled to notice of the Annual Shareholders Meeting and to vote their shares as described below. Each share of common stock is entitled to one vote on each director and one vote on each of the proposals to be voted on.

Record Shareholders may vote in the following ways:

Using the Internet at www.voteproxy.com	Calling 1-800-PROXIES (1-800-776-9437) in the U.S. and Canada	Mailing a signed and dated proxy card	Attending the Annual Shareholders Meeting in person

For Internet and telephone voting, you will need to have your proxy card available and use the Company Number and Account Number shown thereon. Internet and telephone voting are available for shareholders of record until 11:59 p.m. Eastern time on May 8, 2019. Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee. If you hold shares in our Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern time on May 6, 2019.

Sempra Energy 2019 Proxy Statement	7

Corporate Governance

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company and our Chairman and Chief Executive Officer and the other officers to whom the board has delegated authority to manage our day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the company’s governance. It also has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers. Officers also are subject to business conduct guidelines that apply to all employees. Several standing and ad hoc committees assist the board in carrying out its responsibilities. Each standing committee operates under a written charter adopted by the board.

Our Corporate Governance Guidelines, standing committee charters, including our Audit, Compensation, and Corporate Governance Committee charters, and Code of Business Conduct and Ethics for Directors and Senior Officers are posted on our website at www.sempra.com under the “Investors” and “Governance” tabs. Paper copies may be obtained upon request by writing to: Corporate Secretary, Sempra Energy, 488 8th Avenue, San Diego, CA 92101.

Board of Directors

Functions

In addition to its general oversight role, our Board of Directors performs a number of specific functions, including:

•	Selecting our Chief Executive Officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Planning for management succession.

•	Reviewing and monitoring strategic, financial and operating plans and their development and implementation by management.

•	Assessing and monitoring risks and risk-management strategies.
•	Reviewing and monitoring processes designed to maintain the company’s integrity, including financial reporting, compliance with legal and regulatory obligations, and relationships with key stakeholders.

•	Reviewing and approving significant corporate actions.

•	Selecting director nominees, appointing board committee members, forming board committees and overseeing effective corporate governance.

Leadership Structure

The Board of Directors retains the flexibility to determine on a case-by-case basis whether the offices of Chief Executive Officer and Chairman of the Board should be combined or separated and whether an independent director should serve as Chairman. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective in then prevailing circumstances.

In March 2018, Debra L. Reed announced to the board her retirement as President and Chief Executive Officer effective May 1, 2018 and as Chairman effective December 1, 2018. The board appointed Jeffrey W. Martin as Chief Executive Officer and a director effective May 1, 2018. The board subsequently evaluated our leadership structure and in September 2018 announced that it had determined it would be in the best interests of the company and its shareholders to continue to combine the roles of Chief Executive Officer and Chairman and elected Mr. Martin as Chairman of the Board effective December 1, 2018. In addition to being named Chairman at that time, Mr. Martin continues as our Chief Executive Officer. Mr. Martin is a 14-year employee of the Sempra Energy family of companies with an outstanding career of achievement, as well as extensive industry experience. Mr. Martin also has significant experience in working with and adhering to the rules established by the CPUC, the principal regulator of our California utilities. He has used his experience to bring additional and valuable perspectives on, among other areas, business development, mergers and acquisitions, investor relations, succession planning and regulated utilities.

By Mr. Martin serving as executive Chairman, he acts as a bridge between the board and the operating organization and provides critical leadership for future strategic initiatives and challenges. During those periods in which we do not have an independent Chairman, the independent directors annually select an independent director as the Lead Director. William C. Rusnack continues to serve as our Lead Director.

8	Sempra Energy 2019 Proxy Statement

Corporate Governance

Our robust Lead Director role includes the following functions and responsibilities:

•	To lead the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the Lead Director or by the other independent directors to be, in conflict.

•	To preside at all meetings of the Board of Directors at which the Chairman of the Board is not available.

•	To organize, convene and preside over executive sessions of the independent directors and promptly communicate approved messages and directives to the Chairman of the Board and Chief Executive Officer.

•	To act as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer.

•	To review and approve all board and committee agendas and approve information sent to the board, providing input to management on the scope and quality of such information.

•	To consult with the Chairman of the Board, Chief Executive Officer and committee chairs regarding the topics and schedules of the meetings of the board and committees and approve such schedules to assure that there is sufficient time for discussion of all agenda items.
•	To call a special meeting of the Board of Directors or the independent directors at any time, at any place and for any purpose.

•	To be available for consultation and direct communication with the company’s major shareholders.

•	To collect and communicate to the Chairman of the Board and Chief Executive Officer the views and recommendations of the independent directors relating to his or her performance, other than with respect to the annual performance review.

•	To consult with the Corporate Governance Committee as part of the committee’s review of director nominations and recommendations of director candidates.

•	To consult with directors regarding acceptance of memberships on other boards to assure that multiple board service does not conflict or otherwise interfere with such directors’ service to the company.

•	Led by the Compensation Committee and together with the Chairman of the Board, to report annually to the board on succession planning, including policies and principles for executive officer selection.

•	To perform such other duties as may be assigned from time-to-time by the independent directors.

The position and role of the Lead Director is intended to provide board leadership where the roles of a combined Chairman and Chief Executive Officer may be in conflict. It is also intended to expand lines of communication between the board and members of management. It is not intended to reduce the free and open access and communications that each independent director has with other directors and members of management.

Based upon an extensive shareholder outreach program conducted in 2012 and again in the fall of 2015 and subsequent engagement with shareholders regarding our board leadership structure, we have determined that most of our largest institutional shareholders have no preference for an independent chair as long as the Lead Director has significant duties, as is the case at Sempra Energy.

The Board of Directors believes that its independence and oversight of management is maintained effectively through this flexible leadership structure, our board’s composition and sound corporate governance policies and practices.

Director Independence

The Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. They also identify various relationships that preclude a determination of director independence. Material relationships may include, depending on the circumstances, commercial, industrial, banking, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors and director nominees. In its most recent review, the board considered, with respect to the company’s directors and director nominees other than Mr. Martin, who is an executive officer of the company, among other things, the absence of any employment relationships between the company and its current directors and nominees and their immediate family members; the absence of any of the other specific relationships that would preclude a determination of independence under New York Stock Exchange independence rules; the absence of any affiliation of the company’s directors and their immediate family members with the company’s independent registered public accounting firm, compensation consultants, legal counsel, and investment bankers; the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under Securities and Exchange Commission (SEC) rules regarding related person transactions; and the modest amount of our discretionary contributions to non-profit organizations with which some of our directors or their immediate family members may be associated.

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Corporate Governance

Based upon this review, the board has affirmatively determined that each of the company’s non-employee directors is independent. The independent directors are:

Alan L. Boeckmann Kathleen L. Brown Andrés Conesa Maria Contreras-Sweet	Pablo A. Ferrero William D. Jones Michael N. Mears William C. Rusnack	Lynn Schenk Jack T. Taylor Cynthia L. Walker James C. Yardley

Director Share Ownership Guidelines

The board has established share ownership guidelines for directors and officers to further strengthen the link between company performance and compensation. For non-employee directors, the guideline is ownership of a number of our shares having a value of five times the directors’ annual base retainer of $85,000, resulting in an ownership guideline equal to $425,000. The Compensation Committee annually reviews adherence to this guideline, which is expected to be attained within five years of becoming a director. For these purposes, share ownership includes phantom shares into which compensation has been deferred, restricted stock units, and the vested portion of certain in-the-money stock options, as well as shares owned directly. All of our non-employee directors who have been on the board for at least five years meet or exceed the guideline. For information regarding executive officer share ownership requirements, please see “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Requirements.”

Board and Committee Meetings; Executive Sessions; Annual Shareholders Meetings

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as significant opportunities and immediate issues facing the company. At least once a year, the board reviews management’s long-term strategic and financial plans, including an annual detailed broad strategy discussion.

The Chairman of the Board proposes the agenda and schedule for each board meeting to the Lead Director who then reviews and modifies or approves it. Committee agendas and schedules are set by or in consultation with the committee chair and with the approval of the Lead Director.

Directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at board and committee meetings, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meetings.

An executive session of independent board members is held at each regular board meeting, and any director may call for an executive session at any board meeting. The Lead Director presides over executive sessions during which the independent directors discuss issues such as succession planning, Chief Executive Officer performance and compensation, executive development and board performance.

During 2018, the board held 16 meetings and committees of the board held 53 meetings. Directors, on an aggregate basis, attended 97 percent of the combined number of these meetings. Each director attended at least 94 percent of the combined number of meetings of the board and each committee of which the director was a member.

The board encourages all nominees standing for election as directors to attend the Annual Shareholders Meeting. All of the nominees standing for election at the 2018 Annual Shareholders Meeting, except for Alan L. Boeckmann, attended the 2018 meeting.

Evaluation of Board and Director Performance

The Corporate Governance Committee annually reviews and evaluates the performance of the Board of Directors, including such criteria as board oversight, leadership, composition and independence, conduct of meetings and committees.

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Corporate Governance

As illustrated below, the board also conducts an annual peer evaluation by which each director is afforded the opportunity to comment anonymously on the other board members’ performance.

In order to help ensure the objectivity and integrity of this process, an outside law firm is engaged every year to conduct the peer review portion of this evaluation and compile the results. The Corporate Governance Committee assesses the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees. The results also are considered in connection with board refreshment efforts. In addition, each standing committee, other than the Executive Committee, conducts an annual self-evaluation, in accordance with its charter.

Our board annually reviews the individual performance and qualifications of each director who may wish to be considered for nomination for election by shareholders of our common stock to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees to stand for election as directors. Our board appreciates the importance of critically evaluating directors and their contributions to the board in connection with the re-nomination decision, including skills, qualifications and experience, feedback from the annual board evaluation, and individual performance, attendance, participation, independence and outside board and other affiliations.

Risk Oversight

The board, in cooperation with management, has developed an integrated risk management framework to assess, prioritize, manage and monitor risks across the company’s operations, including with respect to safety and operational risks, regulatory and compliance risks, cybersecurity risks, climate risks and reputational risks. Sempra Energy’s board has ultimate responsibility for risk oversight under this framework. Consistent with this approach, our Corporate Governance Guidelines provide that the specific functions of the Board of Directors include assessing and monitoring risks and risk management strategies.

The board believes that risk stretches far beyond any one committee. As a result, the board has diversified its risk oversight responsibilities across its membership, housing categories of risk oversight within board committees by topic. In addition, the board may form ad hoc committees to deal with certain risks. Any risk oversight that does not fall within a particular committee remains with the full board. The committee chairs report to the full board regarding their respective committee’s risk oversight role during committee reports.

The board reviews and monitors strategic, financial and operating plans that are intended to provide sustainable long-term growth with what the board deems to be an acceptable level of risk. Each of our principal operating units is responsible for identifying and moderating risk in a manner consistent with these goals. The board fulfills its risk oversight function through receipt of reports provided both directly to the board and to appropriate board committees. Based on these reports, the board or appropriate committees establish or amend existing risk oversight and control mechanisms. In addition, the company has a robust internal audit function that reports directly to the Audit Committee.

The board and its committees seek to mitigate risk through establishing policies that include:

•	Leverage limitations.

•	Establishing utility investment plans consistent with state policy objectives and seeking regulatory review and approval of significant investments.

•	Establishing non-utility investment policies, including requiring substantial third-party pre-construction contractual commitments to purchase the capacity or output of major non-utility construction projects, subject to exceptions.
•	Setting an employee compensation program that encourages and rewards sustainable growth in our business that is within an acceptable risk profile.

•	Establishing commitment policies which require board review and/or approval above certain dollar thresholds.

•	Reviewing performance on key operating measures, such as safety.

•	Overseeing operating risks.

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Corporate Governance

In addition, the board’s Environmental, Health, Safety and Technology Committee is devoted to issues affecting the environment and is regularly briefed on the progress the company has made on environmental and sustainability matters. This committee also oversees the company’s overall safety policies, reinforcing our strong commitment to safety. Finally, this committee oversees cybersecurity and other information technology risks and keeps abreast of technology advancements of importance to our business.

With respect to investments where we do not operate or control the related entity or operations, we closely monitor these investments and mitigate risk by carefully selecting our business partners. In addition, we may have representation on the entity’s governing body, or we may negotiate contractual protections such as limiting our liability, having independent audit rights or prohibiting certain actions without our consent; or we may utilize a combination thereof.

The risks inherent in our businesses, which primarily involve utilities, the transmission and distribution of energy and natural gas, the development of LNG liquefaction facilities, and the construction and operation of natural gas and liquefied petroleum gas pipelines in the United States and Mexico and liquid fuels storage terminals in Mexico, are periodically reviewed by our board and the appropriate board committees. In addition, a review of Sempra Energy’s major risks and mitigation strategies is presented to the full board annually.

Board and Management Approach to Sustainability

The board takes an active role in providing oversight of sustainability through its Environmental, Health, Safety and Technology Committee. This includes reviewing business strategies on safety and reliability, system modernization, and electrification and decarbonization, while overseeing efforts that minimize the impact of company operations on the environment. We rigorously track performance on environmental, social and governance-related topics and issues and incorporate many elements of sustainability into our risk management approach.

Our annual sustainability report includes goals and results in the areas of emissions reduction, renewable energy, energy efficiency, water use, employee and public safety, electric reliability, customer assistance programs, diversity and inclusion, employee engagement and community giving. We also publicly report detailed information annually on our greenhouse gas emissions and climate-related risks and opportunities.

Succession Planning and Management Development

Our Compensation Committee oversees and regularly evaluates leadership succession planning practices and results. The committee reports annually to the Board of Directors on succession planning, including policies and principles for executive officer selection. In connection with this review and Debra L. Reed’s retirement as President and Chief Executive Officer effective May 1, 2018, and as Chairman and a director effective December 1, 2018, the board appointed Jeffrey W. Martin as Chief Executive Officer and a director effective May 1, 2018 and as Chairman effective December 1, 2018. In addition, the board appointed Joseph A. Householder as President and Chief Operating Officer effective May 1, 2018 and Trevor I. Mihalik, who had been serving as Senior Vice President, Controller and Chief Accounting Officer, as Executive Vice President and Chief Financial Officer effective May 1, 2018.

Review of Related Person Transactions

SEC rules require us to disclose certain transactions involving more than $120,000 in which we are a participant and any of our directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review and approve or ratify any such “related person transaction” that is required to be disclosed. There were no transactions requiring review during 2018 or 2019 through the date of the mailing of this proxy statement.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources. Several directors, at the company’s expense, also attend third-party offered education courses and participate in the National Association of Corporate Directors (NACD), of which the company is a member. In 2018, one of our directors, Ms. Schenk, chair of our Environmental, Health, Safety and Technology Committee, completed the NACD Cyber-Risk Oversight Program and received a CERT Certificate in Cybersecurity Oversight.

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Corporate Governance

Board Access to Senior Management, Independent Accountants and Counsel

Directors have complete access to our senior management and other employees, as well as to our independent registered public accounting firm. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the board’s discharge of its duties.

Retirement Policy

In accordance with our Corporate Governance Guidelines, directors should not be nominated to stand for election after attaining the age of 75.

Board Committees

The following chart sets forth our standing board committees and membership on these committees.

Audit Committee

Our Audit Committee is composed entirely of independent directors. It is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee prepares the report included in the proxy statement under the caption “Audit Committee Report.” It also assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.
•	Our internal audit function.

•	The independent registered public accounting firm’s qualifications and independence.

The board has determined that each member of the Audit Committee is financially literate. It also has determined that Mr. Taylor, who chairs the committee, is an audit committee financial expert as defined by the rules of the SEC.

During 2018, the Audit Committee held eight meetings.

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Corporate Governance

Compensation Committee

Our Compensation Committee is composed entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of our executives. It establishes our compensation principles and policies and oversees our executive compensation program and executive succession planning. The committee’s responsibilities include:

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation.

•	Evaluating our Chief Executive Officer’s performance in light of those goals and objectives and approving (and recommending for ratification by the board acting solely through the independent directors) his or her compensation level based on the committee’s performance evaluation.

•	Evaluating and overseeing risk in our compensation programs.

•	Determining and approving (and periodically reviewing with the board) other executive officer compensation.

•	Making recommendations to the board with respect to incentive compensation plans and equity-based plans that are subject to board approval.

•	Preparing the report included in the proxy statement under the caption “Compensation Committee Report.”

•	Reporting to the board annually on succession planning.

During 2018, the Compensation Committee held 10 meetings.

For additional information regarding the Compensation Committee’s principles, policies and practices, please see the discussion under “Executive Compensation — Compensation Discussion and Analysis.”

Corporate Governance Committee

Our Corporate Governance Committee is composed entirely of independent directors. The committee’s responsibilities include:

•	Identifying individuals qualified to become directors.

•	Recommending nominees to stand for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.
•	Developing and recommending corporate governance guidelines.

•	Overseeing the evaluation of the board and management.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership, as well as the company’s long-term business strategy. It seeks a group of individuals who bring to the board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and other individual qualities and attributes that contribute to overall board diversity. It solicits the names of director candidates from a variety of sources, including members of the board and search firms. The committee also considers candidates submitted by shareholders. The committee assesses the effectiveness of its policies as part of its annual review of board composition and board, committee and individual director performance and in its recommendations to the board of nominees to stand for election as directors at the next Annual Shareholders Meeting.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references and others who may assist in candidate evaluation. The committee evaluates all candidates in the same manner whether identified by shareholders or through other sources.

In considering potential director candidates, the committee evaluates each candidate’s integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of his or her qualifications and ability and commitment to meet the board’s expectations for directors as set forth in our Corporate Governance Guidelines. The committee’s deliberations reflect the board’s requirement that substantially all directors shall be independent and that all director nominees must be financially literate or must become financially literate within a reasonable time after becoming a director. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect diversity.

The committee, in recommending nominees to stand for election as directors at the 2019 Annual Shareholders Meeting, and the board, in approving the nominees, considered the individual experience, qualifications, attributes and skills of each nominee (including his or her prior contributions to the board), with a view to constituting a board that, as a whole, is well-qualified to oversee our businesses. In 2018, Sempra Energy engaged a third-party director search firm to assist the committee in identifying and evaluating director candidates. On September 18, 2018, the company entered into a cooperation agreement (Cooperation Agreement) with Elliott Associates, L.P. and Elliott

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International, L.P. (together, Elliott), Bluescape Resources Company LLC (Bluescape) and Cove Key Management, LP (together with Elliott and Bluescape, each an Investor and collectively, the Investors). As part of the Cooperation Agreement and our ongoing board refreshment process, the company agreed, among other things, to work together with the Investors to mutually agree upon and appoint two new directors to our board. The Investors, the company and the director search firm identified a list of potential board nominees and, as a result of this process, in October 2018 our board appointed Michael N. Mears and Cynthia L. Walker to serve on our board. Mr. Mears and Ms. Walker are being nominated for election by our shareholders for the first time. Prior to their appointment to the board, the committee and other members of the board reviewed Mr. Mears’ and Ms. Walker’s backgrounds and qualifications and conducted interviews with them, on which basis the committee recommended each of them to the board. Each Investor has agreed to vote all shares which they are entitled to vote in favor of the election of all directors nominated by our board and otherwise in accordance with our board’s recommendation. For additional information about the nominees and their qualifications, please see below under “Proposal 1: Election of Directors.”

In addition, on March 11, 2019, the company announced that, as recommended by the committee, the board intends to appoint Cynthia J. Warner to the board in June 2019. Ms. Warner was recommended for board consideration by the committee due to her considerable management experience in the international oil and natural gas industry, among other reasons. The board also committed to the Investors to nominate Ms. Warner, who is a Qualified Director candidate within the meaning of the Cooperation Agreement, for election to the board at the company’s 2020 annual meeting of shareholders, and the Investors have consented to such nomination. As a result, and pursuant to the Cooperation Agreement, the Cooperation Period (as defined in the Cooperation Agreement) is now extended to 11:59 p.m. New York time on September 30, 2020.

Pursuant to the Cooperation Agreement, we agreed that William G. Ouchi, Ph.D. will not be nominated to stand for re-election as a director at the 2019 Annual Shareholders Meeting, which is in accordance with our policy that directors should not stand for re-election after having attained age 75.

During 2018, the Corporate Governance Committee held eight meetings.

Environmental, Health, Safety and Technology Committee

Our Environmental, Health, Safety and Technology Committee is composed entirely of independent directors, and is responsible for:

•	Assisting the board in overseeing the company’s programs and performance related to environmental, health, safety, cybersecurity and technology matters.

•	Assisting the board on environmental, health and safety laws, regulations and developments at the global, national, regional and local level and evaluating ways to address these matters as part of the company’s business strategy and operations.

•	Assisting the board on cybersecurity programs and issues; and review and evaluation of technology developments that advance the company’s overall business strategy.

•	Reviewing with management and, where appropriate, making recommendations to management and the Board of Directors regarding the company’s policies and practices with respect to environmental, health, safety and cybersecurity matters.

During 2018, the Environmental, Health, Safety and Technology Committee held four meetings.

Executive Committee

Our Executive Committee meets on call by the Chairman of this committee to act on emergency or time-sensitive issues during periods between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. During 2018, the Executive Committee held one meeting.

In addition to the standing board committees described above, the board may, from time to time, establish ad hoc committees to address particular matters, transactions and projects. During 2018, the board maintained ad hoc committees, three of which are described below:

LNG and Business Development Committee

Under the Cooperation Agreement discussed above, the company agreed, among other things, to rename the LNG Construction and Technology Committee as the “LNG and Business Development Committee,” the members of which would include the existing committee members and the two new directors, for the purpose of conducting a comprehensive review of the company’s business.

Our LNG and Business Development Committee, whose members are Alan L. Boeckmann, Chair, Michael N. Mears, William C. Rusnack, Cynthia L. Walker and James C. Yardley, is responsible for:

•	Advising the board and management in conducting a comprehensive review of the company’s business.

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Corporate Governance

•

Reviewing and analyzing issues pertaining to the comprehensive review, overseeing the management and resolution of issues relating thereto, and reporting results and formal recommendations of the committee to the board.

During 2018, the LNG and Business Development Committee held three meetings.

Special Matters Committee

Our Special Matters Committee, whose members are William C. Rusnack, Chair, William D. Jones, Jack T. Taylor and James C. Yardley, meets at the direction of the board to serve as an advisor to the board with respect to special matters that affect the company, to review and analyze issues pertaining to special matters, and to oversee the management and resolution of issues relating to special matters. The Special Matters Committee is advising the board on the natural gas well leak at the SoCalGas Aliso Canyon natural gas storage facility and related matters. The committee will continue to operate in close coordination with the full board and closely track developments with respect to the Aliso Canyon natural gas storage facility.

During 2018, the Special Matters Committee held three meetings.

Demand Review Committee

Our Demand Review Committee, whose members are William C. Rusnack, Chair, and Alan L. Boeckmann, meets on call by the Chairman of this committee as needed to investigate allegations set forth in demands received from shareholders relating to the natural gas well leak at the SoCalGas Aliso Canyon natural gas storage facility and related matters, and to provide a recommendation to the Board of Directors for any actions that the committee determines are necessary or appropriate in light of its review of the demands.

During 2018, the Demand Review Committee held one meeting.

Communications with the Board

Shareholders, employees and interested parties who wish to communicate with the board, non-management directors as a group, a board committee or a specific director may do so by mail addressed to the attention of our Corporate Secretary. All such communications regarding executive compensation will be relayed to the Compensation Committee Chair for appropriate evaluation and consideration. All such communications regarding accounting, accounting policies, internal accounting controls and procedures, auditing matters, financial reporting processes, or disclosure controls and procedures will be relayed to the Audit Committee Chair.

All other communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board are not relayed to directors. Any communication that is not relayed is recorded in a log and made available to the directors.

The address for these communications is:

Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

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Director Compensation

Summary

The Compensation Committee of the Sempra Energy Board of Directors reviews director compensation on an annual basis. The committee’s independent compensation consultant, Exequity, provides the committee with a report that analyzes the competitiveness of Sempra Energy’s director compensation in total and by component. Any changes to director compensation are approved by the Board of Directors. Our 2018 director compensation program is summarized in the table below:

2018 Director Compensation Program

Board Retainers:

Annual Base Retainer	$85,000

Lead Director Retainer	$40,000

Committee Chair Retainers:

Audit Committee Chair Retainer	$20,000

Compensation Committee Chair Retainer	$15,000

Other Committee Chair Retainer (A)	$10,000

Committee Member Retainers:

Audit Committee Retainer	$20,000

Other Committee Retainer (B)	$10,000

Equity:

Deferred Equity	$50,000

Annual Equity Grant	$90,000

Initial Equity Grant for New Director	$180,000

(A)	Applicable to the Corporate Governance Committee and Environmental, Health, Safety and Technology Committee.

(B)	Applicable to the Corporate Governance Committee, Environmental, Health, Safety and Technology Committee and Executive Committee.

Retainers

Directors who are not employees of Sempra Energy received annual retainers as set forth in the table above. Directors may elect to receive their retainer in cash or to defer it into phantom investment funds (including a fund for which interest is credited at the higher of 110 percent of the Moody’s Corporate Bond Yield Average or the Moody’s Corporate Bond Yield Average plus 1 percent) or phantom shares of our common stock.

Equity

Each quarter, non-employee directors are credited with a number of vested phantom shares of our common stock having a market value of $12,500, which we refer to as Mandatory Deferred Equity, and are required to hold these phantom shares until retirement or separation from the board. Following the director’s retirement or separation from the board, the current market value of the shares credited to the director’s account (together with reinvested dividend equivalents) is paid to the director in cash. Directors also receive initial or annual grants of restricted stock units or phantom shares of our common stock, which are subject to the vesting requirements described below.

Upon first becoming a director, each non-employee director receives an initial grant of restricted stock units or phantom shares having a market value of $180,000 and vesting in three equal annual installments (together with related reinvested dividend equivalents) on each of the first three anniversaries of the grant date.

Thereafter, at each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board), each non-employee director who continues to serve as a director will receive an additional grant of restricted stock units or phantom shares having a market value of $90,000 and vesting on the date of the next annual meeting.

Unvested restricted stock units or phantom shares immediately vest if the director’s service on the board terminates by reason of death, disability or removal without cause. Upon any other termination event, all unvested units or phantom shares are forfeited.

The following changes were made to the Director Compensation Program during 2018:

•	Increased the annual retainer from $7,500 to $10,000 for members of the Compensation, Corporate Governance, Environmental, Health, Safety and Technology, and Executive Committees;

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Corporate Governance

•	Increased the annual retainer for Lead Director from $25,000 to $40,000;

•	Eliminated the annual retainer of $10,000 for members and $5,000 for the chair of the LNG and Business Development Committee (formerly the LNG Construction and Technology Committee); and

•	Increased the annual equity grant from $60,000 to $90,000 per year in restricted stock units or deferred phantom shares with the same vesting period of one year.

Director Compensation Table

We summarize below the 2018 compensation of our non-employee directors who served on our board during the year.

2018 Director Compensation	Fees Earned or Paid in Cash	Stock Awards (B)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (C)	All Other Compensation (D)	Total

Alan L. Boeckmann	$105,000	$140,000	—	$20,000	$265,000

Kathleen L. Brown	$105,000	$140,000	—	$25,000	$270,000

Andrés Conesa	$111,429	$140,000	$ 1,164	—	$252,593

Maria Contreras-Sweet	$111,429	$140,000	—	$ 2,075	$253,504

Pablo A. Ferrero	$108,571	$140,000	—	—	$248,571

William D. Jones	$125,000	$140,000	$ 1,436	$25,000	$291,436

Bethany J. Mayer (A)	$101,429	$140,000	—	$ 5,000	$246,429

Michael N. Mears (A)	$ 18,940	$180,000	—	—	$198,940

William G. Ouchi	$115,000	$140,000	—	$24,940	$279,940

William C. Rusnack	$170,000	$140,000	$45,081	$20,000	$375,081

Lynn Schenk	$125,000	$140,000	—	$25,000	$290,000

Jack T. Taylor	$145,000	$140,000	$ 6,902	$15,900	$307,802

Cynthia L. Walker (A)	$ 18,940	$180,000	—	—	$198,940

James C. Yardley	$115,000	$140,000	—	$25,000	$280,000

(A)

Ms. Mayer resigned from the board effective October 30, 2018 and joined the company’s management team as Executive Vice President — Corporate Development and Technology in November 2018. She resigned from this position in January 2019. Mr. Mears and Ms. Walker joined the board on October 11, 2018.

(B)

Represents the grant date fair value of the equity grants of restricted stock units and phantom shares of our common stock granted during the year. These amounts represent our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with accounting principles generally accepted in the United States of America (GAAP) for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. These awards were valued at the fair market value of our shares at the crediting date without reduction for non-transferability. The amounts set forth in this column are equal to the number of shares subject to awards multiplied by the grant date closing price of Sempra Energy’s common stock. The restricted stock units will be settled in shares of Sempra Energy common stock upon vesting.

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The following tables reflect the components of the stock awards granted to each non-employee director in 2018 and the outstanding equity balances with respect to those awards for each director as of December 31, 2018.

		Restricted Equity Grant

2018 Director Equity Grants	Mandatory Deferred Equity	Phantom Shares	Stock Units	Total

Alan L. Boeckmann	$50,000	$ 90,000	—	$140,000

Kathleen L. Brown	$50,000	$ 90,000	—	$140,000

Andrés Conesa	$50,000	—	$ 90,000	$140,000

Maria Contreras-Sweet	$50,000	—	$ 90,000	$140,000

Pablo A. Ferrero	$50,000	—	$ 90,000	$140,000

William D. Jones	$50,000	$ 90,000	—	$140,000

Bethany J. Mayer	$50,000	$ 90,000	—	$140,000

Michael N. Mears (1)	—	$180,000	—	$180,000

William G. Ouchi	$50,000	—	$ 90,000	$140,000

William C. Rusnack	$50,000	$ 90,000	—	$140,000

Lynn Schenk	$50,000	$ 90,000	—	$140,000

Jack T. Taylor	$50,000	$ 90,000	—	$140,000

Cynthia L. Walker (1)	—	—	$180,000	$180,000

James C. Yardley	$50,000	$ 90,000	—	$140,000

(1)

In January 2019, Ms. Walker and Mr. Mears each were credited with 204 phantom shares valued at $21,739, which includes pro rata mandatory deferred equity of $9,239 for the fourth quarter of 2018 plus $12,500 for the first quarter of 2019. These amounts will be reported as 2019 equity grants and are not included in the amounts shown above.

In 2018, all long-term incentive compensation was delivered through phantom shares and restricted stock units, and no stock options were granted. The following table summarizes the number of stock options, phantom shares and restricted stock units outstanding for each non-employee director at December 31, 2018:

Director Equity Balances as of December 31, 2018	Phantom Shares	Restricted Stock Units	Stock Options	Total

Alan L. Boeckmann	18,055	—	—	18,055

Kathleen L. Brown	8,168	—	—	8,168

Andrés Conesa	835	2,029	—	2,864

Maria Contreras-Sweet	811	1,980	—	2,791

Pablo A. Ferrero	2,662	859	—	3,521

William D. Jones	29,480	—	—	29,480

Bethany J. Mayer	1,421	—	—	1,421

Michael N. Mears (1)	1,565	—	—	1,565

William G. Ouchi	21,523	859	—	22,382

William C. Rusnack	28,376	—	—	28,376

Lynn Schenk	15,710	—	5,000	20,710

Jack T. Taylor	9,267	—	—	9,267

Cynthia L. Walker (1)	—	1,565	—	1,565

James C. Yardley	9,034	—	—	9,034

(1)

In January 2019, Ms. Walker and Mr. Mears each were credited with 204 phantom shares valued at $21,739, which includes pro rata mandatory deferred equity of $9,239 for the fourth quarter of 2018 plus $12,500 for the first quarter of 2019. These amounts will be reported as 2019 equity grants and are not included in the balances shown above.

Sempra Energy 2019 Proxy Statement	19

Corporate Governance

(C)

Consists of (i) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans and (ii) above-market interest (interest in excess of 120 percent of the federal long-term rate) on deferred compensation. The 2018 amounts are:

2018 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above-Market Interest	Total

Alan L. Boeckmann	—	—	—

Kathleen L. Brown	—	—	—

Andrés Conesa	—	$1,164	$1,164

Maria Contreras-Sweet	—	—	—

Pablo A. Ferrero	—	—	—

William D. Jones	$(8,949)	$1,436	$(7,513)

Bethany J. Mayer	—	—	—

Michael N. Mears	—	—	—

William G. Ouchi	$(22,648)	—	$(22,648)

William C. Rusnack	—	$45,081	$45,081

Lynn Schenk	—	—	—

Jack T. Taylor	—	$6,902	$6,902

Cynthia L. Walker	—	—	—

James C. Yardley	—	—	—

Only Mr. Jones and Dr. Ouchi are entitled to receive grandfathered pension benefits and both have attained the maximum years of service credit. The annual benefit is based on the annual board retainer at the date the benefit is paid. It commences upon the latter of the conclusion of board service or attaining age 65 and continues for a period not to exceed the director’s years of service as a director of predecessor companies plus up to 10 years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service, unless the director has elected to receive the annual benefit.

(D)

Consists of our contributions to charitable, educational and other non-profit organizations to match those of directors on a dollar-for-dollar basis up to an annual maximum match of $25,000 for each director.

In addition to the compensation for non-employee directors set forth above, Sempra Energy has agreements with these directors that provide for indemnification for monetary damages to the fullest extent permissible under California law so they will not be unduly concerned about personal liability in connection with their service to the company.

Directors who also are employees of the company are not additionally compensated for service as a director. Compensation of Debra L. Reed (who retired from the company effective December 1, 2018) and Jeffrey W. Martin (who became the Chief Executive Officer and a director on May 1, 2018 and the Chairman on December 1, 2018) is summarized in the Summary Compensation Table appearing under “Executive Compensation — Compensation Tables.”

20	Sempra Energy 2019 Proxy Statement

Audit Committee Report

The Audit Committee of the Board of Directors is composed of the five directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and that Mr. Taylor, the chair of the committee, is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com under the “Investors” and “Governance” tabs.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm and assisting the board in providing oversight of the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal control and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal control over financial reporting, disclosure controls and procedures, and risk management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the rules of the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees,” which requires the independent registered public accounting firm to communicate information to the committee regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant unusual transactions or audit adjustments, any disagreements with management and any difficulties encountered in performing the audit and other such matters required to be discussed with the committee by those standards.

The committee also has received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche LLP also has discussed its independence with the committee and confirmed in the report that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, and management’s reports on the financial statements and internal control over financial reporting. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal control over financial reporting. Deloitte & Touche LLP has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States of America and that management has maintained an effective system of internal control over financial reporting. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Audit Committee

Jack T. Taylor, Chair

Andrés Conesa

Maria Contreras-Sweet

William G. Ouchi

James C. Yardley

Sempra Energy 2019 Proxy Statement	21

Share Ownership

The following table shows the number of shares of our common stock beneficially owned at March 5, 2019, by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement, and by all of our directors and executive officers as a group. The shares of common stock beneficially owned by our directors and executive officers as a group total less than 1.0 percent of our outstanding shares. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares cannot be voted. In addition, these shares may be settled only for cash or cannot be settled for common stock within 60 days of March 5, 2019.

Share Ownership (A)	Current Beneficial Holdings (B)	Shares Subject to Exercisable Options (C)	Total Without Phantom Shares	Phantom Shares (D)	Total Including Phantom Shares
Dennis V. Arriola	25,354	—	25,354	—	25,354
Alan L. Boeckmann	6,000	—	6,000	17,646	23,646
Kathleen L. Brown	—	—	—	7,483	7,483
Andrés Conesa	990	—	990	959	1,949
Maria Contreras-Sweet	1,117	—	1,117	934	2,051
Pablo A. Ferrero	2,870	—	2,870	2,800	5,670
Joseph A. Householder (E)	74,990	—	74,990	5,601	80,591
William D. Jones	4,053	—	4,053	28,982	33,035
Jeffrey W. Martin	22,113	—	22,113	17,530	39,643
Michael N. Mears	—	—	—	204	204
Trevor I. Mihalik	10,332	—	10,332	2,687	13,019
William G. Ouchi (F)	14,954	—	14,954	21,810	36,764
Debra L. Reed (G)	147,196	—	147,196	—	147,196
William C. Rusnack	—	—	—	27,851	27,851
Lynn Schenk	11,306	5,000	16,306	15,086	31,392
Jack T. Taylor	131	—	131	8,591	8,722
Cynthia L. Walker	—	—	—	204	204
Martha B. Wyrsch (H)	10,108	—	10,108	10,642	20,750
James C. Yardley	—	—	—	8,357	8,357
Directors and Executive Officers as a Group (21 persons)	351,520	5,000	356,520	182,541	539,061

(A)

Our directors and officers did not beneficially own shares of our 6% Mandatory Convertible Preferred Stock, Series A or our 6.75% Mandatory Convertible Preferred Stock, Series B, at March 5, 2019; therefore, no such shares are shown in the table above.

(B)

Includes unvested restricted stock units that are convertible into our common stock and that vest within 60 days of March 5, 2019. These total 590 unvested restricted stock units for Dr. Conesa, 565 unvested restricted stock units for Ms. Contreras-Sweet, 11,459 unvested restricted stock units for Mr. Householder, 12,376 unvested restricted stock units for Mr. Martin, 3,080 unvested restricted stock units for Mr. Mihalik and 473 unvested restricted stock units for Peter R. Wall.

(C)	Shares which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days of March 5, 2019.

(D)

The phantom shares represent deferred compensation deemed invested in shares of our common stock. These phantom shares track the performance of our common stock but cannot be voted and may only be settled for cash, or, in the case of 10,642 shares of vested common stock units deferred by Ms. Wyrsch, cannot be settled for common stock within 60 days of March 5, 2019. Phantom shares and deferred units are either fully vested or will vest within 60 days of March 5, 2019.

(E)	Mr. Householder shares with his spouse the power to vote and dispose of 55,697 shares.

(F)	Pursuant to the Cooperation Agreement and in keeping with our retirement policy, Dr. Ouchi was not nominated to stand for re-election in 2019 and will retire as a director effective May 9, 2019.

(G)	Ms. Reed retired as President and Chief Executive Officer of the company effective May 1, 2018, and as Chairman of the company effective December 1, 2018.

(H)	Ms. Wyrsch, who retired as Executive Vice President and General Counsel of the company effective March 1, 2019, shares with her spouse the power to vote and dispose of 2,000 shares.

22	Sempra Energy 2019 Proxy Statement

Share Ownership

Based on a review of filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended, as of December 31, 2018, the only persons or entities known by us to be a beneficial owner of more than 5 percent of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Energy Common Stock	Percent of Class
T. Rowe Price Associates, Inc. (A) 100 E. Pratt Street Baltimore, MD 21202	32,425,914	11.8%
BlackRock, Inc. (B) 55 East 52nd Street New York, NY 10055	24,135,885	8.8%
The Vanguard Group (C) 100 Vanguard Blvd Malvern, PA 19355	21,165,723	7.7%
Capital International Investors (D) 11100 Santa Monica Boulevard, 16th Floor Los Angeles, CA 90025	14,990,024	5.5%
Franklin Resources, Inc. (E) One Franklin Parkway San Mateo, CA 94403	14,968,122	5.4%

(A)

The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2019 (the TRP 13G/A). According to the TRP 13G/A, includes sole voting power with respect to 13,454,705 shares and sole dispositive power with respect to 32,402,968 shares.

(B)

The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 11, 2019 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 21,426,224 shares and sole dispositive power with respect to 24,135,885 shares.

(C)

The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2019 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes sole voting power with respect to 369,079 shares, sole dispositive power with respect to 20,712,458 shares, shared voting power with respect to 142,244 shares and shared dispositive power with respect to 453,265 shares.

(D)

The information regarding Capital International Investors is based solely on a Schedule 13G filed by Capital International Investors with the SEC on February 14, 2019 (the Capital 13G). According to the Capital 13G, includes sole voting power with respect to 14,916,086 shares and sole dispositive power with respect to 14,990,024 shares.

(E)

The information regarding Franklin Resources, Inc. is based solely on a Schedule 13G filed by Franklin Resources, Inc. with the SEC on January 28, 2019 (the Franklin 13G). According to the Franklin 13G, includes 1,559,595 shares of common stock issuable on conversion of preferred stock (as computed under Rule 13d-3(d)(1)(i)), sole voting power with respect to 14,916,122 shares and sole dispositive power with respect to 14,968,122 shares. Holders of our preferred stock are not entitled to vote on any item of business at our Annual Shareholders Meeting.

For information regarding share ownership guidelines applicable to our directors and officers, please see “Corporate Governance—Board of Directors—Director Share Ownership Guidelines” and “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Requirements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the SEC regarding their ownership of our shares. Based solely on our review of the reports filed and written representations from directors and executive officers that no other reports were required, we believe that all filing requirements were timely met during 2018.

Sempra Energy 2019 Proxy Statement	23

Proposals to be Voted On

Board of Directors Proposals

Proposals 1, 2, 3 and 4 have been included in this proxy statement at the direction of the Board of Directors. The board recommends that you vote “FOR” each director nominee in Proposal 1 and “FOR” each of Proposals 2, 3 and 4.

Proposal 1: Election of Directors

Directors are elected at each Annual Shareholders Meeting for terms expiring at the next Annual Shareholders Meeting.

The Board of Directors has nominated the following 13 individuals for election as directors, all of whom are currently directors:

Alan L. Boeckmann Kathleen L. Brown Andrés Conesa Maria Contreras-Sweet	Pablo A. Ferrero William D. Jones Jeffrey W. Martin Michael N. Mears William C. Rusnack	Lynn Schenk Jack T. Taylor Cynthia L. Walker James C. Yardley

Properly executed proxies will be voted for these 13 nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the authorized number of directors. In no event may the proxies be voted for more than 13 nominees.

Pursuant to the Cooperation Agreement and in keeping with our retirement policy, William G. Ouchi was not nominated to stand for re-election and, immediately following this year’s Annual Shareholders Meeting, as adjourned or postponed, Dr. Ouchi will no longer serve as a director of the company.

We have not received notice of any additional candidates to be nominated to stand for election as directors at the 2019 Annual Shareholders Meeting and the deadline for notice of the nomination of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw providing for majority voting in uncontested elections will apply. Under majority voting, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the “FOR” votes must also represent more than 25 percent of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy in the board may be filled by the remaining directors.

The board has determined that each non-employee nominee is an independent director. Information concerning the board’s independence standards is contained under the caption “Corporate Governance—Board of Directors—Director Independence.”

24	Sempra Energy 2019 Proxy Statement

Proposals to be Voted On

Our directors possess a valuable breadth and depth of experience and qualifications to oversee the company’s multiple businesses and global operations. The following chart sets forth the varied qualifications, experiences and backgrounds of the director nominees in the aggregate:

Experience/Qualifications

Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth on the succeeding pages.

In each biography below, the year shown as election as a director is the year that the director was first elected as a director of Sempra Energy. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years. In addition, the following charts summarize the diversity, tenure and independence of our directors standing for election: 54 percent of our directors are women or people of color; 38 percent of our directors have served less than five years, with average tenure being 6.6 years; and 92 percent of our directors are independent.

The Board of Directors recommends that on Proposal 1 you vote “FOR” each of its nominees for election to the board.

Sempra Energy 2019 Proxy Statement	25

Proposals to be Voted On

Alan L. Boeckmann, 70, has been a director since 2011. In 2012, he retired as the Non-Executive Chairman of Fluor Corporation, a leading engineering, procurement, construction and maintenance services company. From 2002 to early 2011, Mr. Boeckmann was the Chairman and Chief Executive Officer of Fluor. Prior to that, he held a number of senior management and operating positions at Fluor. Mr. Boeckmann is a director of Archer-Daniels-Midland Company and BP p.l.c. Mr. Boeckmann, a former director of Fluor Corporation, will rejoin the Fluor Corporation board on May 1, 2019, and will not run for reelection as a director at BP p.l.c.’s 2019 annual general meeting. He is a former director of BHP Billiton, Burlington Northern Santa Fe Corporation and the National Petroleum Council.

Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics and was instrumental in the formation of the World Economic Forum’s Partnering Against Corruption Initiative in 2004. His extensive board, executive management and infrastructure construction experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable member of our board.

Kathleen L. Brown, 73, has been a director since 2013. She is a partner of the law firm Manatt, Phelps & Phillips, LLP and serves as a director of Stifel Financial Corp., Five Point Holdings, LLC and Renew Financial. Prior to joining Manatt in September 2013, she worked in various leadership positions at Goldman Sachs Group, Inc., a global investment banking and securities firm. From 2011 to 2013, Ms. Brown served as the chairman of investment banking for Goldman’s Midwest division in Chicago and was managing director and head of the firm’s Los Angeles-based western region public sector and infrastructure group from 2003 to 2011. From 1995 to 2000, Ms. Brown was a senior executive at Bank of America where she served in various positions, including President of the Private Bank. She served as California state treasurer from 1991 to 1995. Ms. Brown currently serves on the board of directors of the Mayor’s Fund-Los Angeles and on the Investment Committee for the Annenberg Foundation and is a former director of Forestar Group, Inc. She is on the Advisory Boards of the Stanford Center on Longevity and the University of California Los Angeles (UCLA) Medical Center. Ms. Brown is a member of the Council on Foreign Relations.

Ms. Brown has extensive experience in both the public and private financial sectors, as well as in-depth knowledge of California government processes. Her knowledge of the law and experience as a partner at Manatt give her insight into the effects of laws and regulations on our businesses. This combination of public and private financial experience, legal experience and public service in the State of California makes her a valuable member of our board.

Andrés Conesa, Ph.D., 49, has been a director since 2017. He has been the Chief Executive Officer of Grupo Aeroméxico, S.A.B. de C.V. since 2005 and is a director and member of its audit committee. Previously, Dr. Conesa held several positions in the Mexico Federal Government: from 2003 to 2005, he was Chairman of the Board of Directors of CINTRA (the holding company of Aeroméxico and Mexicana), and from 1991 to 2004, he served in various capacities at the Mexican Ministry of Finance, most recently as Deputy Undersecretary of Public Credit. He was a member of the Board of Governors of the International Air Transport Association from 2008 until June 2018 and served as its Chairman during the 2015 term. Dr. Conesa is a former director of IEnova, Genomma Lab International and the Mexican Stock Exchange.

Dr. Conesa’s extensive experience and knowledge of transnational business activities and the Mexican regulatory and financial sectors make him a valuable member of the board, particularly as we look to expand our operations in Mexico.

Maria Contreras-Sweet, 63, has been a director since 2017. She became the Managing Partner of both Contreras-Sweet Enterprises and Rockway Equity Partners in October 2017. From April 7, 2014 through January 20, 2017, she served as the Administrator of the U.S. Small Business Administration and as a member of President Obama’s cabinet. Ms. Contreras-Sweet was a founder of ProAmerica Bank where she served as Executive Chairwoman from 2006 to 2014. She was Co-Founder and Managing Partner of Fortius Holdings from 2003 to 2006. Prior to that, she served as the California cabinet Secretary of the Business, Transportation and Housing Agency from 1999 to 2003. She was appointed chair to the finance committee of CA-ISO (California Independent System Operator) to help solve the state’s 2000-2001 energy crisis. Ms. Contreras-Sweet served as director of public affairs for Westinghouse Electric Company’s 7-Up/RC Bottling Company, where she rose to vice president and became an equity partner. She is a director of Regional Management Corp. and the Bipartisan Policy Center and is a distinguished fellow of the Larta Institute.

Ms. Contreras-Sweet possesses extensive knowledge and executive experience in both the public and private sectors. She brings a strong understanding of financial markets, infrastructure, supply chains, and global innovation, as well as Latin-American governments, and experience with small and medium-sized businesses, which makes her a valuable contributor to the board.

26	Sempra Energy 2019 Proxy Statement

Proposals to be Voted On

Pablo A. Ferrero, 56, has been a director since 2013. He is an independent energy consultant. From 2006 to 2011, Mr. Ferrero served as Executive Vice President for the Southern Cone at AEI Energy, a power generation and distribution and gas transmission and distribution company. From 2004 to 2006, he was the Chief Executive Officer of Transportadora de Gas del Sur S.A. He is executive director at MSU Energy S.A. He is a former director of Metrogas, Pampa Energía, RDA Renting, S.A., TGS, Transener Edesur, Petrobras Energía, Emdersa, EDESA Holding, EDEN, Emgasud, Servicios Petroleros Argentina, Refinor, Oldelval, Termap, Chilquinta Energía (Chile), Luz del Sur (Peru), Petrolera Andina (Bolivia) and Promigas (Colombia).

Mr. Ferrero has a deep understanding of the energy industry and in particular energy operations in South America. This understanding of international energy operations along with his extensive executive and board experience make him a valuable member of our board.

William D. Jones, 63, has been a director since Sempra Energy’s inception in 1998. He has been the President and Chief Executive Officer and a director of CityLink Investment Corporation, a real estate investment, development and management firm, since 1994. From 2001 through 2018, Mr. Jones was the President, Chief Executive Officer and a director of City Scene Management Company. From 1989 to 1993, Mr. Jones served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Previously, he served as a San Diego City Council member and as Deputy Mayor of San Diego. Mr. Jones is a director and, in some cases, Board Chair of certain funds under management by the Capital Group. He is a member of the NACD and the University of California San Diego (UCSD) Real Estate Advisory Council. Mr. Jones is a former director of The Price Real Estate Investment Trust, Southwest Water Company, the Federal Reserve Bank of San Francisco and the San Diego Padres baseball team and is a former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, the former Chairman of the Board of Trustees of the Francis Parker School and former Board Trustee of the University of San Diego. Mr. Jones has extensive experience as a real estate developer in San Diego, where he built the City Heights Urban Village, an award-winning redevelopment project.

Mr. Jones’ background in the public and financial arenas, along with his real estate expertise, has been helpful to our board as it considers the development of large infrastructure projects, which requires extensive amounts of land and an understanding of the construction and real estate industries. He is also an experienced director of board governance matters and has earned the NACD board leadership fellow designation. His expertise in these areas makes him a vital member of our board.

Jeffrey W. Martin, 57, has been a director since May 1, 2018. Mr. Martin has served as Chief Executive Officer of the company since May 1, 2018, and as Chairman since December 1, 2018. Previously, Mr. Martin served as Executive Vice President and Chief Financial Officer of the company since January 2017. Prior to that, he served at SDG&E as the Chief Executive Officer and a director from January 2014 to December 2016, as the Chairman from November 2015 to December 2016 and as the President from October 2015 to December 2016. From 2010 to 2013, Mr. Martin served as the President and Chief Executive Officer of Sempra U.S. Gas & Power (USGP), a business unit of the company, and USGP’s predecessor organization, Sempra Generation. Before that, he served as the company’s Vice President — Investor Relations. Prior to joining Sempra Energy in December 2004, Mr. Martin was chief financial officer of NewEnergy, Inc. He also formerly served as corporate counsel at UniSource Energy Corporation and was an attorney at the law firm of Snell & Wilmer, LLP. Mr. Martin currently serves as a director of Oncor Electric Delivery Company LLC, of which Sempra Energy indirectly owns 80.25 percent. Mr. Martin is on the Business Roundtable and the board of trustees of the University of San Diego. He previously served on the boards of directors of the Edison Electric Institute, California Chamber of Commerce and National Association of Manufacturers.

Mr. Martin, in his position as Chairman and Chief Executive Officer of Sempra Energy, oversees the management of all aspects of our business. His performance and leadership in previous senior executive positions at Sempra Energy, his experience as an employee of the company and its subsidiaries for more than 14 years, and his broad understanding of the energy industry, make Mr. Martin a valuable member of our board.

Sempra Energy 2019 Proxy Statement	27

Proposals to be Voted On

Michael N. Mears, 56, has been a director since October 2018. He has been Chairman, President and Chief Executive Officer of Magellan Midstream Partners, L.P. since 2011. From 2008 through 2011, he served as Chief Operating Officer of Magellan. Mr. Mears was a Senior Vice President of Magellan GP, LLC, general partner of Magellan, from 2007 through 2008 and a Vice President from 2004 to 2007. Prior to joining Magellan in 2004, he served as a vice president of subsidiaries of The Williams Companies, Inc. from 1996 to 2004. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. He is a member of the board of directors of the Association of Oil Pipelines and is a director of the Tulsa Regional Chamber and Tulsa Area United Way.

Mr. Mears’ extensive knowledge of the energy industry, as well as his executive, commercial and operational experience, make him a valuable addition to our board.

William C. Rusnack, 74, has been a director since 2001. He was the President and Chief Executive Officer and a director of Premcor Inc., an independent oil refiner, from 1998 to 2002. Prior to 1998, Mr. Rusnack was an executive of Atlantic Richfield Company, an integrated petroleum company. He is a former director of Flowserve Corporation, Peabody Energy Corporation, and Solutia Inc. Mr. Rusnack is a member of the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago.

Mr. Rusnack brings a deep understanding of the energy industry to our board. He spent 31 years at Atlantic Richfield Company, many of which he worked in a senior leadership capacity. Mr. Rusnack also offers knowledge and insight gained as a senior executive with the oil refinery company, Premcor. This specialized energy industry experience, along with his deep understanding of effective executive management development, makes him a valuable member of our board.

Lynn Schenk, 74, has been a director since 2008. She is an attorney in private practice. Ms. Schenk served as Chief of Staff to the Governor of California from 1999 to 2003 and was elected to the U.S. House of Representatives representing San Diego, California, from 1993 to 1995, serving on the House Energy and Commerce Committee. From 1978 to 1983, she served as the Deputy and then Secretary of California’s Business, Transportation and Housing Agency; prior to that she was on the in-house counsel staff of SDG&E and a California Deputy Attorney General. Ms. Schenk is a director of Biogen, where she chairs the Risk Committee and serves on the Compensation Committee. She is a member of the Board of Overseers of The Scripps Research Institute and served on its Governance Committee, a member of the California High Speed Rail Authority, a trustee of the UCSD Foundation, a member of the University of San Diego School of Law, Board of Visitors and a fellow of the Graduate Program, UCLA Luskin School of Public Affairs. She is an NACD Board Leadership Fellow, a member of the NACD Advisory Council on Risk Oversight and has received the NACD’s CERT Certificate in Cybersecurity Oversight.

Ms. Schenk has an extensive history of government, political and public service and an in-depth knowledge of the inner workings of federal and state governmental processes. Along with her insight and experience in government, Ms. Schenk’s legal background within our business sector has equipped her with the tools to help our board identify and manage risk. She also has served on the boards of a number of publicly listed companies. This combination enables Ms. Schenk to provide our board with unique perspective on matters pertaining to California’s complex government and regulatory environment, as well as corporate governance.

Jack T. Taylor, 67, has been a director since 2013. He was the Chief Operating Officer-Americas and Executive Vice Chair of U.S. Operations for KPMG LLP from 2005 to 2010. From 2001 to 2005, he served as the Vice Chairman of U.S. Audit and Risk Advisory Services for KPMG. Mr. Taylor is an NACD Board Leadership Fellow and a member of the NACD Audit Committee Chair Advisory Council. He is a director of Genesis Energy LP and Murphy USA Inc.

Mr. Taylor has extensive experience with financial and public accounting issues as well as a deep knowledge of the energy industry. He spent over 35 years as a public accountant at KPMG LLP, many of which he worked in a leadership capacity. This experience with financial and public accounting issues, together with his executive experience and knowledge of the energy industry, makes him a valuable member of the board.

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Proposals to be Voted On

Cynthia L. Walker, 43, has been a director since October 2018. She has been the Senior Vice President, Midstream and Marketing of Occidental Petroleum Corporation since 2016. From 2014 to 2016, she was Occidental’s Senior Vice President, Strategy and Development. She joined Occidental in 2012 as Executive Vice President and Chief Financial Officer. Prior to that, Ms. Walker was a managing director at Goldman Sachs & Co. where she worked for 12 years providing strategic advice in high-profile energy industry transactions as a senior member of the Global Natural Resources Group and Mergers and Acquisitions Group. She is a director of the Houston Zoo and the Children’s Museum of Houston.

Ms. Walker’s extensive knowledge and executive experience in the natural gas and energy industries, as well as her prior experience in finance and mergers and acquisitions, make her a valuable addition to our board.

James C. Yardley, 67, has been a director since 2013. He was Executive Vice President of El Paso Corporation and President of its Pipeline Group from 2006 through 2012. Mr. Yardley was also the President and Chief Executive Officer of El Paso Pipeline GP Company LLC, the general partner of El Paso Pipeline Partners, L.P., a master limited partnership that owned and operated interstate natural gas transportation pipelines, storage and other midstream assets, from 2007 through 2012. From 1998 through 2006, he was the President of Southern Natural Gas Company, previously a unit of El Paso Corporation and now a unit held jointly by Kinder Morgan Inc. and The Southern Company. Mr. Yardley was formerly a director of El Paso Pipeline GP Company LLC, and of Scorpion Offshore Ltd.

Mr. Yardley has extensive experience in the natural gas industry and in particular the midstream portion of that industry. He has spent over 34 years in the energy sector, many of which he worked in a leadership capacity, and has public company board experience. This specialized energy industry experience, together with Mr. Yardley’s executive and public company board experience, makes him a valuable member of our board.

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Proposals to be Voted On

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has retained Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2019. Deloitte & Touche LLP has served as our independent public accounting firm continuously since our inception in 1998. Deloitte & Touche LLP or its predecessors have continuously served as the independent public accounting firm of SDG&E and SoCalGas or their parent companies since 1935 and 1937, respectively. Representatives of Deloitte & Touche LLP are expected to attend the Annual Shareholders Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows Deloitte & Touche LLP fees for 2018 and 2017.

	2018		2017

Dollars in Thousands	Fees	% of Total	Fees	% of Total
Audit Fees
Sempra Energy Consolidated Financial Statements and Internal Controls Audits, Subsidiary and Statutory Audits	$9,998		$10,049
Regulatory Filings and Related Services	598		610
Total Audit Fees	10,596	82%	10,659	87%
Audit-Related Fees
Employee Benefit Plan Audits	460		430
Accounting Consultation	1,744		1,000
Total Audit-Related Fees	2,204	17%	1,430	12%
Tax Planning and Compliance Fees	97	1%	118	1%
All Other Fees	20	-%	47	-%
Total Fees	$12,917		$12,254

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, including the oversight of the audit fee negotiations. Except where pre-approval is not required by SEC rules, the committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche LLP. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

The Audit Committee regularly meets in executive session with only committee members present and with Deloitte & Touche LLP’s lead engagement partner without members of management present. This provides an opportunity for the Audit Committee to assess Deloitte & Touche LLP’s effectiveness and independence for determining reappointment as well as consideration of rotating audit firms. The Audit Committee considers various factors in determining whether to reappoint Deloitte & Touche LLP, including: the firm’s level of service, quality, professional integrity and objectivity in executing audits; professional qualifications; understanding of our businesses and industry and capability and expertise in handling the breadth and complexity of our business; independence policies and processes for maintaining independence; and external data such as peer reviews and recent Public Company Accounting Oversight Board reports on the firm. The Audit Committee also considers the firm’s tenure in serving as our independent registered public accounting firm. While the Public Company Accounting Oversight Board has acknowledged that there is no conclusive linkage between tenure and audit quality, auditor tenure may be one data point. Deloitte & Touche LLP’s tenure as our independent public accounting firm has allowed it to gain institutional knowledge and a deep understanding of our businesses, accounting policies, and internal control over financial reporting, which is considered beneficial. In addition, in conjunction with mandated five-year rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of the new lead engagement partner.

We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019. Ratification would be advisory only, but the Audit Committee would reconsider the appointment if it were not ratified. The members of the Audit Committee and the Board of Directors believe the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the company and our shareholders. Ratification requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25 percent of our outstanding shares.

The Board of Directors recommends that you vote “FOR” Proposal 2.

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Proposal 3: Advisory Approval of Our Executive Compensation

Our board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to approve an advisory resolution on the compensation of the named executive officers, as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our 2018 executive compensation program.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution.

“RESOLVED, as an advisory matter, the shareholders of Sempra Energy approve the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Approval requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority must represent more than 25 percent of our outstanding shares.

Even though the say-on-pay vote is advisory and will not be binding on the company, the Compensation Committee and the Board of Directors value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors recommends that you vote “FOR” Proposal 3.

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Proposals to be Voted On

Proposal 4: Approval of Our 2019 Long-Term Incentive Plan

On February 22, 2019, the Board of Directors, upon the recommendation of its Compensation Committee, unanimously approved the Sempra Energy 2019 Long-Term Incentive Plan (Plan), subject to the approval of our shareholders at the Annual Shareholders Meeting. The purpose of the Plan is to provide compensation awards to employees and non-employee directors that align their interests with those of the company and its shareholders. Further purposes of the Plan are to attract and retain employees and non-employee directors and to provide them with an opportunity to acquire an equity interest in the company and to reward good performance.

If approved, the Plan will replace the Sempra Energy 2013 Long-Term Incentive Plan (2013 Plan) that our shareholders previously approved. The 2013 Plan allows us to grant stock awards, stock-based incentive awards and cash-based incentive awards to our employees and non-employee directors. The Plan permits the grant of similar awards to our employees and non-employee directors. The following summary of the material provisions of the Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan, a copy of which is set forth as Appendix E to this proxy statement.

Why We Believe You Should Vote for Proposal 4

We believe our future success depends on our ability to attract, motivate and retain high quality employees and non-employee directors and that the ability to provide stock and stock-based awards under the Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and non-employee directors.

The use of our stock as part of our compensation program is also important to our continued success in that it fosters a pay-for-performance culture, which is an important element of our overall compensation philosophy. We believe that equity-based compensation motivates employees to create shareholder value because the value employees realize from equity-based compensation is based on our company and stock performance. Equity-based compensation also aligns the goals and objectives of our employees and non-employee directors with the interests of our shareholders and promotes a focus on long-term value creation because our equity-based compensation awards are subject to vesting and/or performance criteria.

If the Plan is not approved, we may be compelled to significantly increase the cash component of our employee compensation when shares from the 2013 Plan are depleted, which may not necessarily align employee interests with those of shareholders as effectively as the alignment provided by stock-based awards. Replacing equity awards with cash would also increase cash compensation expense and use cash that would be better utilized if reinvested in our businesses or returned to our shareholders.

We are seeking shareholder approval at this time for these reasons:

•	As a matter of good corporate governance, we believe that sufficient time has elapsed since we put a long-term incentive plan to a shareholder vote;

•	To increase the number of shares available to be granted under our long-term incentive plan;

•	To establish a limit on annual compensation of non-employee directors; and

•	Due to the changes to Section 162(m) of the Internal Revenue Code, significant changes to our long-term incentive plan are required.

If approved by shareholders, a total of 7,700,000 shares will be available for issuance under the Plan on the day following such approval (Effective Date) and no further awards will be granted under the 2013 Plan. No shares under the 2013 Plan will be available for use under the Plan.

If the Plan is approved, we intend to use the shares authorized under the Plan to continue our practice of incentivizing key employees and non-employee directors through annual and special equity-based grants. Based on our current projections, we anticipate that the shares requested under the Plan will last for at least four years.

We believe that we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards dilute shareholder equity and, therefore, we have carefully managed our equity incentive compensation. Our equity compensation practices are targeted to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

Plan Highlights

The Plan authorizes our Board of Directors and the Compensation Committee to grant equity-based compensation awards in the form of stock options, stock appreciation rights, full value awards (such as restricted stock, restricted stock units and stock payment awards), and dividend equivalent awards, as well as cash-based awards, for the purpose of providing incentives and rewards for performance to our employees and non-employee directors. Some of the key features of the Plan that reflect our commitment to effective management

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of incentive compensation are set forth below and are described more fully under the heading “Summary of the Plan” and in the Plan itself, a copy of which is attached as Appendix E to this proxy statement.

Administration. The Compensation Committee will administer the Plan with respect to awards to employees, and the Board of Directors will administer the Plan with respect to awards to non-employee directors. The Compensation Committee or the Board of Directors, as applicable, are sometimes referred to herein as the Committee. The Committee may delegate its authority under the Plan to a subcommittee. The Compensation Committee may also delegate administrative duties or powers to one or more of its members or to one or more officers of the company, or to one or more agents or advisors, and the Compensation Committee may also delegate powers to one or more of our officers (subject to limitations described in the Plan) to designate employees to receive awards under the Plan, including the size of any such awards.

Shares Reserved for Issuance. The total number of shares of our common stock reserved for issuance under the Plan is 7,700,000. If the Plan is approved by our shareholders, no further awards may be made under the 2013 Plan on or after the Effective Date and no shares under the 2013 Plan may be available for use under the Plan.

Share Recycling. Shares of our common stock that are subject to awards granted under the Plan that expire or that are forfeited or cancelled or otherwise terminate without the issuance of such shares will again be available for issuance under the Plan; provided that, in the case of a stock appreciation right, the gross number of shares subject to the stock appreciation right originally granted will be counted against the shares reserved under the Plan. Shares withheld or surrendered in satisfaction of the exercise price or taxes relating to any award granted under the Plan shall not constitute shares issued and will also again be available for issuance under the Plan.

No Repricing. Except as approved by our shareholders (or in connection with adjustments relating to certain corporate transactions), the exercise price or grant price of stock options or stock appreciation rights may not be reduced after the date of grant nor may an outstanding stock option or stock appreciation right be surrendered to the company as consideration for the grant of a replacement or substitute stock option with a lower exercise price or grant price or a full value award. In addition, unless approved by our shareholders, in no event may a stock option or stock appreciation right be surrendered to the company in consideration for a cash payment if, at the time of such surrender, the exercise price or grant price of the stock option or stock appreciation right is greater than the then current fair market value of a share of common stock.

Fair Market Value Exercise Price/Grant Price Requirement. The Plan provides that no stock options or stock appreciation rights will be granted with an exercise price or grant price less than the fair market value of our shares of common stock on the date of grant.

Dividends and Dividend Equivalent Awards. The Plan provides that any dividends or dividend equivalents that become payable with respect to an award that remains subject to vesting conditions will be subject to the same vesting conditions that apply to the underlying award.

Double-Trigger Vesting Provisions. The Plan provides that awards generally will not be accelerated in connection with a change in control of the company if an acquirer replaces or substitutes outstanding awards in accordance with the requirements of the Plan, unless a participant holding the replacement or substitute award terminates his or her employment for Good Reason (as defined in the Plan), the participant is involuntarily terminated other than for Cause (as defined in the Plan), or the termination is due to Retirement (as defined in the Plan), death, or Disability (as defined in the Plan), in each case within three years following the change in control, as further discussed below.

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Grant Practices, Outstanding Awards and Dilution

As of February 28, 2019, 5,697,799 shares of our common stock in the aggregate remained available for issuance under the 2013 Plan, assuming that all outstanding performance-based awards achieve maximum performance and service-based awards vest and that all outstanding options are exercised in full. This amount does not take into account shares issuable pursuant to dividend equivalent rights for awards that have not yet vested. Between February 28, 2019 and the Effective Date, we expect to grant awards covering no more than 90,000 shares of our common stock under the 2013 Plan.

In our 2018 fiscal year, we granted awards under the 2013 Plan to 406 individuals covering 1,005,200 shares of our common stock, assuming that all outstanding performance-based awards achieve maximum performance and service-based awards vest (excluding dividend equivalent rights). In January 2019, we added stock options to the mix of equity compensation granted to certain executive officers and we may decide to broaden the pool of people receiving options in future years. We anticipate that our future award grants will be in line with our current practice of granting options to certain individuals as part of the equity mix together with our historic practice of granting performance-based units (currently based on total shareholder return and EPS growth performance metrics) and service-based units, as more fully described in “Executive Compensation — Compensation Discussion and Analysis — Compensation Components.”

The vast majority of our equity-based grants each year are made in the month of January and in January 2019, we granted awards to individuals under the 2013 Plan covering 1,244,323 shares of our common stock (assuming all outstanding options are exercised in full and all outstanding performance-based awards achieve maximum performance and service-based awards vest, but excluding dividend equivalent rights). As of February 28, 2019, we had the following number of awards outstanding under our equity compensation plans:

Outstanding Awards(1)	Outstanding Options, Units or Shares At Target Performance	Weighted-Average Exercise Price of Stock Options	Weighted-Average Remaining Term of Stock Options
Stock Options	287,137	$98.80	8.4 Years

Full Value Awards:
Performance-based Restricted Stock Units(2)	1,172,683
Service-based Restricted Stock Units	504,820
Restricted Stock Awards	0

Total Full Value Awards	1,677,503

Total Options and Full Value Awards	1,964,640

(1)	Dividend equivalent rights are not included in this table.

(2)	Performance-based restricted stock units generally are eligible to vest in up to 2.0 shares for every share subject to such units at maximum performance levels.

If the Plan is approved, our full dilution level on a pro forma basis on February 28, 2019 was approximately 3.07 percent. Full dilution is (a) the 7,700,000 new shares requested for issuance under the Plan; plus (b) 90,000 shares available for issuance under the 2013 Plan between February 28, 2019 and the Effective Date; plus (c) 1,964,640 shares that were subject to equity awards that remained outstanding under prior equity plans as of February 28, 2019 (assuming that all outstanding options will be exercised in full and that all outstanding performance awards will achieve target performance and service-based restricted stock units will vest, but excluding dividend equivalent rights) divided by the sum of (a), (b) and (c) above (9,754,640) plus common stock outstanding. For purposes of this calculation, as of February 28, 2019, common stock outstanding was 308,434,108, which includes 274,155,448 of our shares of common stock outstanding plus 17,372,475 in convertible equity (assuming the minimum conversion rate for our outstanding 6.00% mandatory convertible preferred stock, Series A and 6.75% mandatory convertible preferred stock Series B) and 16,906,185 in forward contracts for common equity. Management, our Board of Directors and our Compensation Committee are cognizant of dilution levels and strive to maintain dilution at an appropriate level.

Our burn rate and run rate for the most recent three years were as follows:

Fiscal Year	Stock Options and SARs Granted (A)	Full Value Awards at Target Performance (Service-Based Awards Granted + Performance- Based Awards Vested) (B)	Weighted Average Common Shares Outstanding (C)	Burn Rate	Run Rate
2018	0	446,219	269,852,000	0.50%	0.17%
2017	0	731,196	252,300,000	0.87%	0.29%
2016	0	856,918	251,155,000	1.02%	0.34%
Three-Year Average				0.80%	0.27%

(1)	Burn Rate = [A + (B x 3.0 full value award multiplier)] / C

(2)	Run Rate = (A + B) / C

The closing price of our common stock on the NYSE on February 28, 2019 was $120.44 per share.

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Summary of the Plan

Incentive Awards and Award Limits

Under the Plan, we may award a wide variety of incentive awards relating to shares of our common stock to employees of the company and its subsidiaries and to non-employee directors of the company. These awards consist of stock options and stock appreciation rights, full value awards (such as restricted stock, restricted stock units and stock payment awards), and dividend equivalent awards. The Committee may also grant cash-based awards.

The maximum number of our shares available for issuance under the Plan is 7,700,000 shares.

The Plan also includes the following limits that apply in the case of awards to participants other than non-employee directors:

•	the maximum aggregate number of shares of our common stock that may be issued pursuant to incentive stock options will not exceed 7,700,000 shares of our common stock;

•

the maximum aggregate number of shares of our common stock that may be subject to full value awards (such as restricted stock, restricted stock units, and stock payment awards) and dividend equivalent awards granted in any calendar year to any participant will not exceed 500,000 shares;

•

the maximum aggregate number of shares of our common stock that may be subject to stock options and stock appreciation rights granted in any calendar year to any participant will not exceed 750,000 shares; and

•	the maximum aggregate amount that may be awarded with respect to cash-based awards to any participant in any calendar year will not exceed $10,000,000.

With respect to non-employee directors, the sum of any cash compensation or other compensation and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed $1,000,000. The Committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances as the Committee determines in its sole discretion, provided that the non-employee director receiving such additional compensation shall not participate in the decision to award such compensation.

Shares of our common stock that are subject to awards granted under the Plan that expire or that are forfeited or cancelled or otherwise terminate without the issuance of such shares will again be available for issuance under the Plan; provided that, in the case of a stock appreciation right, the gross number of shares subject to the stock appreciation right originally granted will be counted against the shares reserved under the Plan. Shares withheld or surrendered in satisfaction of the exercise price or taxes relating to any award granted under the Plan will not constitute shares issued and will also again be available for issuance under the Plan. In addition, the full number of shares subject to awards under the Plan will be counted for purposes of compliance with the annual limits described above.

Without affecting the number of shares reserved or available under the Plan or the annual award limits, the Committee may authorize the grant of substitute awards under the Plan in connection with any merger, consolidation, recapitalization, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with certain tax rules where applicable.

Adjustments

In the event of any corporate event or transaction, including changes in our shares or capitalization (such as stock dividends and stock splits, spin-offs and property distributions, share combinations and exchanges, and mergers and consolidations), the Committee, in its discretion (including to prevent dilution or enlargement of participants’ rights under the Plan) will make substitutions or adjustments, as applicable, to the number and kind of shares that may be issued under the Plan or under particular forms of awards under the Plan, the number and kind of shares subject to outstanding awards, the exercise and stock appreciation right grant prices of outstanding awards, the annual award limits under the Plan, and the terms and conditions of outstanding awards. Generally, and for the avoidance of doubt, no such substitutions or adjustments shall be made by reason of the issuance by us of any (i) shares under any incentive plan or retirement plan, (ii) shares or stock of any class for cash, and (iii) shares or stock of any class upon exercises, exchanges, or conversions of convertible, exchangeable, or exercisable securities issued by us.

Eligibility and Plan Administration

Our employees and non-employee directors and employees of our subsidiaries are eligible to receive awards under the Plan. We estimate that as of February 28, 2019, there were approximately 21,000 employees who would have been eligible for the grant of awards under the Plan had it been in effect on such date. In addition, all of our 13 non-employee directors would have been eligible for the grant of awards under the Plan had it been in effect on such date. In practice, we typically grant awards to a much smaller population of approximately 400 to 450 employees and all of our non-employee directors. Independent contractors are not eligible to receive awards under the Plan. No eligible individual is entitled to participate in the Plan as a matter of right, and participation in the Plan does not constitute assurance of continued employment or service.

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The Committee administers the Plan with respect to awards to employees and the Board of Directors administers the Plan with respect to awards to non-employee directors. The Committee selects from the individuals eligible to participate those who will receive awards and determines the terms and conditions of each award including those related to vesting, forfeiture, payment and exercisability and the effect of a termination of service.

The Committee conclusively interprets the Plan and the intent of the Plan and any award agreements and any other agreement or document ancillary to or in connection with the Plan and prescribes administrative rules and guidelines and makes all other determinations necessary or advisable with respect to the Plan. The Committee, subject to certain limitations, may delegate such administrative duties or powers as it deems advisable to others, including officers of the company, and may, subject to limitations set forth in the Plan, authorize officers of the company to designate employees to receive awards and to determine the size of the awards.

Types of Incentive Awards

Stock Options and Stock Appreciation Rights

Stock options granted to Plan participants entitle them to purchase our shares at the prices and during the term specified in the related stock option agreement. Stock options granted under the Plan may be incentive stock options or nonqualified stock options. Stock options are exercisable in accordance with their terms and any exercise must be accompanied by payment of the exercise price of the shares being exercised. The exercise price may be paid (a) in cash or its equivalent (b) by a cashless (broker-assisted) exercise, or (c) by such other methods as are authorized by the Committee in its sole discretion, whether by award agreement or otherwise, including, (i) by tendering (either by actual delivery or attestation) previously acquired shares having an aggregate fair market value at the time of exercise equal to the exercise price; (ii) by surrendering shares otherwise then issuable upon exercise of the stock option (net exercise) having an aggregate fair market value at the time of exercise equal to the exercise price; or (iii) by a combination of the foregoing.

Stock appreciation rights granted to Plan participants entitle them to receive all or a portion of the appreciation in the fair market value of our shares that are subject to the award over the grant price specified in the related award agreement. At the discretion of the Committee, as reflected in an award agreement, payments upon the exercise or settlement of a stock appreciation right may be made in cash, shares of our common stock or a combination of cash and shares.

The exercise price of stock options and the grant price for stock appreciation rights may not be less than 100 percent of the fair market value of our shares on the date the award is granted, and the term of the award may not exceed ten years. The Plan prohibits reductions in the exercise price or grant price of stock options or stock appreciation rights after the date of grant and also prohibits an outstanding stock option or stock appreciation right from being surrendered to the company as consideration for the grant of a replacement or substitute stock option or stock appreciation right with a lower exercise price or grant price or a full value award. The foregoing limitations do not apply if our shareholders approve the reduction or other award or if such adjustments or awards are made in connection with the adjustment provisions of the Plan relating to certain corporate transactions. In addition, unless approved by our shareholders, in no event may a stock option or stock appreciation right be surrendered to the company in consideration for a cash payment if, at the time of such surrender, the exercise price or grant price of the stock option or stock appreciation right is greater than the then current fair market value of a share of common stock.

Full Value Awards

A full value award is a grant of one or more shares of our common stock or a right to receive one or more shares in the future (including restricted stock, restricted stock units, deferred stock units, performance shares, performance-based restricted stock units, and stock payment awards). Such grants may be in consideration of a participant’s previously performed services or surrender of other compensation that may be due, contingent on the achievement of performance or other objectives (including completion of service) during a specified period, subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant or achievement of performance or other objectives, and/or may be granted for other purposes and shall be subject to such conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

The Committee determines the terms and conditions of full value awards including any vesting terms, the number of shares subject to the award, the extent to which the participant shall have the right to retain the full value award following termination of the participant’s employment or provision of services and such other provisions as the Committee determines that are not inconsistent with the terms of the Plan.

Dividend Equivalent Awards

Dividend equivalent awards granted to Plan participants entitle them to receive all or a portion of the dividends they would have received had they held the number of our shares subject to another outstanding award until the vesting, payment, settlement, distribution or expiration of the other award. Dividend equivalent awards also may be granted as “free-standing” awards that do not relate to other awards and entitle the participant to receive the dividends that would have been paid on the number of our shares specified in the award. Dividend equivalent awards

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may provide for payment on a current basis as dividends are paid on our shares or for the deemed reinvestment of the dividends (together with successive dividends) to purchase additional shares and the payment of the award in cash or in shares, provided that any dividend equivalent awards that are granted with respect to an award that is subject to vesting conditions will be subject to the same vesting conditions as apply to the underlying award. Dividend equivalent awards may not be granted with respect to stock options or stock appreciation rights.

Cash-Based Awards

Cash-based awards granted to Plan participants entitle them to receive cash payments in an amount or range of amounts that may be subject to the satisfaction of performance measures or other conditions specified in the award agreement.

Change in Control

Generally, upon a “Change in Control” (as defined in the Plan), each then-outstanding award may be adjusted or substituted in the transaction with a “Replacement Award” (as defined in the Plan). If no Replacement Award is provided to the applicable participant then, unless otherwise provided in an applicable individual agreement, each then-outstanding stock option and stock appreciation right will become fully vested and exercisable and the restrictions applicable to each outstanding full value award, dividend equivalent award and cash-based award will lapse and the awards will be fully vested (with any applicable performance goals deemed to have been achieved at the greater of target level as of the date of such vesting or actual performance as of the Change in Control).

Upon the termination of the employment of a participant who holds Replacement Awards (i) by the participant for “Good Reason” (as defined in the Plan), (ii) by the company without “Cause” (as defined in the Plan), or (iii) due to the participant’s death, “Disability” (as defined in the Plan) or “Retirement” (as defined in the Plan), in any case during the period of three years after a Change in Control, (1) all Replacement Awards held by the participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at the greater of a target level as of the date of such vesting or the actual performance level had the performance period ended on such date of vesting), and (2) all stock options and stock appreciation rights held by the participant immediately before such termination of employment that the participant also held as of the date of the Change in Control or that constitute Replacement Awards will remain exercisable for a period of not less than three years following such termination of employment or until the expiration of the stated term of such option or stock appreciation right, whichever period is shorter (subject to any longer period of exercisability that may be provided in the applicable award agreement).

Restrictions on Transfer

Except as set forth in a participant’s award agreement or otherwise determined by the Committee, no award granted under the Plan will be transferable by the participant except by will or the laws of descent and distribution, and in no event may any such award granted under the Plan be transferred for value. Except as set forth in a participant’s award agreement or otherwise determined by the Committee, stock options and stock appreciation rights will be exercisable during the participant’s lifetime only by the participant. Incentive stock options and awards that result in a deferral of compensation as defined in Section 409A of the Code will in no event be transferred other than by will or the laws of descent and distribution.

Withholding

The company shall have the power and the right to deduct or withhold, or require a participant to remit to the company, the minimum amount necessary to satisfy federal, state, local and foreign taxes required by law or regulation to be withheld with respect to any taxable event relating to an award. With respect to withholding required upon the exercise of stock options or stock appreciations rights, upon the lapse of restrictions on or settlement, as applicable, of full value awards, or upon the achievement of performance goals related to awards, or any other taxable event arising as a result of an award granted under the Plan, the participant may elect to satisfy the withholding requirement, in whole or in part, by having the company withhold shares to which the participant would otherwise be entitled to receive upon exercise or settlement of the award (or accepting the surrender of shares that the participant already owns) having a fair market value on the date the tax is to be determined equal to the minimum amount necessary to satisfy the federal, state, local and foreign taxes required by law or regulation to be withheld with respect to such transaction.

Effective Date; Amendment and Termination

The Plan will become effective the day following its approval by shareholders and expire ten years from the date of shareholder approval. No awards will be granted under the Plan until it has been approved by shareholders and becomes effective. Upon the Effective Date of the Plan, no awards will be granted under the 2013 Plan.

Our Board of Directors or the Compensation Committee may alter, amend, modify, suspend or terminate the Plan and any award agreement in whole or in part without shareholder approval unless doing so would increase the number of shares available for awards under the Plan (except for substitutions or adjustments otherwise permitted under the Plan), would reprice or permit the repricing of stock options or stock appreciation rights or would require shareholder approval to comply with any applicable law or stock exchange rule. However, except for amendments that are intended to cause awards to comply with applicable laws, regulations or rulings, no amendment, modification or termination of the Plan or any award agreement may adversely affect in any material respect any award previously granted to a Plan participant without the participant’s consent.

Sempra Energy 2019 Proxy Statement	37

Proposals to be Voted On

Federal Income Tax Consequences of Plan Awards

THE FOLLOWING DISCUSSION OF CERTAIN RELEVANT FEDERAL INCOME TAX EFFECTS APPLICABLE TO AWARDS GRANTED UNDER THE PLAN IS A SUMMARY ONLY, AND REFERENCE IS MADE TO THE INTERNAL REVENUE CODE AND REGULATIONS PROMULGATED THEREUNDER FOR A COMPLETE STATEMENT OF ALL RELEVANT FEDERAL TAX PROVISIONS. HOLDERS OF AWARDS SHOULD CONSULT THEIR TAX ADVISORS BEFORE REALIZATION OF ANY SUCH AWARDS, AND HOLDERS OF THE COMPANY’S COMMON STOCK PURSUANT TO AWARDS SHOULD CONSULT THEIR TAX ADVISORS BEFORE DISPOSING OF ANY SUCH SHARES. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. Under current federal income tax laws, awards under the Plan will generally have the following tax consequences:

The grant of a stock option or stock appreciation right under the Plan will create no tax consequences for the participant or the company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable holding periods, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the applicable holding periods are met) generally will result in only capital gain or loss. Other awards under the Plan, including nonqualified options, stock appreciation rights and other stock-based and cash-based awards, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other property, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other property. Except as discussed below, the company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation right, or other award (subject to certain limitations under IRC Section 162(m), but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable holding periods.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan. Different tax rules may apply to specific participants and transactions under the Plan.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of common stock under the Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as reasonably practicable after approval of the Plan by our shareholders.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Plan because the grant and actual pay-out of awards under the Plan are discretionary. The Plan does not mandate set benefits or amounts, and no awards have been granted under the Plan that are contingent upon shareholder approval. Our non-employee directors are, however, entitled to certain formulaic awards as described under “Director Compensation” above, which are subject to change.

Equity Compensation Plan Information (As of December 31, 2018)

Upon becoming effective, the Plan will replace the 2013 Plan, which permits stock and stock-based awards similar to those permitted by the Plan. At December 31, 2018, outstanding awards consisted of stock options and restricted stock units held by 446 employees and all of our non-employee directors.

38	Sempra Energy 2019 Proxy Statement

Proposals to be Voted On

The following table sets forth information regarding our equity compensation plan at December 31, 2018

	Number of shares to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of additional shares remaining available for future issuance(3)
Equity compensation plan approved by shareholders:
2013 Long-Term Incentive Plan	1,701,470	$54.63	6,067,767

(1)

Consists of 56,940 options to purchase shares of our common stock, all of which were granted at an exercise price equal to 100 percent of the grant date fair market value of the shares subject to the option, 1,242,169 performance-based restricted stock units (assuming performance at target) and 402,361 service-based restricted stock units (excluding dividend equivalent rights). The 1,701,470 shares also include awards granted under two previously shareholder-approved long-term incentive plans (Predecessor Plans). No new awards may be granted under these Predecessor Plans.

(2)	Represents only the weighted-average exercise price of the 56,940 outstanding options to purchase shares of common stock under the applicable plans.

(3)

The number of shares available for future issuance assumes that all outstanding stock options are exercised in full, all outstanding performance-based awards achieve maximum performance and service-based awards vest. This amount does not take into account shares issuable pursuant to dividend equivalent rights for awards that have not yet vested. The number of shares available for future issuance is increased by the number of shares to which the participant would otherwise be entitled that are withheld or surrendered to satisfy the exercise price or to satisfy tax withholding obligations relating to any plan awards, and is also increased by the number of shares subject to awards that expire or are forfeited, canceled or otherwise terminated without the issuance of shares.

We provide additional discussion of share-based compensation in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders.

Shareholder Approval

The Plan has been approved, subject to shareholder approval, by our Board of Directors upon the recommendation of its Compensation Committee. To be approved by shareholders, the Plan must receive votes “FOR” the Plan constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority must represent more than 25 percent of our outstanding shares.

The Board of Directors recommends that you vote “FOR” Proposal 4.

Sempra Energy 2019 Proxy Statement	39

Proposals to be Voted On

Shareholder Proposal

Proposal 5 was submitted for inclusion in this proxy statement at the direction of shareholder Mr. John Chevedden. The board recommends that you vote “AGAINST” Proposal 5.

Proposal 5: Shareholder Proposal Requiring an Independent Board Chairman

Mr. Chevedden has advised us that he intends to introduce the resolution included below at the Annual Shareholders Meeting. Sempra Energy has been advised that Mr. Chevedden is the owner of no fewer than 40 shares of Sempra Energy common stock. The company will furnish the address of Mr. Chevedden promptly upon oral or written request. In accordance with SEC rules, the proposal and supporting statement are being reprinted as they were submitted to Sempra Energy by the proponent. Sempra Energy takes no responsibility for them.

The Proposal

Proposal 5 — Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar and Wells Fargo are examples of companies changing course and naming an independent board chairman. Caterpillar had even opposed a shareholder proposal for an independent board chairman at its annual meeting.

It is especially important to have an independent board chairman when there seems to be a board refreshment problem at Sempra that needs to be addressed after the annual meeting. Two Sempra directors had more than 20-years long-tenure: William Jones and William Ouchi. Long-tenure can detract from the independence of a director no matter how well qualified. Plus these two 20-year directors had greater influence with 6 seats on our most important board committees.

It is upsetting to furthermore have Mr. Rusnack, with 17-years long-tenure, in the role of Lead Director—which demands more independence than a director without this important responsibility. Plus the retired Mr. Rusnack had no other directorship to help keep his skills up -to-date and he had zero current beneficial stock holdings—just like Directors Kathleen Brown, Bethany Mayer and James Yardley.

Meanwhile there are many challenges that face our company that need to be managed well and prevented from reoccurring that could be helped by having an independent chairman (as opposed to a non-independent chairman) run the Board of Directors while our CEO focuses on challenges like these:

Aliso Canyon gas leak bill now totals $1 billion and growing.

August 2018

Consumer fraud/abuse — Sempra moves to charge customers wildfire-related costs, San Diego.

August 2018

$900 million in after-tax adjustments related to the impairment of non-utility natural gas storage asset and wind power assets.

June 2018

Land Degradation — Sonora Gas Pipeline: Concerns regarding potential environmental impact.

May 2018

Indigenous Community Rights — Sonora Gas Pipeline: Yaqui people oppose alleged trespass of indigenous land.

May 2018

40	Sempra Energy 2019 Proxy Statement

Proposals to be Voted On

$352 Million impairment charges for Q3 of 2017.

October 2017

Criticism on executive bonuses despite Aliso Canyon gas leak

April 2017

Please vote yes:

Independent Board Chairman — Proposal 5

The Board of Directors recommends that you vote “AGAINST” Proposal 5.

Board of Directors’ Statement Opposing the Shareholder Proposal Requiring an Independent Board Chairman

The Board of Directors recommends a vote AGAINST this proposal because it believes that the company is best served by retaining the board’s flexibility to determine on a case-by-case basis whether an independent director should serve as Chairman of the Board.

Oversight of board structure

Pursuant to our corporate governance guidelines, the board maintains a flexible policy with respect to board leadership structure. As discussed in this proxy statement under the caption “Board of Directors — Leadership Structure,” the board determines on a case-by-case basis whether an independent director should serve as Chairman of the Board and whether the position of Chairman and Chief Executive Officer should be combined or separated.

The board believes that its decisions related to board leadership structure should take into consideration particular circumstances, including business needs, shareholder interests and individual skills and/or experiences, that may be required in an effective Chairman of the Board at any particular time. During those periods in which the Chairman of the Board is not independent, the board appoints an independent Lead Director having broad powers and responsibilities similar to an independent Chairman. The board believes such a structure is responsive to the overall desires of our shareholders and provides sufficient safeguards to help ensure the independent functioning of the board and oversight of management. Adopting an Independent Chairman Policy, as the proponent requests, would unduly impair the board’s ability to effectively select the leadership structure best suited to meet the needs of Sempra Energy and our shareholders at any given point in time.

Lead Director provides strong independent leadership

The board made a number of changes to its corporate governance guidelines and bylaws in response to the 2012 shareholder vote favoring the appointment of an independent director as Chairman. These changes were the result of an extensive outreach program to our largest shareholders, by which we determined that the majority of our large institutional shareholders did not favor an independent Chairman over a strong Lead Director, but rather called on the company to adopt a more robust independent Lead Director structure. Since the summer of 2012, the corporate governance guidelines have prescribed certain functions and responsibilities of the Lead Director role during periods in which we do not have an independent Chairman. The functions and responsibilities are outlined below and in this proxy statement under the caption “Board of Directors — Leadership Structure”:

•

To lead the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the Lead Director or by the other independent board members to be, in conflict.

•	To act as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer.

•	To review and approve all board and committee agendas and approve information sent to the board, providing input to management on the scope and quality of such information.

•

To consult with the Chairman of the Board, Chief Executive Officer, and committee chairs regarding the topics and schedules of the meetings of the board and committees and approve such schedules to assure that there is sufficient time for discussion of all agenda items.

•	To call a special meeting of the Board of Directors or the independent directors at any time, at any place, and for any purpose.

•	To be available for consultation and direct communication with the company’s major shareholders.

•	To consult with the Corporate Governance Committee as part of the committee’s review of director nominations and recommendations of director candidates.

Sempra Energy 2019 Proxy Statement	41

Proposals to be Voted On

•

To consult with directors regarding acceptance of memberships on other boards to assure that multiple board service does not conflict or otherwise interfere with such directors’ service to the company.

•

Led by the Compensation Committee and together with the Chairman of the Board, to report annually to the board on succession planning, including policies and principles for executive officer selection.

The above duties are in addition to the following duties and responsibilities previously assigned to, and continuing as the responsibility of, the Lead Director:

•	To preside at all meetings of the Board of Directors at which the Chairman of the Board is not available.

•

To organize, convene and preside over executive sessions of the independent directors and promptly communicate approved messages and directives to the Chairman of the Board and Chief Executive Officer.

•

To collect and communicate to the Chairman of the Board and Chief Executive Officer the views and recommendations of the independent directors, relating to his or her performance, other than with respect to the annual performance review.

•	To perform such other duties as may be assigned from time-to-time by the independent directors.

At the 2013 Annual Shareholders Meeting and 2015 Annual Shareholders Meeting, shareholder proposals requesting that the company adopt a policy of having an independent Chairman were voted on again. As the concerns of most of our largest holders had already been addressed by the changes we made to strengthen the role of Lead Director in 2012, those proposals were soundly defeated with 81 percent of votes cast at the 2013 Annual Shareholders Meeting voting against the proposal and 84 percent of votes cast at the 2015 Annual Shareholders Meeting voting against the proposal. The board believes that the decreased level of support received by these shareholder proposals indicates that our shareholders are widely supportive of our current Lead Director structure. In addition, based upon an extensive shareholder outreach program conducted in 2012 and again in the fall of 2015 and subsequent engagement with shareholders regarding our board leadership structure, we have determined that most of our largest institutional shareholders have no preference for an independent chair as long as the Lead Director has significant duties, as is the case at Sempra Energy.

A flexible board structure is in the best interests of Sempra Energy and our shareholders

The independent directors have historically evaluated and reconsidered the board leadership structure on an annual basis and will continue to do so. From 2012 until her retirement on December 1, 2018, the board considered and determined that it was in the best interests of Sempra Energy to elect Debra L. Reed as Chairman of the Board while she also served as Chief Executive Officer. The independent directors believed that this combined structure best served Sempra Energy, its board and its shareholders at that time, given Ms. Reed’s deep knowledge of the Sempra Energy family of companies, having served as an employee for more than 40 years, and extensive industry experience.

After Ms. Reed announced her retirement as President and Chief Executive Officer, effective May 1, 2018, and Chairman, effective December 1, 2018, the board, following an extended period of deliberation, appointed Jeffrey W. Martin as Sempra Energy’s Chief Executive Officer effective May 1, 2018 and as Chairman effective December 1, 2018. The independent directors determined that Mr. Martin is exceptionally qualified to serve as Chairman of the Board and believe that continuing to combine the Chief Executive Officer and Chairman of the Board roles is in the best interests of Sempra Energy and its shareholders. The independent directors also believe that Mr. Martin’s experience in the energy industry and as a 14-year employee of the Sempra Energy family of companies with an outstanding career of achievement, make him well-positioned to lead Sempra Energy as Chief Executive Officer and to serve as the Chairman of the Board at this time.

As it did in the appointment of Mr. Martin to Chairman, the Board of Directors believes that it is in the best interests of shareholders for the board to retain the flexibility to determine on a case-by-case basis whether the Chairman of the Board should be an independent director. The permanent structure envisioned by the shareholder proposal deprives the company of the flexibility to restructure its board from time to time in a manner that most effectively serves shareholder interests.

Independent directors and standing board committee chairs

Except for Mr. Martin, all members of our board are independent directors, and the Audit Committee, Corporate Governance Committee and the Compensation Committee consist solely of independent directors. Our independent directors meet in executive sessions, which the Lead Director chairs, at every regular board meeting and any director may call for an executive session at any board meeting. Our independent directors sitting on the Audit Committee, Corporate Governance Committee and Compensation Committee also routinely meet in executive sessions. Further, our Chairman and Chief Executive Officer’s performance is evaluated annually by the Corporate Governance Committee and the Compensation Committee, respectively, which, as previously stated, are composed entirely of independent directors.

42	Sempra Energy 2019 Proxy Statement

Proposals to be Voted On

We have a strong track record of board refreshment

In support of his position, the proponent of the shareholder proposal suggests that the company has a board refreshment problem, citing two directors that have more than “20-years long-tenure” and also referencing Mr. Rusnack’s tenure in the role of Lead Director. The proponent claims that Mr. Jones and Dr. Ouchi have a potential independence deficit and have greater influence with six seats on our most important board committees. We do not believe there is an “independence deficit” with these or any of our other directors. Moreover, we previously disclosed in September 2018 that Dr. Ouchi will not be nominated to stand for re-election as a director at the 2019 Annual Shareholders Meeting, which is in accordance with our policy that directors should not be nominated to stand for re-election after having attained age 75. Also, during Mr. Rusnack’s nine-year tenure as Lead Director, he has shown the board that he has the independent judgment, leadership skills, qualifications and experience, and devotes the time necessary, to successfully perform his duties as Lead Director. Most recently, Mr. Rusnack’s significant knowledge of Sempra Energy has been invaluable in helping the board manage the transformational change associated with the acquisition of our indirect 80.25 percent interest in Oncor Electric Delivery Company LLC, senior management transitions and shareholder engagement.

Our board routinely reviews board and committee composition to help ensure that the committees have the right balance of experience, competencies and backgrounds to fulfill their oversight obligations for shareholders. As part of that process, the Corporate Governance Committee and the board consider current board and committee tenure. Over the last several years our board added a significant number of new independent directors. Eight of our independent directors have been added since 2013: two of whom were added in 2017 and two of whom were added in 2018. Also, rather than focusing simply on the longest tenured directors, we believe that average tenure of the entire board and the range of the directors’ tenures are more relevant. The average tenure of our independent directors being nominated to stand for re-election is 7.1 years, which is well below the 2018 average tenure of S&P 500 boards of 8.1 years. In our view, it would be counterproductive to consider directors as not independent solely due to length of tenure. We believe that shareholders are best served by having a board composed, in part, of a select group of very experienced directors who can serve on particular committees where their expertise may be most valuable.

Summary

The board believes that it should retain the flexibility to select the structure of the leadership best suited to meet the needs of Sempra Energy and its shareholders on a case-by-case basis. In addition, our board believes that the adoption of an Independent Chair Policy as suggested by the proponent would unduly impair the board’s ability to elect the individual it deems best suited to serve as the Chairman of the Board at any particular time and that the adoption is unnecessary given Sempra Energy’s strong governance practices, including our robust independent Lead Director structure, independent standing board committees and recent history of board refreshment.

The Board of Directors recommends that you vote “AGAINST” Proposal 5.

Sempra Energy 2019 Proxy Statement	43

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and discuss how the Compensation Committee determines executive pay.

•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

Table 1

This Compensation Discussion and Analysis focuses on the compensation of our named executive officers:

Named Executive
Jeffrey W. Martin(1)	Chairman and Chief Executive Officer
Joseph A. Householder(2)	President and Chief Operating Officer
Trevor I. Mihalik(3)	Executive Vice President and Chief Financial Officer
Dennis V. Arriola(4)	Executive Vice President and Group President
Martha B. Wyrsch(5)	Executive Vice President and General Counsel
Debra L. Reed(6)	Former Executive Chairman, President and Chief Executive Officer

Table 2

(1)	Mr. Martin became Chief Executive Officer effective May 1, 2018 and Chairman effective December 1, 2018.

(2)	Mr. Householder became President and Chief Operating Officer effective May 1, 2018.

(3)	Mr. Mihalik became Executive Vice President and Chief Financial Officer effective May 1, 2018.

(4)	Mr. Arriola was appointed Executive Vice President and Group President effective October 1, 2018.

(5)	Ms. Wyrsch retired as Executive Vice President and General Counsel effective March 1, 2019.

(6)	Ms. Reed retired as President and Chief Executive Officer effective May 1, 2018 and as Executive Chairman effective December 1, 2018.

44	Sempra Energy 2019 Proxy Statement

Executive Compensation

Business Overview and Strategy

Sempra Energy is an energy services holding company. Our management team has set a clear mission of becoming North America’s premier energy infrastructure company. In alignment with this, we:

•	Honed our geographic focus to the most attractive markets in North America, strengthening our leadership positions in three of the top 15 economies in the world: California, Texas and Mexico;

•	Narrowed our focus within the energy value chain to electric and natural gas infrastructure where we believe there is an optimal risk/reward profile for our owners; and

•

Positioned our business to better serve important markets. By investing in North America’s LNG infrastructure, we are poised to unlock cleaner and more reliable energy for tens of millions of consumers in Europe, Asia and the Middle East.

Our investments are focused on long-term opportunities that we believe should deliver higher returns than our utility peers with a commensurate risk profile.

Our operations extend beyond those of a typical utility and we have growing non-utility infrastructure operations. We therefore evaluate our performance against the broader market as well as against the S&P 500 Utilities Index. Our labor market for senior management talent also extends beyond the utility industry, as discussed under Labor Market Benchmarking on page 55. Some significant achievements over the past 10 years include:

•	Developing and investing in large infrastructure projects in the U.S., including an LNG business and renewable energy projects.

•	Building a strong and diverse energy infrastructure business in Mexico and completing a secondary public offering of that business at more than twice the price of the initial public offering.

•

Advancing major infrastructure projects at our California utilities, such as the deployment of advanced meter infrastructure and investments in grid resiliency and the reduction of climate-related vulnerabilities, like wildfires, and modernizing more than 400 miles of the largest gas distribution and transmission network in the U.S. in 2018.

•	Acquiring an 80.25 percent indirect interest in Oncor, a regulated electric distribution and transmission business that operates the largest distribution and transmission system in Texas.

Our mission is to become North America’s premier energy infrastructure company. We expect to deliver balanced, solid growth across our portfolio of businesses, which provides us with a broad spectrum of opportunities to deploy capital at attractive terms. Our current five-year (2019-2023) capital plan for Sempra Energy, its subsidiaries and its equity method investments includes new investment opportunities in utility operations and infrastructure projects that we believe should yield attractive returns consistent with our strategy.

Sempra Energy 2019 Proxy Statement	45

Executive Compensation

Performance Highlights

Financial Performance

GAAP EPS for 2018 was $3.42, compared to 2017 EPS of $1.01. We achieved 2018 adjusted EPS of $5.57(4), compared to 2017 adjusted EPS of $5.42(4). Financial impacts related to the planned and completed divestitures of renewable and midstream assets as part of our announced strategic review and capital rotation accounted for $1.51 of the difference between 2018 GAAP EPS and 2018 adjusted EPS. The impact of the enactment of tax reform legislation in 2017 accounted for $0.32 of the difference between 2018 GAAP EPS and 2018 adjusted EPS and $3.45 of the difference between 2017 GAAP EPS and 2017 adjusted EPS.

Our long-term growth has been strong, with market capitalization increasing by over $19 billion over the past 10 years. Our stock has provided investors with solid long-term returns, outperforming both the S&P 500 Utilities Index and the S&P 500 Index over a 10-year period. Our GAAP EPS was $4.40 in 2008, $4.01 in 2013 and $3.42 in 2018. On an adjusted basis, EPS increased from $4.40 in 2008 to $4.18 in 2013 and to $5.57 in 2018.(4)

We also have continued to grow our common stock dividend. The compound annual growth rate (CAGR) of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past one, three, five and ten years. From 2008 to 2018, we increased our dividend by 161 percent. On February 21, 2019, the Board of Directors approved an additional increase of approximately 8 percent in our dividend to $3.87 per common share on an annualized basis.

Performance Highlights

Figure 1	Figure 2

(1)	See footnote (4) below

(2)	As of December 31, 2018, December 31, 2013 and December 31, 2008

(3)	For periods ending December 31, 2018

(4)	Adjusted EPS is a non-GAAP financial measure. For a reconciliation of GAAP and adjusted earnings and EPS, please see Appendix A to this proxy statement. There were no adjustments to EPS in 2008.

46	Sempra Energy 2019 Proxy Statement

Executive Compensation

2018 and Recent Accomplishments and Highlights

Business Portfolio Developments

•  Closed the acquisition of 80.25% indirect interest in Oncor in March 2018

•  Together with Oncor, announced agreements in October 2018 for Oncor’s planned acquisition of 100% of InfraREIT, Inc. and its subsidiary, InfraREIT Partners, LP, and our planned acquisition of 50% of Sharyland Utilities, LP(1)

•  Intend to use proceeds from asset sales discussed below to fund InfraREIT and Sharyland acquisitions and pay down debt

•  Initiated portfolio optimization and continuous cost savings as part of ongoing strategic review

•  Announced planned sale of U.S. renewables and non-utility U.S. natural gas storage assets in June 2018

•  Completed sale of U.S. solar assets in December 2018 and received approximately $1.6 billion in proceeds

•  Completed sale of midstream storage assets in February 2019 for approximately $328 million

•  Announced sale agreement for remaining U.S. renewable assets in February 2019 for approximately $550 million(1)

•  Announced in January 2019 the planned sale of South American businesses

Sempra Utilities

•  SDG&E received the Edison Electric Institute’s 2018 Edison Award, the electric power industry’s most prestigious honor, in recognition of its investments to enhance grid resiliency and reduce climate-related and weather-related vulnerabilities

•  SDG&E achieved a successful regulatory outcome regarding departing load, further helping to secure fair and equitable rates across its entire customer base

•  SDG&E and SoCalGas completed all required filings for their General Rate Cases, which include requests for significant capital spending programs to continue to enhance safety and reliability

•  SDG&E and SoCalGas received approval from the CPUC’s Safety Enforcement Division to begin constructing the $671 million Line1600 pipeline replacement project

•  SoCalGas announced a plan to replace 20 percent of its traditional natural gas supply with renewable natural gas by 2030

•  SDG&E worked with California legislature and regulators to pass SB 901, which requires wildfire mitigation plans that are largely modeled after SDG&E’s existing programs

•  SDG&E submitted a request to increase its FERC ROE from 10.05% to 11.2%, with settlement negotiations expected to begin in the second quarter of 2019

Sempra North American Infrastructure

•  Progress made on development projects with the goal of building up to 45 Mtpa of LNG export capacity to serve global markets

•  Cameron: Cameron LNG JV continued construction of Trains 1-3; based on a number of factors, we believe it is reasonable to expect that Cameron LNG JV will start generating earnings in the middle of 2019

•  Sempra LNG signed an MOU with Total S.A. in November 2018 for up to 9 Mtpa of capacity on Cameron Phase 2 and ECA(2)

•  ECA Midscale: Sempra LNG signed Heads of Agreements with affiliates of Mitsui & Co., Ltd., Tokyo Gas Co., Ltd. and Total S.A. in November 2018 for the entire expected approximately 2.4 Mtpa of capacity of ECA Phase 1 (midscale)(2)

•  Port Arthur: Sempra LNG signed a 20-year SPA with PGNiG in December 2018 for 2 Mtpa of capacity from Port Arthur LNG, subject to certain conditions(3)

•  IEnova announced three new liquids terminal projects (Topolobampo, Baja Refinados, and Manzanillo) totaling approximately $400 million in capital expenditures, as well as an expansion of the Valero terminals

(1)

The planned purchase by Oncor of InfraREIT, our planned acquisition of Sharyland and planned sale of our remaining U.S. renewable assets are subject to customary closing conditions and consents, including obtaining certain regulatory approvals.

(2)	These arrangements provide a framework for cooperation, but do not obligate the parties to enter into a definitive agreement or participate in the applicable project.

(3)	The SPA is subject to conditions precedent, including reaching a final investment decision.

Key Leadership Changes in 2018 and Related Compensation Considerations

On March 11, 2018, Ms. Reed announced that she would retire as President and Chief Executive Officer effective May 1, 2018. In order to ensure a smooth leadership transition, Ms. Reed agreed to stay on as Executive Chairman until her retirement from the company effective December 1, 2018. Continuity of leadership was particularly critical, as the company had closed the acquisition of its interest in Oncor on March 9, 2018.

On May 1, 2018, Mr. Martin, who previously was the company’s Executive Vice President and Chief Financial Officer, became Chief Executive Officer and a member of our board of directors. Mr. Householder, who previously was Corporate Group President – Infrastructure Businesses, became President and Chief Operating Officer and Mr. Mihalik, who was previously Senior Vice President, Controller and Chief Accounting Officer, became Executive Vice President and Chief Financial Officer.

Sempra Energy 2019 Proxy Statement	47

Executive Compensation

The availability and readiness of these highly sought after, talented internal candidates illustrates our commitment to management development and effective succession planning. Our succession planning process has allowed us to develop and retain key executive talent while avoiding many of the costs associated with high-level executive acquisitions, such as search fees, interview expenses, relocation reimbursements, sign-on bonuses, and “make whole” compensation to replace compensation opportunities forfeited by an executive who leaves another employer.

These executives received compensation adjustments commensurate with their new responsibilities, as described below. The Compensation Committee considered relevant market data and set pay levels consistent with our compensation philosophy, which generally favors setting initial compensation opportunities conservatively with the intent to align with the market median over time. In connection with their promotions, these executives also received promotional restricted stock unit awards, as described below.

Compensation Program Overview for 2018

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) Base Salary; 2) Performance-Based Annual Bonus; and 3) Long-Term Equity-Based Incentives. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

	Component	Form	Key Characteristics

Fixed	Base Salary	Cash	• Base salary is benchmarked to the median of comparably-sized general industry peers (excluding financial services companies)

Variable	Performance-Based Annual Bonus	Cash	• Based on earnings (weighted at 85%), and safety and customer service measures (weighted at 15%) • No bonus payment unless company exceeds threshold performance level for year
	Long-Term Equity-Based Incentives	Equity

•  Performance-Based Restricted Stock Units (weighted at 70%)

•  Relative Total Shareholder Return (TSR) Performance-Based Restricted Stock Units (50%): 3-year Relative TSR

•  1a (35%): Relative TSR measured vs. S&P 500 Utilities Index (excluding water companies); maximum payout requires performance at 90th percentile of S&P 500 Utilities Index peers

•  1b (15%): Relative TSR measured vs. S&P 500 Index; maximum payout requires performance at 90th percentile of S&P 500 Index peers; includes absolute TSR modifier

•  EPS Growth Performance-Based Restricted Stock Units (20%): 3-year EPS CAGR, with payout scale set based on forward consensus estimates of EPS CAGR of S&P 500 Utilities Index peers; maximum payout requires performance at the 90th percentile of estimates for S&P 500 Utilities Index peers

•  3-year performance period for each performance measure

•  For each measure, performance at threshold results in zero payout

•  Service-Based Restricted Stock Units (weighted at 30%): 3-year service period promotes retention

•  Promotional Restricted Stock Units: Granted as appropriate to individuals promoted to new positions generally with a two-year service period to promote retention

Table 3

Note: The weightings of the performance measures in our performance-based annual bonus plan are based on performance at target. The weightings of the long-term equity-based incentive award components are based on the target grant date value.

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Executive Compensation

The relative value of Mr. Martin’s 2018 total pay opportunity as of December 31, 2018 for each of the three components of total direct compensation at target company performance is shown below in Figure 3.

CEO Pay Mix at Target

Figure 3

Note: Base salary is the base salary as of December 31, 2018. Performance-based annual incentive bonus is the target performance-based annual bonus calculated using the base salary of $1,100,000 and performance-based annual bonus target of 115 percent as of December 31, 2018. Long-Term Incentive Plan (LTIP) amounts are based on the target annual LTIP award percentage of 425 percent as of December 31, 2018 multiplied by the December 31, 2018 base salary. The annual performance-based bonus target and LTIP target reflected in Figure 3 above are the targets established by the Compensation Committee when Mr. Martin became CEO. These targets were not fully implemented in 2018.

Our pay mix is designed to align our executives’ interests with our shareholders’ interests by providing a much greater proportion of target annual compensation through performance-based annual and long-term incentives rather than base salary. This means that most pay is variable and will increase or decrease based on company performance. As shown in Figure 3, approximately two-thirds of Mr. Martin’s total target pay opportunity as of December 31, 2018 was in the form of performance-based incentives and over 80 percent was in variable incentive pay.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company performance, which greatly affects annual bonuses, and stock performance, which significantly impacts the ultimate value realized for stock-based awards. Figure 4 shows the percentage of each component of the total pay opportunity at target company performance for each of our named executive officers as of December 31, 2018.

Components of Total Target Compensation

Figure 4

Note: Base salary is the base salary as of December 31, 2018. Performance-based annual incentive bonus is the target performance-based annual bonus calculated using the base salary and performance-based annual bonus target as of December 31, 2018. LTIP amounts are based on the target annual LTIP award percentage as of December 31, 2018 multiplied by the December 31, 2018 base salary. The annual performance-based bonus targets and LTIP targets reflected in Figure 4 above for Mr. Martin, Mr. Householder, Mr. Arriola and Mr. Mihalik are the targets established by the Compensation Committee in connection with their 2018 promotions. These targets were not fully implemented in 2018.

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Executive Compensation

Shareholder Engagement and Compensation Program Changes for 2018

Incorporating shareholder feedback into the decision-making process is a critical component of our corporate governance philosophy. Our board and management have a long-standing commitment to engaging our shareholders and soliciting their perspectives on key performance, governance, and compensation matters.

During our shareholder engagement campaign in 2018, we contacted shareholders representing 62 percent of our total outstanding shares and held telephonic meetings with shareholders representing 55 percent of our total outstanding shares (approximately 59 percent of our institutional share ownership). These engagement efforts were in addition to our normal investor relations outreach conducted on an ongoing basis. During these meetings, we reviewed executive our compensation program along with other topics.

We conduct extensive shareholder engagement to gather feedback on our compensation program and potential changes the Compensation Committee is considering. Our Lead Director participates in many of these meetings to strengthen the communication of feedback directly to the board.

Based on an evaluation of our business strategy, consultation with our independent compensation consultant, the result of our annual “say-on-pay” vote, and input received during our shareholder engagement process, the Compensation Committee has made a number of key refinements to our compensation program over the past two years. These changes are summarized in the table below. Our 2018 Annual Meeting “say-on-pay” vote received over 96 percent approval.

2017 – 2018 Compensation Program Changes

✓ For the relative TSR portion of the annual LTIP awards, performance against the S&P 500 Utilities Index and S&P 500 Index is now measured separately. Consistent with our business mix, we created two measures of performance:

•  70% of the relative TSR LTIP awards (or 35% of total LTIP awards) is earned based on performance against the S&P 500 Utilities Index (excluding water companies)

•  30% of such awards (or 15% of total LTIP awards) is earned based on performance against the S&P 500 Index

✓ Performance results for LTIP awards based on EPS growth (20% of total LTIP awards) exclude the impact of stock buybacks not contemplated in the financial plans publicly communicated prior to the grant date

✓ Rebalanced our LTIP equity mix by introducing a modest component of service-based restricted stock units (30% of total LTIP awards) with the remainder in performance-based restricted stock units to respond to shareholder feedback about balancing performance-based equity with promoting retention and to provide a more balanced risk-reward profile

✓ We include tables in our proxy statement summarizing:

•  Key metrics in our compensation program and their alignment to our long-term strategy

•  Compensation Committee’s target-setting process

•  CEO target compensation

CEO Target Compensation Summary

Mr. Martin became our CEO on May 1, 2018. Ms. Reed was our CEO from June 27, 2011 through April 30, 2018. The table below summarizes CEO target total compensation over the past four years. For Mr. Martin, the annual performance-based bonus target and LTIP target reflected in Table 4 are those that apply to him in his role as CEO and will not be fully implemented until 2019. Mr. Martin’s 2018 annual bonus was calculated by prorating the annual performance-based bonus target for the amount of time he spent in the CEO role in 2018 and the amount of time in his prior role as Executive Vice President and Chief Financial Officer (CFO). Mr. Martin’s 2018 annual LTIP award was made while he was still CFO and was not adjusted upon his promotion to CEO. Mr. Martin did receive a promotional grant upon his promotion to the CEO role, but the combined value of his 2018 annual LTIP grant and promotional grant was less than the LTIP target shown below.

CEO Salary and Incentive Targets as of December 31	Base Salary	Annual Performance-Based Bonus Target as a Percentage of Base Salary	LTIP Target as a Percentage of Base Salary

2015 (Ms. Reed)	$1,350,000	125%	475%
2016 (Ms. Reed)	$1,391,900 (3.1% increase)	125%	475%
2017 (Ms. Reed)	$1,391,900 (no increase)	125%	475%

2018 (Mr. Martin)	$1,100,000	115%	425%

Table 4

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Executive Compensation

Pay-for-Performance Alignment

The Compensation Committee believes that pay should be structured to align executive compensation with company performance and with the interests of our shareholders. Our incentive plans deliver payouts that are aligned with company performance. This is demonstrated by comparing the performance outcomes of our recent LTIP payouts for our relative TSR-based awards, which comprised 80 percent of our LTIP grant date award value of the 2014-2017, 2015-2017, and 2016-2018 awards and 100 percent of our LTIP grant date value for our 2012-2015 and 2013-2016 awards. Such awards directly tie payouts to our stock price performance.

TSR-Based LTIP Awards	TSR Performance Result vs. S&P 500 Utilities Index	Payout

2012 – 2015	96th Percentile	150% of Target

2013 – 2016	40th Percentile	38% of Target

2014 – 2017	27th Percentile	No Payout

2015 – 2017	24th Percentile	No Payout

2016 – 2018	23rd Percentile	No Payout

Table 5

Note: The 2012-2015 TSR-based award vested in January 2016, the 2013-2016 TSR-based award vested in January 2017, the 2014-2017 and 2015-2017 awards did not vest and were forfeited in January 2018, and the 2016-2018 awards did not vest and were forfeited in January 2019. For additional information, see “Executive Compensation – Compensation Tables – Option Exercises and Stock Vested” following this Compensation Discussion and Analysis.

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Executive Compensation

Pay-for-Performance AlignmentCEO Total Direct Compensation Value 2014, 2015 and 2016 Realized Pay and 2017 and 2018 Realizable Pay as of December 31, 2018 Components Base Salary Actual Performance-Based Annual Bonus Relative TSR-Based Restricted Stock Units Reported: Valued based on grant date closing stock price Realized (2014, 2015 and 2016): Actual value Realizable value as of 12/31/18 (2017 and 2018): Based on relative TSR performance through 12/31/18 and closing stock price on 12/31/18 EPS Growth-Based Restricted Stock Units Reported: Valued based on grant date closing stock price Realized (2014, 2015 and 2016): Actual value Realizable value as of 12/31/18 (2017 and 2018): Based on target(1) performance through 12/31/18 and closing stock price on 12/31/18 Service-Based Restricted Stock Units (2018 only) Reported: Value based on grant date closing stock price Realizable value as of 12/31/18: Based on 12/31/18 closing stock price TSR-Based Awards Detail Chart TSR-based restricted stock unit awards are the largest component of target total direct compensation for the CEO (excluding Mr. Martins 2018 promotional award). There was no payout for the 2014, 2015 or 2016 TSR-based awards. Based on relative TSR performance through 12/31/18, the value of the 2017 and 2018 TSR-based awards is below target. Tight alignment exists between the CEOs compensation and the companys relative TSR performance. There are opportunities and significant incentive to improve TSR performance, which directly aligns management with the interests of shareholders.

Figure 5

(1)	The EPS-based restricted stock unit awards are reported based on target performance, as the Compensation Committee may exercise downward discretion in determining the performance result.

Note: 2014 – 2017 are based on Ms. Reed’s compensation and 2018 is based on Mr. Martin’s compensation, including his 2018 base salary and performance-based annual bonus, both of which were prorated for the levels in effect prior to and following his promotion based on the time served in each position during 2018, his January 2018 LTIP grant as CFO, and his promotional LTIP award upon becoming CEO.

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Executive Compensation

Rigor of Incentive Targets

At the start of each year, our Compensation Committee sets challenging yet achievable incentive targets, with a focus on motivating our team to drive strong performance and sustained value creation.

Performance-Based Annual Bonus Plan

For 2018, the Compensation Committee selected earnings (85 percent weighting) and employee and public safety and customer service (15 percent weighting) for the measurement of annual corporate performance under the performance-based annual bonus plan. The committee utilizes earnings as the basis of the primary annual bonus metric because it believes the measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties clearly understand. The committee makes certain pre-established adjustments to earnings as described in Appendix D to this proxy statement to calculate earnings for annual bonus plan purposes. For 2018, the committee set a challenging earnings target of $1,487 million for the performance-based annual bonus plan based on the company’s financial plan. The 2018 target reflected an increase of $205 million, or 16 percent, over our 2017 target earnings for annual bonus plan purposes of $1,282 million, and an increase of $110 million, or 8 percent, over our 2017 actual earnings for annual bonus plan purposes.

Our 2018 GAAP earnings were $924 million. Actual 2018 earnings adjusted for annual bonus plan purposes were $1,576 million. The most significant differences between GAAP earnings and earnings adjusted for annual bonus plan purposes were the exclusion of items related to the divestiture of renewable and midstream assets as part of the company’s announced strategic review and capital rotation. Adjustments were pre-established at the time the Compensation Committee determined the 2018 annual bonus plan goals. For a reconciliation of GAAP earnings to earnings adjusted for annual bonus plan purposes, see “Adjustments to 2018 GAAP Earnings for Annual Bonus Plan Purposes” on page 60.

Long-Term Equity-Based Incentives

Based on shareholder feedback received during our shareholder outreach over the past two years, beginning with the 2017 LTIP awards the Compensation Committee moved from an integrated award design that measured performance against both the S&P 500 Utilities Index and the S&P 500 Index within one award to a bifurcated award design that measures relative total shareholder return performance against these two indices independently under separate award components.

Shareholders also provided feedback about the incorporation of a service-based restricted stock unit component into our LTIP design. Some shareholders expressed concern about retention given the low payouts of our LTIP in recent years. The 2018 LTIP program aligns with the feedback we received from our shareholders in that it maintains a strong performance focus, with 50 percent of the target award value based on relative TSR and 20 percent based on EPS growth, and also includes service-based restricted stock units to promote retention (30 percent of the target award value). The 2018 performance measures and weightings for the long-term incentive plan awards are:

2018 LTIP Metrics

Figure 6

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Executive Compensation

The 2018 long-term incentive plan awards included two performance measures — relative total shareholder return (50 percent total weighting with 35 percent based on performance against the S&P 500 Utilities Index (excluding water companies) and 15 percent based on performance against the S&P 500 Index) and EPS growth (20 percent weighting). The Compensation Committee measures performance against challenging targets in order to drive long-term growth and closely align executives’ interests with those of our shareholders.

In the event that Sempra Energy’s total shareholder return does not exceed the 25th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index), participants will receive zero shares for that portion of the award. In addition, to achieve the maximum payout, performance at or above the 90th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index) is required. For the EPS CAGR portion of the LTIP, zero payout is made if our EPS CAGR is at or below the 25th percentile of consensus expectations for our S&P 500 Utilities Index peers. To achieve maximum payout, performance at or above the 90th percentile of consensus expectations for utility peers is required. We believe that the structure of our payouts is particularly rigorous relative to the LTIP designs of many of our S&P 500 Utilities Index peers, where in many cases:

(1)	peer company payouts at threshold performance are often either 25 percent or 50 percent of the award’s target value, versus a zero payout at threshold performance for Sempra Energy; and

(2)	peer company maximum payout often requires 75th percentile performance, versus performance at the 90th percentile for Sempra Energy.

Compensation Governance

We actively solicit shareholder feedback with respect to compensation governance and seek to conform to best practices:

What We Do Incorporate shareholder feedback in our compensation program design Multiple LTIP and annual incentive plan performance measures LTIP includes double trigger equity vesting on a change in control (1) Clawback policy Share ownership requirements (8x base salary for CEO, 5x retainer for Directors) Employ independent advisors to conduct risk assessment of compensation programs Independent compensation consultant What We Dont Do No excise tax gross-ups for named executive officers No employment contracts for named executive officers No stock-option repricing (2) No hedging or pledging of shares No guaranteed bonuses / uncapped incentives No single-trigger cash severance payments upon a change in control

(1)	See “Compensation Tables–Severance and Change in Control Benefits” for additional information.

(2)

Long-term incentive plan grants are made from a shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval. We are asking shareholders to approve a new long-term incentive plan which also prohibits stock option repricing and cash buyouts without shareholder approval.

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Executive Compensation

Compensation Philosophy and Goals

Compensation Philosophy

The Compensation Committee of our Board of Directors sets the company’s executive pay philosophy, which emphasizes four key areas:

Sempra Energy Compensation PhilosophyPerformance-based incentives aligned with shareholder value creationBalance between short-term and long-term incentivesAlignment of pay with short-term and long-term company performanceMore pay tied to performance at higher levels of responsibility

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

Compensation Program Goals

Our compensation program goals include:

•	Aligning compensation with company performance and shareholders’ interests.

•	Strongly linking executive compensation to both annual and long-term corporate, business and individual performance.

•	Motivating executives to achieve superior performance.

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

Labor Market Benchmarking

Labor Market

The Compensation Committee uses external pay data to help align executive compensation levels, in total and by component, with the labor market. The committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries. The committee’s use of both general industry and utilities benchmarking data reflects the competitive labor market from which we recruit executives. This labor market varies by position and extends beyond our industry.

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Executive Compensation

Approximately 89 percent (16 officers) of Sempra Energy’s 18 corporate officers were hired from a broad range of industries, including renewable energy, accounting, consulting, banking, oil and gas, law and government. The remaining 11 percent (two officers) were hired early in their careers and developed within Sempra Energy and its subsidiary companies. No officers were recruited from the utility industry.

Sempra Energy Officers(1)

Figure 7

(1)	Sempra Energy officers as of December 31, 2018.

Target Market Alignment

The Compensation Committee targets alignment of compensation with the 50th percentile of the general industry benchmarking data. This applies to target compensation in total and by component (base salaries, target annual performance-based bonuses and target long-term incentives). Positioning relative to the 50th percentile may vary based on factors such as time in position, performance, and the comparability of market benchmark positions to the scope and structure of our positions. This is particularly significant for roles such as Mr. Householder’s and Mr. Arriola’s, which vary in scope and structure from the market benchmark positions.

Total target compensation for Mr. Martin and Mr. Mihalik, who were new in their roles in 2018, was significantly below the 50th percentile of general industry benchmarking data. Our compensation philosophy generally favors setting initial compensation opportunities conservatively with the intent to align with the market median over time. Total target compensation for Ms. Wyrsch approximated the 50th percentile of the general industry benchmarking data. Total target compensation for Mr. Householder and Mr. Arriola was above the 50th percentile, which, as discussed above, is related to how we have structured their roles compared to the market benchmark roles.

Actual compensation may be higher or lower than target compensation, as it reflects actual performance and payouts under our performance-based annual bonus plan and our long-term incentive plan.

General Industry Benchmarking

When benchmarking executive pay, the Compensation Committee first reviews general industry market pay data from the Aon Hewitt Total Compensation Management (TCM) Database for non-financial Fortune 500 companies with revenues between $5.75 billion and $23.25 billion. Our 2018 revenues were $11.7 billion. The median 2018 revenue for the general industry peer group (as described below) was $10.6 billion.

•

A total of 126 companies were included in the Fall 2017 review that the committee considered when determining 2018 compensation. These companies are listed in Appendix B to this proxy statement and are referred to in this Compensation Discussion and Analysis as our “general industry peer group.”

•

The committee reviews summary statistics of the companies included in this database (but not company-specific information) with the goal of generally managing total target pay opportunities to the median of this summary data. Actual pay levels will rise above or fall below these standards as a result of actual company and individual performance.

The Compensation Committee uses the general industry peer group as the primary benchmarking data source because it best represents the market from which we recruit executive talent. This peer group is not constrained by industry affiliation, but companies in the utilities and energy sector make up approximately 13 percent of the general industry peer group. The peer group focuses on companies comparable in size to Sempra Energy.

Table 6 summarizes the general industry peer group market capitalization and revenue compared to Sempra Energy.

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Executive Compensation

SUMMARY OF GENERAL INDUSTRY COMPANIES INCLUDED IN NOVEMBER 2017 REVIEW OF COMPANIES IN AON HEWITT’S TCM DATABASE WITH REVENUES OF $5.75 BILLION TO $23.25 BILLION

(Dollars in Millions)	Market Capitalization (on 12/31/18)		2018 Revenue(1)
Sempra Energy	$29,619		$11,687
Sempra Percentile Rank	72	nd	53	rd
75th Percentile	$35,026		$16,241
Median	$16,782		$11,261
25th Percentile	$ 7,884		$ 8,590

Table 6

(1)	Revenue for the general industry peer group companies is for fiscal year 2018 unless otherwise noted in Appendix B to this proxy statement.

Utilities Industry Benchmarking

The Compensation Committee also reviews pay and performance data in proxy statements and other public filings of energy and utility companies.

•

This peer group is composed of the 26 companies that make up the S&P 500 Utilities Index, excluding water companies. These companies are listed in Appendix C to this proxy statement and are referred to in this Compensation Discussion and Analysis as our “utilities peer group.”

•	This group is consistent with the peer group used in connection with our performance-based long-term incentive awards.

•	The utilities peer group review provides an additional basis for assessing executive compensation and corporate performance.

•	This review gives us a better understanding of the effectiveness of our emphasis on “pay-for-performance” in relation to the performance of our utilities peer group.

Table 7 summarizes the utilities peer group market capitalization and revenue compared to Sempra Energy.

SUMMARY OF S&P 500 UTILITIES INDEX COMPANIES

(Dollars in Millions)	Market Capitalization (on 12/31/18)		2018 Revenue(1)
Sempra Energy	$29,619		$11,687
Sempra Percentile Rank	77	th	61	st
75th Percentile	$26,063		$14,001
Median	$19,636		$10,873
25th Percentile	$14,087		$ 7,706

Table 7

(1)	Revenue for the utilities peer group companies is for fiscal year 2018.

Compensation Committee Review of Internal Equity in Determining Pay

The Compensation Committee uses internal equity to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.

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Executive Compensation

Compensation Components

Primary Components of Executive Compensation Program

The primary components of our executive compensation program are:

•	Base salaries

•	Performance-based annual bonuses

•	Long-term equity incentive awards

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers generally participate in the same compensation programs. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.

1.	Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

The Compensation Committee annually reviews base salaries for executive officers. The committee considers the following factors in its review:

Factors Considered in Determining Base Salaries Peer group salary data Individual contributions and performance Labor market conditions Complexity of roles and responsibilities Succession planning Retention needs Reporting relationships Internal equity Experience

2018 Adjustments to Base Salaries

Ms. Wyrsch and Ms. Reed received 2018 annual salary planning increases of 3.8 percent and 4.0 percent, respectively. Mr. Martin, Mr. Householder, Mr. Mihalik and Mr. Arriola received 2018 annual salary planning increases of 16.7 percent, 7.1 percent, 6.0 percent and 3.2 percent respectively. At the beginning of 2017, Mr. Martin was promoted to Executive Vice President and Chief Financial Officer and Mr. Householder was promoted to Corporate Group President – Infrastructure Businesses. The 2018 annual salary planning increases for Mr. Martin and Mr. Householder reflect the Compensation Committee’s philosophy of generally setting initial compensation conservatively when an executive is promoted into a new role and increasing compensation over time. For additional information, see “Target Market Alignment” above.

Mr. Martin, Mr. Householder, Mr. Mihalik and Mr. Arriola were promoted to new roles following the annual salary adjustments described above. Mr. Martin, Mr. Householder and Mr. Mihalik received promotional increases on May 1, 2018. Mr. Martin’s salary increased from $700,000 to $1,100,000 when he became CEO. Mr. Householder’s salary increased from $750,000 to $1,000,000 when he was promoted to President and Chief Operating Officer. Mr. Mihalik’s salary increased from $400,000 to $600,000 when he became Executive Vice President and Chief Financial Officer. Mr. Arriola’s salary increased from $572,800 to $622,800 effective March 1, 2018 when he assumed responsibility for overseeing our South American businesses.

2.	Performance-Based Annual Bonuses

Performance Guidelines

Each year the Compensation Committee establishes performance measures and dollar guidelines for bonus payments. The committee uses financial and operational performance measures that are linked to both our business strategy and shareholder interests.

Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company surpasses the threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200 percent of target for performance at maximum.

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Bonus Opportunities for Named Executive Officers

Potential bonus opportunities at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary below.

BONUS THRESHOLDS, TARGETS AND MAXIMUMS AS OF DECEMBER 31, 2018, AS A PERCENTAGE OF BASE SALARY

Named Executive Officer	Threshold	Target	Maximum
Jeffrey W. Martin(1)	0%	115%	230%
Joseph A. Householder(1)	0%	100%	200%
Trevor I. Mihalik(1)	0%	80%	160%
Dennis V. Arriola(1)	0%	80%	160%
Martha B. Wyrsch	0%	80%	160%
Debra L. Reed	0%	140%	280%

Table 8

(1)

2018 bonuses for Mr. Martin, Mr. Householder, Mr. Mihalik and Mr. Arriola were prorated between their pre-promotion targets and the targets shown above. The pre-promotion targets were 85 percent for Mr. Martin, 90 percent for Mr. Householder, 60 percent for Mr. Mihalik, and 75 percent for Mr. Arriola.

Annual Bonus Performance Goals

For 2018, the Compensation Committee selected earnings, employee and public safety, and customer service for the measurement of annual corporate performance. The earnings performance measure was weighted at 85 percent and the safety and customer service measures were weighted at 15 percent. For annual bonus plan purposes, “earnings” means Sempra Energy Net Income, excluding earnings attributable to noncontrolling interests and preferred stock dividends and subject to the pre-established adjustments set forth in Appendix D to this proxy statement. Earnings for annual bonus plan purposes may be higher or lower than earnings reported in our financial statements due to the pre-established adjustments. These adjustments are described under the section titled “Earnings Goal Determination.”

85% Adjusted Earnings 15% Safety and Customer Service Performance

Rationale for Selection of Performance Measures

The Compensation Committee selected earnings as the basis for 2018 annual bonus financial performance because it believes this measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties clearly understand.

The committee included employee and public safety and customer service measures in the 2018 annual bonus plan because it believes that strong safety and customer service performance are critical in an infrastructure-intensive company with a large customer base.

The committee may apply discretion in determining the results of the performance measures or in consideration of the contributions of each named executive officer.

During our shareholder engagement meetings, we solicit shareholders’ input on the performance measures and other aspects of our incentive plans. Some shareholders expressed a preference for the use of multiple performance measures in annual bonus plans, including a financial performance measure (there was not a clear preference for earnings vs. EPS), and for the use of different performance measures in the annual and long-term incentive plans. Shareholder feedback related to our annual bonus plan performance measures and structure generally has been positive.

Earnings Goal Determination

Table 9 shows the earnings criteria for 2018 annual bonuses:

2018 EARNINGS GOALS FOR ANNUAL BONUS PLAN PURPOSES

Financial Performance Measure (Dollars in Millions)	Threshold	Target	Maximum
Sempra Energy Earnings (Attributable to Common Shares)	$1,428	$1,487	$1,546

Table 9

The Compensation Committee set 2018 earnings goals, with the target of $1,487 million in earnings, based on the company’s financial plan with certain adjustments for annual bonus plan purposes. The financial plan takes into account anticipated earnings for each of our businesses, planned purchases or sales of assets, major capital projects and other significant issues impacting the company’s earnings. The financial plan also is used to develop the company’s public earnings guidance. The 2018 earnings target of $1,487 represents an increase of $110 million, or 8 percent, over our 2017 actual earnings for annual bonus plan purposes.

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Executive Compensation

Consistent with the approach taken in prior years, the Compensation Committee also determined at the beginning of the year that the earnings calculation for bonus purposes would be adjusted by excluding the impact of major changes in accounting rules, certain items related to acquisitions and divestitures and other adjustments as described in Appendix D to this proxy statement.

Adjustments to 2018 GAAP Earnings for Annual Bonus Plan Purposes

A reconciliation of 2018 GAAP earnings to earnings adjusted for annual bonus plan purposes is provided in Table 10.

2018 EARNINGS ADJUSTMENTS FOR ANNUAL BONUS PLAN PURPOSES

(Dollars in Millions)	Reconciliation
GAAP Earnings	$924
Pre-Defined Adjustments:
Exclude gains and losses on divestitures and related impairments	407
Exclude impact of the enactment of tax reform legislation	100
Exclude impairment of investment in RBS Sempra Commodities LLP, which was sold in 2010	67
Exclude variance to plan of foreign exchange gains or losses at Mexico	47
Exclude litigation settlement and certain unplanned items related to nonqualified pension and deferred compensation	39
Exclude earnings (including depreciation benefits) from assets held for sale, variance to plan for Oncor acquisition closing earlier than planned, unplanned costs related to pending InfraREIT acquisition and unplanned mandatory preferred dividends and capital rotation costs, net of interest	(8)
Earnings for Annual Bonus Plan Purposes	$1,576

Table 10

Annual Bonus Performance Results

Overall company performance for 2018 was at 196 percent of target performance. A summary of the plan metrics and results is provided in Table 11 below, with additional detail in Appendix D to this proxy statement:

2018 Performance Measures		Goals				Percent of
	Target Weight	Minimum	Target	Maximum	Actual Performance	Target Achieved(1)
Financial:
Sempra Energy Earnings (Dollars in Millions)	85%	$1,428	$1,487	$1,546	$1,576	170%
Safety:
Employee and Public Safety	12%	See Appendix D for Detail				21.4%
Customer Service & Stakeholders:
SDG&E and SoCalGas Customer Service/Stakeholders	3%					4.6%
TOTAL	100%					196.0%

Table 11

(1)

Earnings for annual bonus plan purposes exceeded the maximum goal, resulting in achievement of 200 percent of target performance that corresponds to a weighted percent of target achieved of 170 percent. Overall performance for the safety and customer service measures resulted in achievement of 174 percent of target performance that corresponds to a weighted percent of target achieved of 26.0 percent.

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2018 Bonus Payouts

Based on overall performance and its consideration of the contributions of each named executive officer, the Compensation Committee approved the payment of the annual bonuses shown in Table 12.

BONUSES PAID TO NAMED EXECUTIVE OFFICERS FOR 2018 PERFORMANCE

Named Executive Officer	Base Salary at Year-End 2018		x	Bonus Target	x	Performance Score(2)	=	Bonus(3)
Jeffrey W. Martin(1)	$1,100,000			105%		196%		$2,267,300
Joseph A. Householder(1)	$1,000,000			97%		196%		$1,896,000
Trevor I. Mihalik(1)	$600,000			73%		196%		$863,700
Dennis V. Arriola(1)	$622,800			79%		196%		$966,900
Martha B. Wyrsch	$600,000			80%		196%		$941,000
Debra L. Reed	$1,447,600	(4)		140%		196%		$3,973,100

Table 12

(1)	Bonus targets for Mr. Martin, Mr. Householder, Mr. Mihalik and Mr. Arriola are prorated between their pre- and post-promotion targets.

(2)	The actual performance score of 196.04 percent is rounded in Table 12.

(3)	Bonus amounts are rounded up to the nearest hundred.

(4)	Represents Ms. Reed’s base salary in effect at the time of her retirement in December 2018.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest single component of each named executive officer’s total target compensation package. (See Figure 4 for these percentages.) In accordance with our pay-for-performance philosophy, 70 percent of the 2018 annual long-term incentive plan award for each of our named executive officers was in the form of performance-based restricted stock units. The key features of our awards and their alignment with shareholder interests are summarized below.

Key Features of 2018 Equity Awards Alignment with Shareholder Interests 70% performance-based restricted stock units Two performance measures: Relative total shareholder return (50%) Earnings per share growth (20%) No payout at threshold, or minimum, performance 30% service-based restricted stock units Performance measures are aligned with long-term value creation. Payouts are linked to relative total shareholder returnand EPS performance. Payout scale begins at zero for threshold performance. Three-year vesting to promote retention

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Executive Compensation

Rationale for LTIP Program Design

The Compensation Committee believes a balanced award design that is based 50 percent on relative total shareholder return, 20 percent on EPS growth and 30 percent on service-based restricted stock units creates a strong alignment with shareholder interests and with our growth strategy. The committee approved this equity award structure after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from our shareholder outreach.

In determining the design of the performance-based components of our LTIP awards, the Compensation Committee sought a direct link to long-term performance in comparison to indices and peers. To achieve this result, the committee uses performance-based restricted stock units based on relative total shareholder return (constituting 50 percent of the target grant date award value, with 35 percent based on performance relative to the S&P 500 Utilities Index (excluding water companies) and 15 percent based on performance relative to the S&P 500 Index). The link between pay and long-term earnings performance is further strengthened by the use of a second performance measure based on long-term EPS growth (constituting 20 percent of the target grant date award value). Service-based restricted stock units that vest over three years make up the remaining 30 percent of the target grant date award value.

Relative performance determines the number of shares earned and absolute performance determines the value of each share earned
Figure 8

Determining Individual Equity Award Grants

In making the annual grants, the Compensation Committee:

•	Specified a target dollar value (based on a percentage of base salary) and other terms for each executive officer’s award.

•

Based the number of shares underlying the awards granted on the specified target dollar value, as opposed to a fixed number of shares for each executive officer. This approach allows maintenance of the pay mix described previously.

On the grant date, we calculated the precise number of shares to be granted to each executive officer by dividing the total target value of each executive officer’s award by the applicable Monte Carlo value for the awards based on relative total shareholder return and by the grant date closing stock price of Sempra Energy common stock for the awards based on EPS growth and for the service-based restricted stock units.

Promotional and Recognition Awards Granted to Named Executive Officers in 2018

Special equity awards also may be granted with the Compensation Committee’s approval upon the hiring or promotion of named executive officers or, in limited instances, to reward extraordinary performance or promote retention. In connection with their promotions, Mr. Martin, Mr. Householder and Mr. Mihalik received May 1, 2018 grants of service-based restricted stock units with grant date values of $2.7 million for Mr. Martin, $2.5 million for Mr. Householder and $414 thousand for Mr. Mihalik. Other than the promotional grant, Mr. Martin did not receive an adjustment to his 2018 long-term incentive award that was granted while he was serving as CFO, as shown in the table below, despite being promoted to CEO on May 1, 2018. In his prior role, Mr. Mihalik was recognized for his contributions to the Oncor acquisition with service-based restricted stock unit awards, $500 thousand of which were granted on January 2, 2018 and $250 thousand of which were granted on March 9, 2018. He also received a February 21, 2018 service-based restricted stock unit award valued at $76 thousand. Ms. Wyrsch received a $500 thousand service-based restricted stock unit award in recognition of exemplary performance on January 2, 2018.

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Target Value of Equity Grants

Table 13 illustrates the target value of 2018 annual long-term incentive awards granted to our named executive officers.

The target grant values for the 2018 annual long-term incentive plan awards are summarized below. The values of these awards, as well as any promotional or special awards, also are provided in the Grants of Plan-Based Awards table on page 79.

TARGET GRANT VALUES FOR 2018

	Performance-Based and Service-Based Restricted Stock Units
	Base Salary	Target Value(1)	Total
Jeffrey W. Martin	$700,000	250%	$1,750,000
Joseph A. Householder	$750,000	250%	$1,875,000
Trevor I. Mihalik	$400,000	160%	$640,000
Dennis V. Arriola	$572,800	200%	$1,145,600
Martha B. Wyrsch	$600,000	210%	$1,260,000
Debra L. Reed	$1,447,600	550%	$7,961,800

Table	13

(1)

The targets shown above are the targets that were used to calculate the 2018 annual long-term incentive plan grants in January 2018. Targets for Mr. Martin, Mr. Householder, Mr. Mihalik and Mr. Arriola were increased in connection with their promotions to 425 percent for Mr. Martin, 325 percent for Mr. Householder, and 210 percent for Mr. Mihalik and Mr. Arriola. These changes were prospective and were not applied retroactively to the January 2018 grants.

The actual amounts realized by equity award recipients will depend on future stock price performance and our EPS performance and the degree to which these performance measures are achieved. The amounts ultimately realized will not necessarily track with the target grant values.

Performance Goals for the 2018 Performance-based Restricted Stock Units

The 2018 long-term incentive plan awards included two performance measures—relative total shareholder return and EPS growth. Based on feedback from our shareholders, beginning in 2017 we moved from an award design that integrated total shareholder return performance against both S&P indices within one award to a simpler design with performance against each index measured in separate award components. Fifty percent of the total target award value is linked to relative total shareholder return, with 35 percent based on total shareholder return relative to the S&P 500 Utilities Index (excluding water companies) and 15 percent based on total shareholder return relative to the S&P 500 Index. Twenty percent is linked to EPS growth.

1.	Relative Total Shareholder Return

Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra Energy common stock based on the company’s three-year cumulative total shareholder return compared with the S&P 500 Utilities Index or the S&P 500 Index, as applicable. We measure our total shareholder return against both the S&P 500 Utilities Index and the S&P 500 Index because our operations extend beyond those of a typical utility and we have significant international and non-utility infrastructure operations. Our stock can be influenced by factors that may not affect many companies in the S&P 500 Utilities Index.

If the company’s performance is at target (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. If our performance exceeds the 50th percentile of the applicable index, participants have the opportunity to earn up to two shares for each restricted stock unit. Participants may earn a partial share for performance between the 25th and 50th percentiles of the applicable index.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher	2.0
70th Percentile	1.5
50th Percentile	1.0
40th Percentile	0.7
30th Percentile	0.4
25th Percentile or below	0.0

Table 14

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note:	If performance falls between the tiers shown in Table 14, the payout is calculated using linear interpolation.

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The award component based on total shareholder return relative to the S&P 500 Index also includes a modifier based on absolute total shareholder return. While relative total shareholder return continues to be the primary performance measure, the inclusion of a modifier strengthens the focus on achieving both strong relative and absolute total shareholder return performance. In an instance in which both relative and absolute total shareholder return are high, the modifier may increase award payouts but cannot cause the total award payout to exceed 200 percent (2.0 shares earned for each restricted stock unit).

The modifier was developed based on the approximate 25th and 75th percentiles of Sempra Energy’s historical total shareholder return and historical estimated cost of equity. The modifier adds 20 percent to the award’s payout (as initially calculated based on relative total shareholder return) for absolute total shareholder return performance in the top quartile of the distribution of the historical benchmark data. It reduces the award’s payout by 20 percent for performance in the bottom quartile of the distribution of the historical benchmark data. For the 2018 award, the modifier is triggered if our total shareholder return is at or above 35 percent or if our total shareholder return is at or below -10 percent. If performance falls within the second or third quartiles, the modifier is not triggered and the payout is based solely on the relative total shareholder return performance result. The modifier cannot cause the total award payout to exceed 200 percent.

2.	Earnings Per Share Growth

The 2018 long-term incentive plan awards also included a performance-based restricted stock unit award linked to relative EPS growth(2). The award measures the CAGR of our EPS for the three-year period ending on December 31, 2020. The payout scale is based on the December 31, 2017 analyst consensus three-year EPS growth estimates for the S&P 500 Utilities Index peer companies. The threshold payout level is based on the 25th percentile of the analyst consensus estimates and the maximum payout level is based on the 90th percentile.

During our shareholder engagement meetings, some shareholders expressed concern about the potential effect of stock buybacks on incentive plans with performance measures based on EPS. The Compensation Committee took this feedback into consideration by including a provision that excludes the impact of stock buybacks not contemplated in the financial plans publicly communicated prior to the grant date of such awards.

The Compensation Committee bases the payout scale for our EPS growth-based awards on analyst consensus estimates for the S&P 500 Utilities Index peer companies because:

•	Our strategic goal is to deliver higher growth than our utility peers while maintaining a commensurate risk profile.

•

Our LTIP award design aligns with this strategic goal by measuring our three-year EPS CAGR against a payout scale that is based on analyst consensus estimates, compiled by an independent third party, for our S&P 500 Utilities Index peer companies.

•

The earnings growth in the financial plan is not linear from year to year. This year-to-year variability in earnings growth is due, in part, to our investment in large-scale, capital-intensive development projects that take multiple years to construct and multiple years for earnings to be generated.

Percentile of Analyst Estimates for S&P 500 Utilities EPS CAGR	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher (7.3 percent or higher)	2.0
75th Percentile (6.6 percent)	1.5
50th Percentile (5.3 percent)	1.0
25th Percentile (4.2 percent)	0.0

Table 15

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 15, the payout is calculated using linear interpolation. As discussed below under “Managing Risk in Compensation Plans,” our payout scale begins at zero for threshold performance.

For purposes of the long-term incentive award, the calculation of EPS may, at the Compensation Committee’s discretion, include the same types of potential adjustments described on page 59 under “Earnings Goal Determination,” as well as adjustments related to, among other things, other unusual or non-operating items.

(2)

The award was designed to meet the conditions necessary to preserve the deductibility of the award under Section 162(m) of the Internal Revenue Code (prior to the changes to Section 162(m) under the Tax Cuts and Jobs Act of 2017 as discussed in “Impact of Regulatory Requirements—Tax Deductibility of Pay” on page 74) while providing flexibility to the Compensation Committee in determining the payout under the award. In order for there to be any payout, the company must achieve positive cumulative net income for the performance period. The Compensation Committee may then apply negative discretion as described herein.

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Results for the 2016-2018 Award Cycle

The performance period of our 2016-2018 award cycle concluded on January 2, 2019 (for the TSR-based awards) and December 31, 2018 (for the EPS-based awards) and were scheduled to vest in 2019. Our 2016-2018 relative total shareholder return was at the 23rd percentile of the S&P 500 Utilities Index and below the total shareholder return of the market-capitalization-weighted S&P 500 Index. As a result, these grants, which made up 80 percent of the 2016 award of LTIP units for our named executive officers, did not vest and were forfeited. The 2016-2018 awards based on EPS growth (making up the remaining 20 percent of the 2016 LTIP award for our named executive officers) vested at 200 percent of target based on adjusted EPS growth of 9.8 percent. For additional information see “Outstanding Equity Awards at Year-End” on page 83 and “Option Exercises and Stock Vested” on page 86.

Earnings Per Share Growth (Diluted) for 2016-2018 Award	2015	2018
GAAP Earnings per Share	$5.37	$3.42
Pre-Defined Exclusions:
Acquisitions and divestitures (other than Oncor): gains and losses on sales, related impairments, and related earnings impacts	(0.38)	1.43
Effect of changes in tax laws, changes in regulatory treatment of tax repairs allowance, litigation settlement, and foreign exchange gains or losses at Mexico	(0.65)	0.46
Items related to RBS Sempra Commodities LLP, which was sold in 2010	(0.05)	0.25
Certain unplanned items related to nonqualified pension and deferred compensation and 2015 LNG development costs	0.02	0.08
90% of the impact of the SONGS impairment and related earnings effects from purchased replacement power	(0.05)	—
Earnings per Share for 2016-2018 LTIP Award Purposes	$4.26	$5.64
Earnings per Share Growth for 2016-2018 LTIP Award Purposes		9.8%

Table 16

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4.	Benefit Plans

Our executive officers also participate in benefit plans including: (1) health, life insurance and disability plans and other executive benefits; and (2) retirement and savings plans.

1.	Health, Life Insurance and Disability Plans and Other Benefits

Plan Type	Plan	Description

Health & Welfare	Basic Group Plans	Our executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits essential to attracting a high-quality workforce.
Other Health & Welfare Benefits

Mr. Martin, Mr. Householder and Ms. Reed participate in the following plans other than the basic group health and welfare plans:

•  A medical insurance plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents. This plan was closed to new participants in 2012.

•  A life insurance plan providing additional life insurance death benefits (target death benefit is two times base salary and bonus for active employees and 1.5 times base salary and bonus for retired employees). The company funds the post-retirement benefit in the year following a qualified retirement (retirement at age 62 or older with five or more years of service). This plan was closed to new participants in 2012.

All of our named executive officers participate in a long-term disability plan providing additional protection upon disability (60 percent of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Benefit Programs

Ms. Wyrsch, Mr. Mihalik and Mr. Arriola receive an annual executive benefit program allowance of $30,000 that may be used to cover out of pocket costs for health and welfare benefits as well as the cost of financial planning services and excess personal liability insurance. Any unused allowance is paid out at year-end.

We provide certain other benefits to our executive officers. The Compensation Committee reviews the level and types of these benefits each year. The committee believes that these benefits are appropriate and important in attracting and retaining executive talent. These benefits include financial planning services, excess personal liability insurance, and a charitable contribution matching program. The CEO has an executive security specialist for personal and business driving in the context of an overall security plan.

None of these benefits includes a tax gross-up provision.

Table 17

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2.	Retirement and Savings Plans

Our executive officers participate in our broad-based, tax-qualified 401(k) Savings Plan, our Cash Balance Plan and a Supplemental Executive Retirement Plan. Officers and certain other key management employees may also elect to participate in a deferred compensation plan. These plans are described in Tables 18 and 19 below.

Plan Type	Plan	Description

Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
Supplemental Retirement Plan

The Compensation Committee believes that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

Our Supplemental Executive Retirement Plan, or SERP, provides named executive officers with retirement benefits based on the executive’s:

•  Final average pay(1)

•  Actual years of service

•  Age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

Both the Cash Balance Plan and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

Table 18

(1)

Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

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Plan Type	Plan	Description

Savings Plans	401(k) Savings Plan

Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option effective January 1, 2019). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

Employees may receive company contributions of up to four percent of eligible pay. Eligible pay generally includes base salary and annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first six percent of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next five percent of the employee’s contributions.

All employee contributions and investment earnings in the 401(k) Savings Plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Deferred Compensation Plan

Our executive officers and other key management employees also may defer up to 85 percent of their base salary and bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•  Funds that mirror the investments available under our 401(k) Savings Plan, including a Sempra Energy phantom stock account.

•  A fund providing interest at the greater of 110 percent of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1 percent.

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account and cannot be transferred into other investments.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. Deferred compensation plan participants receive company contributions equal to three percent of base salary and annual bonus deferrals plus three percent of eligible pay in excess of the 401(k) plan limits. In total, an employee who participates in both the 401(k) plan and the deferred compensation plan may receive company matching contributions of up to three percent of eligible pay under the 401(k) plan and three percent of eligible pay under the deferred compensation plan. There are no company matching contributions on deferrals of performance-based restricted stock units.

Effective January 1, 2019, the deferred compensation matching contribution is equal to one-half of the first six percent of the employee’s contributions plus one-fifth of the next five percent of the employee’s contributions less an offset for 401(k) matching contributions.

All employee contributions, matching company contributions and investment earnings in the deferred compensation plan vest immediately. Prior to January 1, 2019, eligibility to receive company matching contributions began after one year of service. Effective January 1, 2019, new participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 19

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Severance and Change in Control Arrangements

Our executive officers have severance pay agreements that include change-in-control features. The agreements do not contain excise tax gross-up provisions. Equity awards include a double trigger change-in-control provision. None of our officers has an employment agreement.

Rationale for Providing Severance Agreements

The Compensation Committee believes that severance agreements, which are a prevalent market practice, are effective in:

•	Attracting executives who are leaving an existing employer

•	Mitigating legal issues upon an employment separation

•	Retaining talent during uncertain times

By mitigating the effect of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Payments are not required when terminations are for cause.

Severance Agreement Benefits

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	The company terminates an executive’s employment for reasons other than cause; or

•	When the executive resigns for “good reason.”

Definition of “Good Reason”

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that may effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Outstanding Equity Award Treatment Upon Certain Terminations or a Change in Control

Awards granted under our shareholder-approved 2013 Long-Term Incentive Plan are subject to the double trigger change in control provision in the plan. Except as described below, awards do not automatically vest upon a change in control. Rather, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control, except as described below.

Restricted stock unit awards issued to date under the 2013 Long-Term Incentive Plan provide that awards will remain outstanding following a change in control subject to the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the 2013 Long-Term Incentive Plan. If awards are not assumed or replaced or are held by an employee who is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, such awards would vest upon a change in control. Vesting of service-based restricted stock units will also accelerate upon an executive’s death.

With respect to performance-based awards, if an executive’s employment is terminated after the executive has attained age 55 and completed five years of service, and the termination occurs after one year of the applicable performance period has been completed (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period.

See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.

Compensation Committee Roles and Responsibilities

Overview

The Compensation Committee’s primary role is to determine all aspects of compensation for our executive officers. The Compensation Committee reviews all pay components for our Chief Executive Officer and other executive officers.

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The Compensation Committee typically holds four regularly scheduled meetings each year, with additional meetings scheduled when required. The committee’s chair approves the agenda prior to each meeting. Five directors currently sit on the committee. Each member of the committee is required to be:

•	An independent director under independence standards established by the New York Stock Exchange.

•	A non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934.

•	An outside director under Section 162(m) of the Internal Revenue Code (for purposes of certifying results for awards granted prior to the enactment of the Tax Cuts and Jobs Act of 2017).

The Compensation Committee:

•	Sets its meeting dates and standing agenda items annually.

•	Considers standing agenda items and other topics at each meeting.

•	Holds an executive session without management present at each meeting.

•	Retains its own independent compensation advisor.

•	Recommends changes to its charter for approval by the board as needed.

•	Conducts an annual self-assessment of its effectiveness in compliance with its charter.

The Compensation Committee most recently reviewed its charter in June 2018. The charter is available on our website at www.sempra.com under the “Investors” and “Governance” tabs.

Compensation Committee Responsibilities

The Compensation Committee’s major responsibilities include:

Compensation Committee Responsibilities Analyzing executive compensation market data, including base salaries, annual bonuses, long-term incentives and total pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs Tracking and understanding the total compensation of each executive officer and reviewing, at least once a year, tally sheets that summarize the major elements of compensation Reporting annually to the board on succession planning Reviewing and recommending to the board that the Compensation Discussion and Analysis be included in our proxy statement Analyzing long-term incentive plan overall dilution and current annual dilution rates Designing our compensation programs to encourage and reward sustainable growth in our business with what the committee deems to be acceptable risk Overseeing and approving annual incentive plans, equity-based plans, severance plans, deferred compensation arrangements, retirement benefits and other programs and benefits that primarily cover executive officers Reviewing and administering corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers Leading the performance evaluation of the CEO in light of these goals and objectives. Based on individual and company performance, competitive compensation information and other considerations, approving and recommending the CEO's compensation level for ratification by our independent board members

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Tally Sheets

The Compensation Committee uses tally sheets to review and evaluate our total executive compensation and benefit programs. These tally sheets, along with information prepared annually for the proxy statement, are used to consider:

•	Information for analyzing the design, operation and effectiveness of our executive compensation programs.

•	The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards.

•	Estimated pension benefits, life insurance benefits and deferred compensation balances.

•	Information on change in control scenarios.

The committee does not rely on tally sheets to establish specific pay levels. Instead, pay levels are based primarily on external market data and other considerations described under “Labor Market Benchmarking” on pages 55 and 56.

In addition, board members receive a Compensation Program Summary. The summary provides an overview of our executive compensation philosophy, information on each executive compensation plan and officer and employee demographic data.

The Compensation Committee’s Advisors

The Compensation Committee retains an independent advisor to assist it with executive compensation matters. The committee has the sole authority to select, compensate and terminate its external advisors.

In 2018, the committee retained Exequity as its independent compensation consultant. The committee has assessed Exequity’s independence pursuant to SEC rules and concluded that there are no conflicts of interest. Exequity is a nationally recognized independent provider of executive compensation advisory services. They are not affiliated with any other service provider.

An Exequity representative attended all committee meetings and met in executive session with the committee members at all four of the regular 2018 meetings.

Exequity supported the committee by:

Exequity's Support of the Compensation Committee Providing competitive data on compensation and relative performance of peer group companies Making presentations on regulatory and legislative matters affecting executive compensation Recommending pay programs and salary increase budgets Providing opinions on the reasonableness of compensation Conducting a risk assessment of incentive programs Consulting on other related matters as needed

Exequity and its affiliates do not perform any work for the company outside of their advisory role to the Compensation Committee. The total amount paid to Exequity in 2018 was $241,356.

Management’s Role

Our Chief Executive Officer and/or chief human resources officer attend the non-executive session of each Compensation Committee meeting. Our human resources department assists the committee by preparing tally sheets and other compensation information and analyses for its consideration. The committee members and the independent compensation consultant receive presentation materials in advance of committee meetings.

Our accounting, finance and law departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance.

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Executive Compensation

None of our executive officers determine or approve any element or component of their own compensation, nor are they present during the committee’s deliberation regarding their own compensation. This includes base salary, annual bonus, long-term incentives and all other aspects of compensation. Our Chief Executive Officer does not meet separately with the committee’s independent compensation consultant.

The Compensation Committee seeks our Chief Executive Officer’s views on the performance of our other executive officers, and he makes pay recommendations for these officers. In addition, the committee frequently requests input from the Chief Executive Officer on what programs and goals he believes might be most appropriate given the company’s strategic direction. The committee considers this input in addition to input received from its independent compensation consultant in setting goals and program design.

Managing Risk in Compensation Plans

Managing Risk

The Compensation Committee manages risk in incentive compensation plans through:

Compensation Program Risk Mitigation Balance of short-term and long-term incentives Higher proportion of total compensation linked to long-term incentives Incentive plan design and performance measure selection Independent third-party risk assessment Stock ownership requirements Anti-hedging policy Clawback policy

Risk Mitigation Features in our Incentive Plan Design and Performance Measure Selection

Our long-term incentive awards include the following risk-mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many of our peers pay 25 percent or 50 percent for threshold performance.

•

Avoiding “cliffs” in the payout scale. This eliminates the risk of pressure points. An example of a cliff is a scale that pays 50 percent for threshold performance and zero for performance immediately below threshold.

•

Using multiple types of awards and performance measures, including a market-based performance measure, relative total shareholder return, as the performance measure for 50 percent of the grant date value of our 2018 restricted stock unit grants, a measure based on long-term EPS growth for 20 percent and service-based restricted stock units for the remaining 30 percent.

•

Measuring our total shareholder return against the S&P 500 Index and the S&P 500 Utilities Index rather than against peer groups selected by the company. Using these indices ensures less subjectivity in the determination of our peer groups.

Our annual bonus plans include the following features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many of our peers pay 25 percent or 50 percent for threshold performance.

•

Using a corporate financial performance measure that is based on the earnings reported in our financial statements, with certain pre-defined adjustments. These adjustments are limited and made only after thoughtful consideration by the Compensation Committee.

•	Incorporating performance measures linked to our businesses, including employee and public safety and customer service, in addition to the corporate financial performance measure.

•	Providing the committee with downward discretion over certain incentive plan payouts.

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Independent Third-Party Risk Assessment

The Compensation Committee’s independent consultant, Exequity, conducted a risk assessment of our 2018 incentive compensation programs. Exequity’s findings concluded that our incentive plans do not create risks that are likely to have a material adverse impact on the company. The committee concurs with these findings. Specific examples of safeguards and risk-mitigating features found in our executive incentive programs are listed above.

Clawback Policy

Our clawback policy applies to both short-term and long-term incentive plans. It is included in both executive and non-executive award agreements.

The policy requires the forfeiture, recovery or reimbursement of awards or compensation under the applicable plans as:

•	Required by applicable law, or

•

Required under any policy implemented or maintained by the company pursuant to any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the company are listed.

The company also reserves the right to recoup compensation paid if it determines that the results on which compensation was paid were not actually achieved.

In addition, the Compensation Committee may, in its sole discretion, require the recovery or reimbursement of incentive compensation awards from any employee whose fraudulent or intentional misconduct materially affects the operations or financial results of the company or its subsidiaries.

Anti-Hedging and Pledging Policy

The company maintains an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of company common stock. Officers and directors also are prohibited from pledging shares of company common stock.

Share Ownership Requirements

Our Board of Directors has established share ownership requirements for officers to further strengthen the link between company executive and shareholder interests. The requirements set minimum levels of share ownership that our officers must achieve and maintain.

For officers, the requirements are:

Executive Level Share Ownership Requirements Chief Executive Officer 8x base salary President, Corporate Group Presidents and Executive Vice Presidents 4x base salary Principal Subsidiary Chief Executive Officers, Presidents and Chief Operating Officers 3x base salary Senior Vice Presidents 2x base salary Vice Presidents 1x base salary

Based on Exequity’s review of competitive benchmark data, we believe our share ownership requirements are robust compared to prevalent market practices.

For purposes of the requirements, we include shares owned directly or through our 401(k) Savings Plan. We also count deferred compensation that executives invest in phantom shares of our common stock (including deferred restricted stock units that have vested), unvested service-based restricted stock units, and the vested portion of certain in-the-money stock options.

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We expect officers to meet these requirements within five years of hire or promotion to an officer-level position and within three years after promotion to a role with a higher share ownership requirement. In 2015, the Compensation Committee also enhanced executive officers’ share ownership requirements by requiring that until such time as the share ownership requirements are met, executive officers are expected to retain (and not sell) a number of shares equal to at least 50 percent of the net after-tax shares acquired through equity compensation awards.

All named executive officers are in compliance with the requirements or have additional time within which to comply with any higher level applicable to them as a result of a promotion.

Impact of Regulatory Requirements

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was eliminated, with limited exceptions for certain outstanding awards, incentive plans, benefits and other arrangements in place on November 2, 2017. In addition, the definition of covered employees was expanded to generally include all named executive officers.

The Compensation Committee believes that tax deductibility is one important factor in evaluating a compensation program. Although we historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, we will no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Providing salary levels and other compensation that is not fully tax deductible may be required by competitive or other circumstances and may be in the best interests of our shareholders. Accordingly, the Compensation Committee may exercise judgment to provide compensation that may not be fully tax deductible by the company.

Other Tax, Accounting and Regulatory Considerations

Many other Internal Revenue Code provisions, SEC regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are effective and are intended to comply with these requirements.

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Compensation Committee Report

The Compensation Committee of Sempra Energy’s Board of Directors has reviewed and discussed with the company’s management the Compensation Discussion and Analysis included in this proxy statement and, based upon that review and discussion, recommended to the board that it be so included.

Compensation Committee

William C. Rusnack, Chair

Alan L. Boeckmann

William D. Jones

William G. Ouchi

Jack T. Taylor

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Compensation Tables

Summary Compensation Table

In the table below, we summarize the compensation for the past three years for our named executive officers.

			Stock Awards (H)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (I)
	Year	Salary (G)	Restricted stock and restricted stock units	Performance- based annual cash bonus	Pension accruals and above-market interest on non- qualified deferred compensation	All Other Compensation (J)	Total
Jeffrey W. Martin (A) Chairman and Chief Executive Officer	2018	$968,493	$4,450,221	$2,267,300	$1,337,441	$301,036	$9,324,491
	2017	$600,000	$1,379,367	$942,600	$1,135,070	$98,608	$4,155,645

Joseph A. Householder (B) President and Chief Operating Officer	2018	$917,808	$4,375,332	$1,896,000	$1,771,228	$141,192	$9,101,560
	2017	$700,000	$1,915,381	$1,099,700	$2,027,236	$131,052	$5,873,369
	2016	$700,000	$1,886,348	$879,400	$2,049,705	$101,250	$5,616,703
Trevor I. Mihalik (C) Executive Vice President and Chief Financial Officer	2018	$534,247	$1,880,243	$863,700	$433,632	$72,396	$3,784,218

Dennis V. Arriola (D) Executive Vice President and Group President	2018	$614,718	$1,145,826	$966,900	$377,927	$145,154	$3,250,525
Martha B. Wyrsch (E) Executive Vice President and General Counsel	2018	$600,000	$1,760,400	$941,000	$797,318	$110,307	$4,209,025
	2017	$577,900	$1,202,472	$851,200	$1,302,402	$101,823	$4,035,797
	2016	$577,900	$1,152,464	$680,700	$736,808	$103,449	$3,251,321
Debra L. Reed (F) Former Chairman, President and Chief Executive Officer	2018	$1,597,929	$7,961,914	$3,973,100	$4,403,983	$616,370	$18,553,296
	2017	$1,391,900	$7,228,415	$3,416,600	$5,817,330	$171,491	$18,025,736
	2016	$1,391,900	$7,124,766	$1,830,600	$8,241,777	$217,365	$18,806,408

(A)	Mr. Martin was appointed CEO and a director of the company effective May 1, 2018 and as Chairman effective December 1, 2018.

(B)	Mr. Householder was appointed President and Chief Operating Officer effective May 1, 2018.

(C)	Mr. Mihalik was appointed Executive Vice President and Chief Financial Officer effective May 1, 2018.

(D)	Mr. Arriola was appointed Executive Vice President and Group President effective October 1, 2018.

(E)	Ms. Wyrsch retired as Executive Vice President and General Counsel effective March 1, 2019.

(F)	Ms. Reed retired as President and Chief Executive Officer effective May 1, 2018 and as Executive Chairman effective December 1, 2018.

(G)	The salary reported for Ms. Reed includes $273,276 for the payout of accrued vacation.

(H)

Grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on total shareholder return, a Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value. For the 2018 performance-based restricted stock units with a performance measure based on EPS growth, the maximum values, assuming the highest level of performance conditions were achieved, would be $700,156 for Mr. Martin; $750,092 for Mr. Householder; $256,001 for Mr. Mihalik; $458,273 for Mr. Arriola; $504,205 for Ms. Wyrsch; and $3,184,731 for Ms. Reed.

The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

For additional information regarding stock awards, please see the discussions under the “Grants of Plan-Based Awards” and the “Outstanding Equity Awards at Year-End” tables below.

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(I)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120 percent of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2018 amounts are:

2018 CHANGE IN PENSION VALUE AND ABOVE-MARKET INTEREST

	Change in Accumulated Benefits(1)	Above-Market Interest	Total
Jeffrey W. Martin	$1,304,515	$ 32,926	$1,337,441
Joseph A. Householder	$1,704,210	$ 67,018	$1,771,228
Trevor I. Mihalik	$ 420,322	$ 13,310	$ 433,632
Dennis V. Arriola	$ 361,704	$ 16,223	$ 377,927
Martha B. Wyrsch	$ 746,225	$ 51,093	$ 797,318
Debra L. Reed	$4,135,076	$268,907	$4,403,983

(1)

The changes in the actuarial value of pension benefits are due to changes in pay, Performance-Based Annual Bonus Plan performance (impacts calculation of Final Average Earnings—see “Pension Benefits” for additional information), the accrual of additional age and service and changes in actuarial assumptions such as mortality and interest rates.

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(J)	All Other Compensation amounts for 2018 are:

2018 ALL OTHER COMPENSATION

	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)	Other(2)	Total
Jeffrey W. Martin	$ 58,591	$24,097	$218,348	$301,036
Joseph A. Householder	$ 62,082	$65,344	$13,766	$141,192
Trevor I. Mihalik	$ 31,844	$8,052	$32,500	$ 72,396
Dennis V. Arriola	$ 44,374	$9,398	$91,382	$145,154
Martha B. Wyrsch	$ 45,125	$10,182	$55,000	$110,307
Debra L. Reed	$146,060	$124,066	$346,244	$616,370

(1)

Amounts shown in the “Insurance Premiums” column include premiums for disability benefits, supplemental medical (for Mr. Martin, Mr. Householder and Ms. Reed) and for Ms. Reed, Mr. Martin and Mr. Householder, life insurance premiums of $35,000, $4,000 and $44,346, respectively. Information on these programs is provided under “Benefit Plans — Health, Life Insurance and Disability Plans and Other Benefits” on page 66. The amount reported for Ms. Reed also includes the estimated cost of $70,000 to provide supplemental medical and personal liability insurance benefits for a period of five years following her retirement.

(2)

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; a $30,000 executive benefit program allowance (for Ms. Wyrsch, Mr. Mihalik and Mr. Arriola), the incremental cost to the company (the hourly rate of drivers, plus fuel, vehicle maintenance and depreciation expense) of commuting and other personal use of company cars and drivers (for Ms. Reed and Mr. Martin and, on an occasional basis, Mr. Householder), $148,353 in costs related to temporary residential security for Mr. Martin during a four-month period in 2018 along with $30,858 in incremental costs related to Mr. Martin’s personal use of non-commercial aircraft, both due to heightened security risk related to business activities, and $36,382 in relocation-related tax gross-ups provided to Mr. Arriola in connection with his transfer from Los Angeles to San Diego (the relocation benefits provided to Mr. Arriola were consistent with the relocation benefits provided to salaried employees who relocate at the Company’s request). The amount reported for Ms. Reed also includes the estimated cost of $300,000 for financial and estate planning services during her lifetime (and to her estate for two years following her death). For each of Ms. Wyrsch, Ms. Reed and Mr. Arriola, 2018 company matching contributions to charitable organizations were $25,000, with lesser amounts for the other named executive officers. Ms. Reed will remain eligible to participate in the charitable contribution matching program for five years following her retirement. The company also agreed to provide Ms. Reed, on an occasional basis, (i) the services of an executive security specialist for personal and business driving and (ii) home computer support, in each case for a period of five years following her retirement, the costs of which cannot currently be quantified. Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including club memberships and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

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SUMMARY OF BASE SALARY, STOCK AWARDS AND NON-EQUITY INCENTIVE PLAN COMPENSATION

The table below presents an alternative version of the Summary Compensation Table that excludes the change in actuarial value of pension, nonqualified deferred compensation earnings and All Other Compensation. The purpose of this table is to provide readers with a view of the elements of compensation that are reviewed and determined annually by the Compensation Committee. This table is not a substitute for the Summary Compensation Table and related footnotes shown above.

			Stock Awards	Non-Equity Incentive Plan Compensation
	Year	Salary	Restricted stock and restricted stock units	Performance- based annual cash bonus	Total
Jeffrey W. Martin Chairman and Chief Executive Officer	2018	$968,493	$4,450,221	$2,267,300	$7,686,014
	2017	$600,000	$1,379,367	$942,600	$2,921,967

Joseph A. Householder President and Chief Operating Officer	2018	$917,808	$4,375,332	$1,896,000	$7,189,140
	2017	$700,000	$1,915,381	$1,099,700	$3,715,081
	2016	$700,000	$1,886,348	$879,400	$3,465,748
Trevor I. Mihalik Executive Vice President and Chief Financial Officer	2018	$534,247	$1,880,243	$863,700	$3,278,190
Dennis V. Arriola Executive Vice President and Group President	2018	$614,718	$1,145,826	$966,900	$2,727,444

Martha B. Wyrsch Executive Vice President and General Counsel	2018	$600,000	$1,760,400	$941,000	$3,301,400
	2017	$577,900	$1,202,472	$851,200	$2,631,572
	2016	$577,900	$1,152,464	$680,700	$2,411,064
Debra L. Reed Former Executive Chairman	2018	$1,597,929	$7,961,914	$3,973,100	$13,532,943
	2017	$1,391,900	$7,228,415	$3,416,600	$12,036,915
	2016	$1,391,900	$7,124,766	$1,830,600	$10,347,266

Grants of Plan-Based Awards

Our executive officers participated in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Annual performance-based cash bonuses were provided under our Annual Bonus Plan. Long-term incentives were provided under our 2013 Long-Term Incentive Plan.

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We summarize below our 2018 grants of plan-based awards for our executive officers named in the Summary Compensation Table.

2018 GRANTS OF PLAN-BASED AWARDS

	Grant Date (A)	Autho- rization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			All Other Stock Awards (D) Number of Shares	Grant Date Fair Value of Stock Awards (E)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Jeffrey W. Martin
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	5,841	11,682		$612,511
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	2,501	5,002		$262,517
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	3,323	6,646		$350,078
Service-Based Restricted Stock Units	1/02/18	12/14/17							4,984	$525,064
Service-Based Restricted Stock Units—Promotional	5/01/18	3/09/18							24,181	$2,700,051
Annual Bonus			$—	$1,156,600	$2,313,200
Joseph A. Householder
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	6,259	12,518		$656,344
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	2,680	5,360		$281,306
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	3,560	7,120		$375,046
Service-Based Restricted Stock Units	1/02/18	12/14/17							5,340	$562,569
Service-Based Restricted Stock Units—Promotional	5/01/18	3/11/18							22,390	$2,500,067
Annual Bonus			$—	$967,200	$1,934,400
Trevor I. Mihalik
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	2,137	4,274		$224,094
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	915	1,830		$96,043
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	1,215	2,430		$128,000
Service-Based Restricted Stock Units	1/02/18	12/14/17							1,823	$192,053
Service-Based Restricted Stock Units—Transactional	1/02/18	12/14/17							4,747	$500,097
Service-Based Restricted Stock Units—Special	2/21/18	2/21/18							720	$75,910
Service-Based Restricted Stock Units—Transactional	3/09/18	2/21/18							2,292	$250,011
Service-Based Restricted Stock Units—Promotional	5/01/18	4/09/18							3,708	$414,035
Annual Bonus			$—	$440,600	$881,200

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	Grant Date (A)	Autho- rization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			All Other Stock Awards (D) Number of Shares	Grant Date Fair Value of Stock Awards (E)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Dennis V. Arriola
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	3,824	7,648		$401,000
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	1,638	3,276		$171,933
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	2,175	4,350		$229,136
Service-Based Restricted Stock Units	1/02/18	12/14/17							3,263	$343,757
Annual Bonus			$—	$493,300	$986,600
Martha B. Wyrsch
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	4,206	8,412		$441,058
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	1,801	3,602		$189,042
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	2,393	4,786		$252,103
Service-Based Restricted Stock Units	1/02/18	12/14/17							3,589	$378,101
Service-Based Restricted Stock Units—Special	1/02/18	12/14/17							4,747	$500,096
Annual Bonus			$—	$480,000	$960,000
Debra L. Reed
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/18	12/14/17				—	26,574	53,148		$2,786,656
Performance-Based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/18	12/14/17				—	11,378	22,756		$1,194,292
Performance-Based Restricted Stock Units based on EPS Growth	1/02/18	12/14/17				—	15,115	30,230		$1,592,365
Service-Based Restricted Stock Units	1/02/18	12/14/17							22,673	$2,388,601
Annual Bonus			$—	$2,026,700	$4,053,400

(A)

Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based and service-based restricted stock units. The Compensation Committee authorizes these awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The committee approves a dollar value and the other terms for the awards to be granted to each executive officer. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, for outstanding performance, or to promote retention. In accordance with the terms approved by the committee, on the grant date, the precise number of shares to be granted to each executive officer was calculated using the closing price for shares of our common stock on that date (for the total shareholder return-based awards, the applicable Monte Carlo valuation was used).

(B)

Non-equity incentive plan awards consisted of annual bonuses payable under our Annual Bonus Plan. Amounts reported in the table represent estimates at the beginning of 2018 (but taking into consideration subsequent promotions that resulted in changes to base salary and/or bonus targets) of bonuses expected to be paid under earnings and operational performance measures established by the Compensation Committee. Outstanding corporate or individual performance may result in the payment of bonuses that exceed those contemplated by the guidelines. In no event will annual bonuses exceed the maximum bonuses established under the plan for each executive.

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Performance measures for 2018 were based on an earnings target of $1,487 million and operational measures of employee and public safety and customer service. For information concerning the pre-established adjustments to earnings for incentive plan purposes, please refer to the section of the Compensation Discussion and Analysis titled “Earnings Goal Determination.” No bonuses were payable for earnings of less than $1,428 million and maximum bonuses were payable for earnings of $1,546 million or more. Bonuses for targeted earnings performance of $1,487 million were set at levels ranging from 140 percent of base salary for Ms. Reed to 73 percent of base salary for Mr. Mihalik (prorated between his pre-promotion and post-promotion targets), with maximum bonuses ranging from 280 percent to 146 percent of base salary, respectively. Mr. Martin’s bonus target upon becoming CEO was 115 percent with a maximum payout potential of 230 percent. Prior to becoming CEO, his target was 85 percent with a maximum of 170 percent. For named executive officers who were promoted during the year, the amounts shown in the table are based on prorated bonus targets. Actual 2018 earnings adjusted for bonus plan purposes were $1,576 million. Accordingly, in February 2019, the Compensation Committee authorized the payment of bonuses to the executive officers in the amounts reported in the Summary Compensation Table as non-equity incentive plan compensation earned in 2018.

(C)

Equity incentive plan awards consisted of performance-based restricted stock units. During the performance periods, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, the award is forfeited subject to earlier vesting upon a change in control of the company. For a discussion of the accelerated vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.”

Shares subject to the performance-based restricted stock units will vest or be forfeited in early 2021 based on our total shareholder return and EPS growth for 2018-2020.

For the two components of performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if we have achieved a cumulative three-year total shareholder return that places us among the top 50 percent of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200 percent of the target number) for performance at or above the 90th percentile of that index. If our performance does not place us among the top 50 percent, but is above the 25th percentile of the companies in the applicable index, the number of shares that vest will decline from the target number of shares at the 50th percentile to zero at the 25th percentile. The number of vesting shares under the total shareholder return award component based on performance against the S&P 500 Index may be adjusted upward or downward by 20 percent based on Sempra Energy’s absolute total shareholder return for the period compared to benchmarks based on historical performance. The modifier cannot cause the total award payout to exceed 200 percent of target.

For the performance-based restricted stock units with an EPS growth performance measure, the target number of shares will vest, subject to the Compensation Committee’s discretion, if we have achieved a CAGR of 5.3 percent. If performance is at 6.6 percent, 150 percent of the target number of shares will vest, and if performance is at 7.3 percent or higher, the maximum number (200 percent of the target number) of shares will vest. If our compound annual EPS growth rate is less than 5.3 percent, shares will vest for performance above 4.2 percent declining from the target number of shares at 5.3 percent to zero at 4.2 percent. Such awards will not vest if the company does not achieve positive net income for the performance period.

Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(D)

Generally, awards granted on January 2, 2018 represent service-based restricted stock units that vest at the end of three years. The special awards granted to Mr. Mihalik on January 2, 2018 and February 21, 2018, and to Mr. Martin and Mr. Mihalik on May 1, 2018 vest ratably over two years. The awards granted to Mr. Householder on January 2, 2018 and May 1, 2018 vest on November 30, 2019.

During the service period, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

If an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy, the death of the executive, or at the discretion of the Compensation Committee of the Sempra Energy

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Board of Directors. For a discussion of the accelerated vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.” The service-based awards granted to Ms. Reed and Ms. Wyrsch in 2018 vested following their retirements on December 1, 2018 and March 1, 2019, respectively.

(E)

These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock awards will depend on the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

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Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2018, for our executive officers named in the Summary Compensation Table. These grants consist solely of restricted stock units.

		Performance-Based Restricted Stock Units (A)			Service-Based Restricted Stock Units (B)
	Grant Date	Number of Unearned/ Unvested Shares (C)		Market Value of Unearned/ Unvested Shares	Number of Unearned/ Unvested Shares (C)		Value of Unearned/ Unvested Shares
Jeffrey W. Martin	05/01/18				24,557		$2,656,824
	01/02/18	0		$0
	01/02/18	3,591		388,491
	01/02/18	3,402		368,040
	01/02/18				5,102		552,005
	01/03/17	1,119		121,021
	01/03/17	4,041		437,165
	01/03/17	2,636		285,170
	01/04/16	0	(D)	0
	01/04/16	4,708	(E)	509,317

		19,497		$2,109,204	29,659		$3,208,829
Joseph A. Householder	05/01/18				22,738		$2,460,043
	01/02/18	0		$0
	01/02/18	3,848		416,296
	01/02/18	3,644		394,289
	01/02/18				5,467		591,434
	01/03/17	1,555		168,182
	01/03/17	5,603		606,202
	01/03/17	3,659		395,815
	01/04/16	0	(D)	0
	01/04/16	8,157	(E)	882,503
	01/02/15	26,075		2,821,003

		52,541		$5,684,290	28,205		$3,051,477
Trevor I. Mihalik	05/01/18				3,766		$407,407
	03/09/18				2,346		253,851
	02/21/18				737		79,744
	01/02/18	0		$0
	01/02/18	1,314		142,131
	01/02/18	1,244		134,568
	01/02/18				1,866		201,907
	01/02/18				4,860		525,756
	01/03/17	537		58,083
	01/03/17	1,940		209,839
	01/03/17	1,265		136,881
	01/04/16	0	(D)	0
	01/04/16	2,668	(E)	288,691
	01/04/16				1,171	(F)	126,742

		8,968		$970,193	14,746		$1,595,407

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		Performance-Based Restricted Stock Units (A)			Service-Based Restricted Stock Units (B)
	Grant Date	Number of Unearned/ Unvested Shares (C)		Market Value of Unearned/ Unvested Shares	Number of Unearned/ Unvested Shares (C)	Value of Unearned/ Unvested Shares
Dennis V. Arriola	01/02/18	0		$0
	01/02/18	2,352		254,438
	01/02/18	2,227		240,893
	01/02/18				3,340	$361,395
	01/03/17	936		101,256
	01/03/17	3,381		365,761
	01/03/17	2,204		238,402
	01/04/16	0	(D)	0
	01/04/16	4,664	(E)	504,623

		15,764		$1,705,373	3,340	$361,395
Martha B. Wyrsch	01/02/18	0		$0
	01/02/18	2,586		279,757
	01/02/18	2,450		265,038
	01/02/18				3,674	$397,501
	01/02/18				4,860	525,756
	01/03/17	976		105,590
	01/03/17	3,515		380,333
	01/03/17	2,298		248,668
	01/04/16	0	(D)	0
	01/04/16	4,990	(E)	539,829
	01/02/15	11,165		1,207,898

		27,980		$3,027,113	8,534	$923,257
Debra L. Reed	01/02/18	0		$0
	01/02/18	16,336		1,767,395
	01/02/18	15,473		1,674,068
	01/03/17	5,869		634,929
	01/03/17	21,146		2,287,830
	01/03/17	13,791		1,492,007
	01/04/16	0	(D)	0
	01/04/16	30,806	(E)	3,332,858

		103,421		$11,189,087

(A)

With the exception of the special 2015 awards granted to Mr. Householder and Ms. Wyrsch, performance-based restricted stock units will vest or will be forfeited in whole or in part at the end of a three-year performance period based upon our total shareholder return compared to market and peer group indices and our EPS growth. Awards may be subject to earlier vesting upon a change in control of the company or various events specified in the award agreement or the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service and such termination is other than for cause, and the termination occurs after one year of the applicable performance period has been completed (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period. All named executive officers except Mr. Mihalik have attained the age of 55 and completed at least five years of service. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited. The special 2015 awards granted to Mr. Householder and Ms. Wyrsch will vest upon the commencement of commercial operations of Cameron LNG Train 1 as certified by the Compensation Committee. Ms. Reed and Ms. Wyrsch remain eligible to vest in their performance-based awards following their retirements. Vesting of the awards remains subject to achievement of the applicable company performance measures. For additional information, see “Severance and Change in Control Arrangements.”

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We have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2018 had the applicable performance and service periods ended at that date. As of December 31, 2018, the performance as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2018
01/02/18 Award (TSR vs. S&P 500 Utilities Index)	0%
01/02/18 Award (TSR vs. S&P 500 Index)	140%
01/03/17 Award (TSR vs. S&P 500 Utilities Index)	15%
01/03/17 Award (TSR vs. S&P 500 Index)	128%
01/04/16 Award (TSR vs. S&P 500 Utilities Index and market-capitalization weighted S&P 500 Index)	0%

The EPS-based awards granted on January 2, 2018 and January 3, 2017 are reported based on target performance, as the performance period has not yet ended and the Compensation Committee may exercise downward discretion in determining the performance result. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table. On February 21, 2019, the January 2, 2016 awards based on EPS growth with a performance period that ended on December 31, 2018 vested at 200 percent of target, or maximum performance. These awards are reported based on the final performance result of 200 percent of target. For additional detail, see Note C to the “Option Exercises and Stock Vested” table below.

On January 17, 2019, the January 4, 2016 awards based on total shareholder return did not vest and were forfeited due to below-threshold performance.

As described above, as of December 31, 2018, our total shareholder return performance for the January 2, 2018 awards based on performance against the S&P 500 Utilities Index and the January 4, 2016 awards was below the threshold performance level required for vesting and our performance for the January 3, 2017 award was below target. The table below provides a hypothetical comparison of the actual below-threshold performance as of December 31, 2018, to the number of performance-based restricted stock units (together with reinvested dividend equivalents) and value that would have been reported if our total shareholder return performance as of December 31, 2018, had been at the level required for a payout at 100 percent of target.

	Jeffrey W. Martin		Joseph A. Householder		Trevor I. Mihalik		Dennis V. Arriola		Martha B. Wyrsch		Debra L. Reed
	Number of Shares	Market Value at 12/31/18	Number of Shares	Market Value at 12/31/18	Number of Shares	Market Value at 12/31/18	Number of Shares	Market Value at 12/31/18	Number of Shares	Market Value at 12/31/18	Number of Shares	Market Value at 12/31/18
January 4, 2016 Award
Actual (Forfeited 1/17/19)	0	$0	0	$0	0	$0	0	$0	0	$0	0	$0
Hypothetical at Target	9,404	$1,017,461	16,303	$1,763,833	5,304	$573,862	9,307	$1,006,899	9,958	$1,077,311	61,579	$6,662,195
January 2, 2017 S&P 500 Utilities Index-Based Award
Actual as of 12/31/18	1,119	$121,021	1,555	$168,182	537	$58,083	936	$101,256	976	$105,590	5,869	$634,929
Hypothetical at Target	7,359	$796,193	10,227	$1,106,458	3,532	$382,127	6,157	$666,156	6,421	$694,673	38,610	$4,177,163
January 2, 2018 Award
Actual as of 12/31/18	0	$0	0	$0	0	$0	0	$0	0	$0	0	$0
Hypothetical at Target	5,980	$646,922	6,407	$693,218	2,188	$236,684	3,915	$423,529	4,306	$465,837	27,204	$2,943,214

(B)

Generally, awards granted on January 2, 2018 represent service-based restricted stock units that vest at the end of three years. The special awards granted to Mr. Mihalik on January 2, 2018 and February 21, 2018, and to Mr. Martin and Mr. Mihalik on May 1, 2018 vest ratably over two years. The awards granted to Mr. Householder on January 2, 2018 and May 1, 2018 vest on November 30, 2019. The awards granted to Ms. Reed and Ms. Wyrsch vested after their retirements on December 1, 2018 and March 1, 2019, respectively. If employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy or at the discretion of the Compensation Committee. For additional information, see “Severance and Change in Control Arrangements.”

(C)

Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 31, 2018, that were paid on January 15, 2019.

(D)

These units were forfeited on January 17, 2019, upon the Compensation Committee’s determination and certification that total shareholder return results were below the awards’ minimum performance thresholds.

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(E)

These awards vested on February 21, 2019, upon the Compensation Committee’s determination and certification of the EPS growth results. The value realized upon the vesting of these shares is set forth in Note C to the “Option Exercises and Stock Vested” table below.

(F)	Mr. Mihalik’s 2016 service-based awards vested on January 2, 2019.

Option Exercises and Stock Vested

We summarize below the stock options that were exercised and restricted stock units that vested during 2018 for our executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)(C)
Jeffrey W. Martin	—	$—	8,687	$915,844
Joseph A. Householder	11,600	$687,181	13,635	$1,437,571
Trevor I. Mihalik	—	$—	5,299	$558,724
Dennis V. Arriola	—	$—	8,218	$866,462
Martha B. Wyrsch	—	$—	10,313	$1,087,320
Debra L. Reed	50,300	$3,252,247	73,760	$8,003,773

(A)	Difference between the market value of option shares on the exercise date and the option exercise price.

(B)	Market value of vesting stock (including reinvested dividends) at the vesting date. Also includes the dividend equivalent with a record date of December 29, 2017, that was paid on January 15, 2018.

(C)

The total shareholder return-based restricted stock unit awards granted in January 2014 and January 2015 that were scheduled to vest in January 2018 were below threshold performance and, therefore, did not vest and were forfeited. The amounts shown in the table above relate to the EPS growth-based restricted stock unit awards granted in January 2014 and January 2015, which vested at 200 percent of target performance on February 21, 2018. In addition, the amounts shown for Ms. Reed include her 2018 service-based restricted stock unit award that vested on December 1, 2018.

The total shareholder return-based restricted stock unit awards granted in January 2016 that were scheduled to vest in January 2019 were below threshold performance and, therefore, did not vest and were forfeited. The 2016 awards based on EPS growth vested on February 21, 2019 at 200 percent of target performance. In addition, Mr. Mihalik’s 2016 service-based restricted stock unit award and 50 percent of his January 2, 2018 and February 21, 2018 special awards vested on January 2, 2019, 50 percent of his March 9, 2018 service-based award vested on March 9, 2019 and Ms. Wyrsch’s January 2, 2018 service-based awards vested on March 1, 2019. These awards are not reflected in the table above. The number of those units that vested and their market value (including the units and the value of the dividend equivalent with a record date of December 31, 2018, that was paid on January 15, 2019) were 4,745 units and $558,345 for Mr. Martin; 8,222 units and $967,454 for Mr. Householder; 7,874 units and $888,523 for Mr. Mihalik; 4,701 units and $553,199 for Mr. Arriola; 13,631 units and $1,634,804 for Ms. Wyrsch; and 31,050 units and $3,653,685 for Ms. Reed.

Pension Benefits

Our executive officers participate in our Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, we annually credit to a notional account for each participant an amount equal to 7.5 percent of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, our executive officers participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer and, for Mr. Martin, Mr. Householder and Ms. Reed, the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50 percent joint and survivor annuity is 20 percent after five years of service, 40 percent after

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10 years of service, 50 percent after 15 years of service, 60 percent after 20 years of service, 62.5 percent after 30 years of service, and 65 percent after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2018, for our executive officers named in the Summary Compensation Table.

PENSION BENEFITS AT YEAR-END

	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)(B)
Jeffrey W. Martin	Cash Balance Plan	14	$302,272
	Supplemental Executive Retirement Plan	14	8,319,682
	Total		$8,621,954
Joseph A. Householder	Cash Balance Plan	17	$429,951
	Supplemental Executive Retirement Plan	17	15,089,657
	Total		$15,519,608
Trevor I. Mihalik	Cash Balance Plan	6	$137,582
	Supplemental Executive Retirement Plan	6	1,954,601
	Total		$2,092,183
Dennis V. Arriola	Cash Balance Plan	21	$603,605
	Supplemental Executive Retirement Plan	21	7,392,397
	Total		$7,996,002
Martha B. Wyrsch	Cash Balance Plan	5	$123,748
	Supplemental Executive Retirement Plan	5	3,718,009
	Total		$3,841,757
Debra L. Reed	Cash Balance Plan	41	$—
	Supplemental Executive Retirement Plan	41	40,315,962
	Total		$40,315,962

(A)

Based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)

All of the named executive officers, except Mr. Mihalik, are eligible for early retirement benefits under the defined benefit formula of the Supplemental Executive Retirement Plan. Mr. Mihalik is not yet vested in a benefit under the defined benefit formula, but he would be entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. At year-end 2018, Mr. Martin was age 56, Mr. Householder was age 63, Mr. Mihalik was age 52, Mr. Arriola was age 58, and Ms. Wyrsch was age 60. Had they retired at December 31, 2018, and received their benefits under the plans as a lump sum, their early retirement benefits would have been $10,323,877 for Mr. Martin; $15,443,442 for Mr. Householder; $399,649 for Mr. Mihalik; $9,982,713 for Mr. Arriola; and $4,232,930 for Ms. Wyrsch. Ms. Reed retired on December 1, 2018 at age 62. She received benefits of $1,725,345 from the Cash Balance Plan and $3,594,234 from the Supplemental Executive Retirement Plan in 2018. The remainder of the benefit under the Supplemental Executive Retirement Plan will be paid in a lump sum in 2019.

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Nonqualified Deferred Compensation

Our nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation from service or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110 percent of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1 percent (4.94 percent for 2018) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) Savings Plans in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections.

All employee contributions, matching contributions and investment earnings in the deferred compensation plan vest immediately. Eligibility to receive company matching contributions begins after one year of service. Effective January 1, 2019, new participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

We summarize below information regarding the participation in our nonqualified deferred compensation plans by our executive officers named in the Summary Compensation Table. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2018.

	Executive Contributions in 2018 (A)	Company Contributions in 2018 (B)	Aggregate Earnings in 2018 (C)	Aggregate Balance at 12/31/18 (D)
Jeffrey W. Martin	$283,952	$48,482	$169,991	$3,914,003
Joseph A. Householder	$1,387,629	$52,648	$208,870	$4,958,487
Trevor I. Mihalik	$216,181	$20,843	$51,084	$1,194,918
Dennis V. Arriola	$571,729	$34,630	$(81,104)	$3,593,450
Martha B. Wyrsch	$1,846,789	$35,261	$195,900	$4,251,520
Debra L. Reed	$83,387	$136,401	$835,885	$18,431,893

(A)

Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table, as well as the deferral at vesting of certain performance-based restricted stock unit awards. Timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2018 that are also included as 2018 salary reported in the Summary Compensation Table total $189,692 for Mr. Martin; $452,884 for Mr. Householder; $105,056 for Mr. Mihalik; $244,769 for Mr. Arriola; $35,949 for Ms. Wyrsch and $83,387 for Ms. Reed. Deferrals of the 2018 bonus that was paid on March 15, 2019 are not included in the table above.

(B)

Company contributions were equal to three percent of base and annual bonus deferrals plus three percent of eligible compensation in excess of the 401(k) plan limits. Effective January 1, 2019, the deferred compensation matching contribution is equal to one-half of the first six percent of the employee’s contributions plus one-fifth of the next five percent of the employee’s contributions less an offset for 401(k) matching contributions.

(C)

Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, earnings (or losses) for 2018 were $137,065 for Mr. Martin; $141,852 for Mr. Householder; $37,774 for Mr. Mihalik; $(97,327) for Mr. Arriola; $144,807 for Ms. Wyrsch; and $566,978 for Ms. Reed. These earnings are not reported in the Summary Compensation Table.

(D)

Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2018 or prior years. Such aggregate amounts (other than the 2015 bonus paid in 2016) reported in the Summary Compensation Table for fiscal years 2016, 2017 and 2018 are $931,508 for Mr. Martin; $2,761,419 for Mr. Householder; $250,334 for Mr. Mihalik; $622,582 for Mr. Arriola; $3,344,486 for Ms. Wyrsch; and $5,713,834 for Ms. Reed. These amounts do not include the portion of the 2018 bonus deferred in 2019 but do include the 2015 bonus deferred in 2016.

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Severance and Change in Control Benefits

We have a severance pay agreement with each of our executive officers named in the Summary Compensation Table. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than cause, death or disability, or the executive were to do so for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of the company.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of the company. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.

Awards granted under the 2013 Long-Term Incentive Plan include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit awards issued to date under the 2013 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the 2013 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon a change in control. If such awards are subject to performance-based vesting, such awards vest at the greater of target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on total shareholder return, had the performance period ended on the date of the change in control). All named executive officers except Mr. Mihalik have attained the age of 55 and completed at least five years of service. Service-based awards that are not assumed or replaced will vest in full immediately preceding the date of the change in control. Also, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, termination for “good reason”, death, disability, or retirement during the three-year period following a change in control. Service-based awards also vest upon an executive’s death at any time.

With respect to performance-based awards, if an executive’s employment is terminated after the executive has attained age 55 and completed five years of service (and the termination is other than for cause), and the termination occurs after one year of the applicable performance period has been completed (of after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period.

We summarize below the benefits each of our named executive officers named in the Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2018, or had the executive done so for “good reason,” and the benefits each executive would have been entitled to receive had such termination occurred within two years following a change in control of the company (this period is extended for three years for purposes of certain equity award acceleration). These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive would have been entitled to receive in the event of his death or disability on December 31, 2018. In addition, we show the benefits that each executive would have been entitled to receive (accelerated vesting of restricted stock units) had a change in control of the company occurred on December 31, 2018, whether or not accompanied or followed by a termination of the executive’s employment. Because Ms. Reed retired effective December 1, 2018, she would only have been eligible for benefits upon a change in control or her death on December 31, 2018, as reflected in the table below. Certain arrangements provided to Ms. Reed in connection with her retirement are described above in the footnotes to the Summary Compensation Table.

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SEVERANCE AND CHANGE IN CONTROL BENEFITS

	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death				Change in Control Only

	Unrelated to a Change in Control	Change in Control	Resulting From Death		(Without Termination of Employment)
Jeffrey W. Martin
Lump Sum Cash Payment (A)	$4,730,000	$7,095,000			—
Acceleration of Existing Equity Awards (B)	—	7,657,588	$3,208,829		$7,657,588
Enhanced Retirement Benefits (C)	—	—			—
Health and Welfare Benefits (D)	69,541	139,570	(D	)	—
Financial Planning (E)	50,000	75,000			—
Outplacement	50,000	50,000			—
Total	$4,899,541	$15,017,158	$3,208,829		$7,657,588
Total After Severance Reduction (F)	$4,899,541	$13,197,172	$3,208,829		$7,657,588
Joseph A. Householder
Lump Sum Cash Payment (A)	$4,000,000	$6,000,000			—
Acceleration of Existing Equity Awards (B)	—	12,131,094	$3,051,477		$12,131,094
Enhanced Retirement Benefits (C)	—	—			—
Health and Welfare Benefits (D)	51,883	116,135	(D	)	—
Financial Planning (E)	50,000	75,000			—
Outplacement	50,000	50,000			—
Total	$4,151,883	$18,372,229	$3,051,477		$12,131,094
Trevor I. Mihalik
Lump Sum Cash Payment (A)	$2,160,000	$3,240,000			—
Acceleration of Existing Equity Awards (B)	—	3,469,474	$1,595,407		—
Enhanced Retirement Benefits (C)	—	2,203,280	2,575,980		—
Health and Welfare Benefits (D)	52,689	114,069			—
Financial Planning (E)	50,000	75,000			—
Outplacement	50,000	50,000			—
Total	$2,312,689	$9,151,823	$4,171,387		—
Dennis V. Arriola
Lump Sum Cash Payment (A)	$2,615,333	$3,923,000			—
Acceleration of Existing Equity Awards (B)	—	4,062,095	$361,395		$4,062,095
Enhanced Retirement Benefits (C)	—	—			—
Health and Welfare Benefits (D)	35,031	90,714			—
Financial Planning (E)	50,000	75,000			—
Outplacement	50,000	50,000			—
Total	$2,750,364	$8,200,809	$361,395		$4,062,095
Martha B. Wyrsch
Lump Sum Cash Payment (A)	$2,713,067	$4,069,600			—
Acceleration of Existing Equity Awards (B)	—	6,082,602	$923,257		$6,082,602
Enhanced Retirement Benefits (C)	—	—			—
Health and Welfare Benefits (D)	52,689	119,802			—
Financial Planning (E)	50,000	75,000			—
Outplacement	50,000	50,000			—
Total	$2,865,756	$10,397,004	$923,257		$6,082,602
Debra L. Reed
Lump Sum Cash Payment (A)					—
Acceleration of Existing Equity Awards (B)					$24,336,730
Enhanced Retirement Benefits (C)					—
Health and Welfare Benefits (D)			(D	)	—
Financial Planning (E)					—
Outplacement					—
Total					$24,336,730

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Executive Compensation

(A)

For Mr. Martin, Mr. Householder and Mr. Mihalik, the severance payment is equal to one times (two times following a change in control) the sum of i) annual base salary and ii) the higher of the average of the last three incentive bonuses or his target bonus. For Ms. Wyrsch and Mr. Arriola, the severance payment is equal to one times (two times following a change in control) the higher of (i) a percentage of base salary (175 percent for Ms. Wyrsch and 170 percent for Mr. Arriola) or (ii) the sum of annual base salary and the average of the last three incentive bonuses. For all of the named executive officers, an additional one times the sum of annual base salary and the higher of the average of the last three incentive bonuses or target bonus (or, for Ms. Wyrsch and Mr. Arriola, 75 percent and 70 percent of base salary, respectively) is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event of a termination within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated bonus for the year of termination equal to the greater of the average of the last three incentive bonuses or the target bonus in effect at the time of termination (or, for Ms. Wyrsch and Mr. Arriola, 75 percent and 70 percent of base salary, respectively). If the executive receives a bonus under the annual bonus plan for the year of termination, such bonus is offset by the prorated bonus provided under the severance pay agreement. For each of the named executive officers, the amount shown in the table above excludes payment of bonus earned in the year of termination because the actual 2018 bonus under the annual bonus plan exceeds the 2018 bonus payable under the severance agreement.

(B)

Fair market value at December 31, 2018, of shares subject to performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2016 restricted stock unit awards that vested or were forfeited in early 2019. The value realized upon the vesting of these awards is discussed under “Executive Compensation—Option Exercises and Stock Vested—Footnote C.” Any outstanding awards would immediately vest upon an executive’s involuntary termination (other than for cause), termination for “good reason”, death, disability or retirement during the three-year period following a change in control and the values shown under the “Change in Control” column would also apply in the event of an executive’s death, disability or retirement within such three-year period following a change in control. Service-based restricted stock units would vest upon an executive’s death. Ms. Reed’s retirement was a qualifying retirement and her performance-based restricted stock unit awards remain outstanding and will vest at the end of each award’s performance period subject to the achievement of the applicable company performance measures. Ms. Wyrsch retired effective March 1, 2019 and her performance-based awards remain outstanding and will vest at the end of each award’s performance period subject to the achievement of the applicable company performance measures.

(C)

For Mr. Mihalik, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that he had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the $2,575,980 shown for Mr. Mihalik is the difference between the death benefit under the plan and the benefit that would have been payable in connection with a voluntary termination on December 31, 2018. For the other named executive officers, there is no difference between the death benefit and the benefit payable in connection with a voluntary termination.

(D)

Estimated value associated with continuation of health benefits for two years for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years for termination accompanied by a change in control. In addition, Mr. Martin, Mr. Householder and Ms. Reed are eligible to receive the life insurance benefit payable upon death described under “Benefit Plans — Health, Life Insurance and Disability Plans and Other Benefits” on page 66, which in the event their death had occurred on December 31, 2018 would have been $3,772,467 for Mr. Martin, $3,975,733 for Mr. Householder, and $8,032,400 for Ms. Reed.

(E)

Estimated value associated with continuation of financial planning services for two years for termination unrelated to a change in control, and three years for termination accompanied by a change in control.

(F)

Under the severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the Section 280G excise tax threshold. Such reduction will not apply if the executive’s net after-tax unreduced benefit would equal or exceed 105 percent of the net after-tax reduced benefit.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to enhanced benefits. Our executives may also be eligible for certain payments under our retirement or deferred compensation plans as described above under “Benefit Plans — Retirement and Savings Plans” on pages 67 and 68, “Pension Benefits” on pages 86 and 87, and “Nonqualified Deferred Compensation” on page 88.

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Executive Compensation

Ratio of CEO to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In addition to our full-time U.S. workforce, our employee population includes a substantial percentage of part-time employees and employees in Chile, Mexico and Peru(1). Given the different methodologies that various public companies will use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. In determining that it is still appropriate to use our 2017 median employee for this disclosure, we considered the changes to our employee population and compensation programs during 2018, as well as the 2018 compensation of the median employee(2).

To identify the median employee in 2017, we determined our median employee based on a definition of compensation that included 2017 base salary, target annual incentive award and overtime compensation. Our measurement date was December 31, 2017 for purposes of determining our employee population for the analysis. We used a valid statistical sampling methodology to provide a reasonable estimate of the median compensation for the employee population and identify employees who received compensation within plus or minus 1 percent of that value.

To calculate the 2018 pay ratio, we calculated 2018 compensation for Mr. Martin and the median employee using the methodology used for the Summary Compensation Table (with Mr. Martin’s compensation annualized as described below) plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. CEO compensation was calculated by annualizing Mr. Martin’s compensation as if he had served as CEO for the full year. Mr. Martin’s annualized 2018 compensation is based on his CEO-level salary rate of $1,100,000 (as if such rate had been in effect throughout 2018), an annual performance-based bonus of $2,480,000, which is based on a target of 115 percent for the full year (which is the annual bonus target in effect following his promotion to CEO and which applied for that portion of the year during which he served as CEO), a long-term incentive award with a grant date value equal to $4,675,000, or 425 percent of his base salary (which is the long-term incentive award target in effect following Mr. Martin’s promotion to CEO, but was not applied for his 2018 annual long-term incentive plan award, which was granted in January 2018, prior to his promotion to CEO), and the amounts reported in the Summary Compensation Table for change in pension value, nonqualified deferred compensation earnings and “All Other Compensation”. Using this methodology, the 2018 total compensation of our median employee was $126,325 and our CEO’s 2018 total compensation was $9,918,077. For 2018, we estimate that the ratio of CEO pay to median employee pay was 79:1.

(1)	We did not exclude employees from any of these countries and no cost of living adjustment was applied. We did exclude our two employees in the Netherlands.
(2)	Oncor is not considered for purposes of the employee population used to identify the median employee because it is not a consolidated subsidiary.

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About the Annual Shareholders Meeting and Voting

Attending the Annual Shareholders Meeting

1.	Who can attend the Annual Shareholders Meeting?

To attend the Annual Shareholders Meeting, and any adjournment or postponement thereof, you must bring documentation showing that you were a holder of Sempra Energy common stock at the close of business on March 14, 2019, the record date for the Annual Shareholders Meeting, or documentation showing that you hold a valid proxy to vote at the meeting.

If you are a shareholder of record or hold shares through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket has been included as part of your notice of Internet availability of proxy materials or your proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring your admission ticket, your name must be verified against our list of shareholders of record and plan participants.

If you are not a shareholder of record but are the beneficial owner of shares held in street name through a bank, broker or other nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 14, 2019, a copy of the voting instruction card provided by your bank, broker or other nominee, or other similar evidence of share ownership.

In addition to having valid admission documentation, you will be required to present current government issued photo identification (for example, a driver’s license or passport) to gain admission to the Annual Shareholders Meeting and any adjournment or postponement thereof.

The Annual Shareholders Meeting will begin promptly at 9 a.m., Pacific time. Check-in will begin at 8 a.m. Pacific time, and you should allow ample time for check-in procedures.

2.	What is the format of the Annual Shareholders Meeting?

The Annual Shareholders Meeting will focus on all the formal shareholder business items outlined in Question 9 below and as set forth on the proposed program agenda attached as Appendix F to this proxy statement. We do not intend to hold a business update at this Annual Shareholders Meeting. For our business update, we encourage you to review our Annual Report which is available on the Internet at www.astproxyportal.com/ast/Sempra.

How You Can Vote

3.	Who is entitled to vote?

You are entitled to one vote for each share of our common stock that you owned at the close of business on March 14, 2019, the record date for the Annual Shareholders Meeting, and any adjournment or postponement thereof. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the shareholder of record and (b) shares held for you as the beneficial owner through a bank, broker or other nominee. On the record date, 274,182,230 shares of our common stock were outstanding.

4.	What is the difference between holding shares as a beneficial owner and as a shareholder of record?

Most of our shareholders hold their shares beneficially through a bank, broker or other nominee rather than having the shares registered directly in their own name. Summarized below are some distinctions between shares held beneficially and those owned of record.

Beneficial Owner

If your shares are held through a bank, broker or other nominee, it is likely that the shares are registered in the name of the nominee and you are the beneficial owner of such shares. You are also the beneficial owner of any shares that you may own through our Employee Savings Plans. Your bank, broker or other nominee has provided you with voting instructions for you to use in directing the registered holder how to vote your shares.

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About the Annual Shareholders Meeting and Voting

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are the shareholder of record of such shares. We have provided you with either a proxy card to use in voting these shares or a notice of Internet availability of our proxy materials, which instructs you how you may vote.

5.	How do I vote and how will my shares be voted?

The process for voting your shares depends on how your shares are held. As discussed above, you may hold your shares as a shareholder of record (registered in your own name) or as a beneficial owner (through a broker, bank or other nominee).

Voting by Shareholders of Record. If you are a shareholder of record, you may vote by proxy or you may vote in person at the Annual Shareholders Meeting. If you are a shareholder of record and would like to vote your shares by proxy in advance of the Annual Shareholders Meeting, you may vote in the following ways:

Internet — by following the Internet voting instructions included in the notice of Internet availability of our proxy materials that you received or by following the instructions on the proxy card if you received a paper copy of the proxy materials.

Telephone — by following the telephone voting instructions included in our proxy materials or by following the instructions on the proxy card if you received a paper copy of the proxy materials.

Mail — if you received proxy materials by mail, you may vote by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials.

Mobile Device — by scanning the QR code on your proxy card or notice of Internet availability of our proxy materials with your mobile device and following the instructions provided.

Internet and telephone voting will close at 11:59 p.m. Eastern time on May 8, 2019. If you wish to submit a proxy to vote by Internet or telephone, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or in the notice of Internet availability of the proxy materials. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

Voting by Beneficial Owners. If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should receive separate voting instructions from such entity describing how you may direct the registered holder to vote your shares. If your shares are held in the name of a broker, bank or other nominee and you wish to vote in person, you must obtain and bring with you to the Annual Shareholders Meeting, or any adjournment or postponement thereof, a legal proxy from the shareholder of record as of the close of business on March 14, 2019 indicating that you were a beneficial owner as of the close of business on March 14, 2019, and the number of shares of which you were the beneficial owner on that date, and appointing you as the record holder’s proxy to vote the shares at the Annual Shareholders Meeting. Please see Question 8 below for voting instructions on how you may direct the voting of your shares held in the Sempra Energy Employee Savings Plans.

Voting of Shares as Directed. Your shares will be voted as you specifically instruct on your proxy card, your voting instruction card, or pursuant to the other methods to direct your vote described above. Except for shares held in our Employee Savings Plans, if you sign and return your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting or any adjournment or postponement thereof.

6.	How can I vote without attending the Annual Shareholders Meeting?

It is not necessary for you to attend the Annual Shareholders Meeting in order to vote your shares. Whether you hold your shares as a shareholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Shareholders Meeting, or any adjournment or postponement thereof. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to the registered owner of your shares.

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About the Annual Shareholders Meeting and Voting

For directions on how you may vote, please refer to the instructions included in Question 5 above or in your proxy card or voting instruction card.

Even if you plan to attend the Annual Shareholders Meeting, we recommend that you also submit your proxy or voting instructions as described in Question 5 above so that your vote will be counted if you later decide not to attend.

7.	What is the deadline to vote?

If you hold shares as a shareholder of record and you wish to vote by Internet or telephone, you must do so before Internet and telephone voting closes at 11:59 p.m. Eastern time on May 8, 2019. If you hold shares as a shareholder of record and wish to vote by mail, your completed proxy card must be received before the polls close at the Annual Shareholders Meeting or any adjournment or postponement thereof.

If you hold shares in any of our Employee Savings Plans, your voting instructions must be received by 8:00 a.m. Eastern time on May 6, 2019, for the trustee of the Plans to vote your shares in accordance with your instructions. See Question 8 below.

If you hold shares as a beneficial owner, you should follow the voting instructions provided by your bank, broker or other nominee.

8.	How are shares held in the Sempra Energy Employee Savings Plans voted? What happens if I do not timely vote such shares?

If you hold shares through the Sempra Energy Employee Savings Plans, they will be voted as you instruct on the proxy or voting instruction card provided to you through such plan. If you sign and return your proxy or voting instruction card without giving specific instructions or you do not timely return your card, your shares will be voted in the discretion of Newport Trust Company, the independent fiduciary and investment manager for the Sempra Energy Common Stock Fund under our Employee Savings Plans.

Your voting instructions must be received by 8:00 a.m. Eastern Time on May 6, 2019 for Newport Trust Company to vote your shares in accordance with your instructions. You may not vote in person at the Annual Shareholders Meeting those shares you own through these plans.

Proposals To Be Voted On

9.	What items of business will be voted on at the Annual Shareholders Meeting?

The business items to be voted on at the Annual Shareholders Meeting are:

Business Items:
Proposal 1. Election of directors.

Proposal 2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

Proposal 3. Advisory approval of our executive compensation.

Proposal 4. Approval of our 2019 Long-Term Incentive Plan.

Proposal 5. A shareholder proposal requiring an independent board chairman, if properly presented at the meeting.

10.	What are my voting choices?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all nominees for election as directors or on any other matter to be voted on at the Annual Shareholders Meeting.

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About the Annual Shareholders Meeting and Voting

11.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares as follows:

Proposal:	Board Recommendation

1. Electionof Directors	FOR each director Nominee

2. Ratificationof independent registered public accounting firm	FOR ratification of Deloitte & Touche LLP

3. Advisoryapproval of our executive compensation	FOR advisory approval of our executive compensation

4. Approvalof our 2019 Long-Term Incentive Plan	FOR approval of our 2019 Long-Term Incentive Plan

5. Shareholder proposal requiring an independent board chairman	AGAINST shareholder proposal requiring an independent board chairman

12.	What vote is required to approve each item?

Assuming a quorum (as defined in Question 16 below) is present at the Annual Shareholders Meeting, the vote required to approve each item will be determined as follows:

Proposal:	Vote Required for Approval

1. Electionof Directors

To elect a director, such director must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes must also represent more than 25 percent of our outstanding shares.

2. Ratificationof independent registered public accounting firm

Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes must also represent more than 25 percent of our outstanding shares. While this is an advisory vote and non-binding, our Audit Committee would reconsider the appointment if it was not ratified.

3. Advisoryapproval of our executive compensation

Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes must also represent more than 25 percent of our outstanding shares. While this is an advisory vote and non-binding, our Compensation Committee will take the voting results on this proposal into consideration when making future executive compensation decisions.

4. Approvalof our 2019 Long-Term Incentive Plan

Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes must also represent more than 25 percent of our outstanding shares.

5. Shareholder proposal requiring an independent board chairman

Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes must also represent more than 25 percent of our outstanding shares.

13.	What happens if additional items are presented at the Annual Shareholders Meeting?

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this proxy statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the meeting.

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14.	How are votes counted?

You may vote “FOR” or “AGAINST” the election of each of the director nominees, or you may “ABSTAIN” from voting on one or more director nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals.

If you indicate “ABSTAIN,” your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof, but will not be considered a vote cast with respect to the election of any director nominee or any other proposal.

Broker non-votes (see Question 15 below) will be counted for determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting, but will not be considered votes cast with respect to the election of any director nominee or any other proposal.

15.	What is a broker non-vote?

On matters on which a broker, bank or other nominee is permitted to exercise discretionary voting authority (routine matters), your broker, bank or other nominee may vote your shares for which you did not provide timely voting instructions in its discretion. As the ratification of our independent registered public accounting firm is considered a routine matter, your broker, bank or other nominee may exercise discretionary voting authority on that proposal. All other proposals on the ballot for the Annual Shareholders Meeting are considered non-routine, and accordingly, your broker, bank or other nominee may not exercise discretionary voting authority on those proposals. If you hold your shares with a broker, bank or other nominee and you do not provide timely voting instructions for the non-routine proposals, your shares will not be voted for those proposals, and those shares will be considered to be “broker non-votes.” If you have any questions about the proxy voting process, please contact the broker, bank or other nominee where you hold your shares.

16.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote at the Annual Shareholders Meeting or any adjournment or postponement thereof, represented in person or by proxy, constitutes a quorum for the transaction of business at the meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Shareholders Meeting or any adjournment or postponement thereof.

17.	Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If you do not provide timely instructions as to how your shares held through a brokerage firm are to be voted, your broker will have the discretionary voting authority to vote them only on the proposal to ratify our independent registered public accounting firm. Your broker will be prohibited from voting your shares on all other proposals on the ballot for the Annual Shareholders Meeting (see Question 15 above).

18.	Will shares that I own as a shareholder of record be voted if I do not timely return my proxy card?

Shares that you own as a shareholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, they will be voted in accordance with the recommendations of our Board of Directors.

If you do not timely return your proxy card, your shares will not be voted unless you, or your proxy holder(s), vote your shares in person by attending the Annual Shareholders Meeting and any adjournment or postponement thereof.

19.	Is my vote confidential?

The Sempra Energy Employee Savings Plans automatically provide for confidential voting for the shares in those plans. Other shareholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide shareholders with confidential voting comparable to that which we provide.

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About the Annual Shareholders Meeting and Voting

20.	May I change or revoke my vote?

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary at the address set forth in “Shareholder Proposals and Director Nominations,” Question 1 below, prior to your shares being voted, or by attending the Annual Shareholders Meeting and voting in person. Please note that if you are a shareholder of record, you cannot change your vote by using the Internet or telephone after 11:59 p.m. Eastern time on May 8, 2019. If you are an owner of shares held in the Sempra Energy Employee Savings Plans, you may change your vote until 8 a.m. Eastern time on May 6, 2019.

Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the Annual Shareholders Meeting and voting in person. Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee.

21.	Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Shareholders Meeting and to publish final results in a Current Report on Form 8-K that we will file with the SEC following the meeting. The report will be available on our website at www.sempra.com under the “Investors” and “SEC Filings” tabs.

22.	Who will count the votes?

We have appointed AST as the inspector of election at the Annual Shareholders Meeting. A representative of AST will serve as the inspector of election at the Annual Shareholders Meeting and will count and tabulate all votes.

Proxy Materials

23.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the materials?

We distribute our proxy materials over the Internet to shareholders who have not requested a paper copy. On March 22, 2019, we mailed a notice about the Internet availability of the proxy materials, containing instructions on how to access the proxy materials on the Internet and request a paper copy by mail or an electronic copy by email. The notice also contains instructions on how you may request proxy materials by mail (paper copy) or email on an ongoing basis. If you are a shareholder of record and wish to receive paper copies of current and/or future proxy materials, please access via the Internet at www.astproxyportal.com/ast/Sempra. Under “Request Paper Copies of Materials” click “Request Sempra Energy Proxy Materials” then enter your control number. You will see an option to elect to receive paper copies each year. You may also request to receive paper copies of current and/or future proxy materials by calling (888) 776-9962 from the United States and Canada or +1 (718) 921-8562 from other countries, or by emailing info@amstock.com. We encourage shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce Sempra Energy’s printing and mailing costs.

24.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who previously have requested a paper copy, with a paper copy of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice about the Internet availability of the proxy materials by email to our shareholders who previously have elected electronic delivery. The email contains a link to the website where the proxy materials are available and a link to the proxy voting website.

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25.	How can I access the proxy materials over the Internet?

The proxy card, the voting instruction card, and the notice about the Internet availability of our proxy materials contain instructions on how to view our proxy materials on the Internet. As stated in the Notice of Annual Shareholders Meeting, you can view these materials on the Internet at www.astproxyportal.com/ast/Sempra.

26.	How can I elect to receive future proxy materials electronically?

If you are a shareholder of record and wish to request electronic delivery of proxy materials in the future, please access www.astfinancial.com/login on the Internet to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings Via Email” and provide your email address.

If you choose to access future proxy materials electronically, we will discontinue mailing the proxy materials to you beginning next year, and we will send you an email with instructions containing a link to the website where the materials are available and a link to the proxy voting website. You may discontinue electronic delivery at any time.

27.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one set of proxy materials unless you or the other shareholder have provided contrary instructions. If you wish to receive a separate set of the materials, please request the additional copy by contacting our proxy solicitor, Georgeson LLC, at:

(888) 624-2255 (U.S. and Canada) +1 (781) 575-2137 (International)

SempraEnergy@georgeson.com

A separate set of the materials will be sent promptly following receipt of your request.

If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please call our transfer agent, AST at:

(888) 776-9962 (U.S. and Canada) +1 (718) 921-8562 (International)

If you are a beneficial owner of shares held by a bank, broker or other nominee, and you wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact your bank, broker or nominee directly.

28.	What is included in the proxy materials?

The proxy materials include:

•	Our Notice of Annual Shareholders Meeting;

•

Our proxy statement for the Annual Shareholders Meeting, which contains descriptions of the proposals to be voted on at the Annual Shareholders Meeting, the voting process, our Board of Directors and board committees, our corporate governance, the compensation of our directors and certain executive officers, and other required information; and

•	Our 2018 Annual Report to Shareholders.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or voting instruction card.

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Shareholder Proposals and Director Nominations

1.	How can shareholders submit shareholder proposals to be included in the proxy materials for next year’s Annual Shareholders Meeting? What is the deadline for submitting any such proposals?

Shareholder proponents who desire to submit shareholder proposals to be included in the proxy materials for next year’s Annual Shareholders Meeting must meet the eligibility requirements of the SEC Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of that rule to be included in our proxy materials.

Shareholder proposals that are intended to be included in our proxy materials for next year’s Annual Shareholders Meeting must be received by our Corporate Secretary no later than 5:00 p.m. Pacific time on November 23, 2019, and must be submitted to the following address:

Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

Proposals that are not timely submitted or are submitted to the incorrect address or other than to the attention of our Corporate Secretary may, at our discretion, be excluded from our proxy materials.

Question 2 below describes the procedures in our bylaws through which shareholders may nominate and include director candidates in our proxy statement, and the related deadlines for submission.

Question 3 below describes the procedures in our bylaws through which shareholders may nominate director candidates or present other items of business directly at our Annual Shareholders Meeting (if they are not seeking to include such matters in our proxy statement), and the related deadlines for submission.

2.	How may shareholders nominate and include director candidates in the proxy materials for next year’s Annual Shareholders Meeting? What is the deadline for submitting any such nominations?

Shareholders who wish to submit director nominees for inclusion in our proxy materials for next year’s Annual Shareholders Meeting must give written notice of their intention to do so to our Corporate Secretary in accordance with the requirements and deadlines described below.

Our bylaws give a shareholder, or a group of no more than 20 shareholders, who have continuously owned at least 3 percent of our outstanding shares entitled to vote in the election of directors for at least three years, the ability to nominate and include in our proxy statement up to the greater of two directors or 20 percent of the number of the company’s directors then in office, provided the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees submitted under these proxy access provisions must contain the information required by our bylaws and must be received at least 120 days but not more than 150 days prior to the first anniversary of the date the proxy statement was first sent to shareholders in connection with the last Annual Shareholders Meeting. The period for the receipt from shareholders of any such notice for the 2020 Annual Shareholders Meeting will begin on October 24, 2019, and end on November 23, 2019. Any such notice must be timely delivered in writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, CA 92101.

These above-mentioned notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth above in Question 1 above.

Question 3 below describes the procedures in our bylaws through which shareholders may nominate director candidates or present other items of business directly at our Annual Shareholders Meeting (if they are not seeking to include such matters in our proxy statement), and the related deadlines for submission.

100	Sempra Energy 2019 Proxy Statement

Shareholder Proposals and Director Nominations

3.	How may shareholders nominate director candidates or present other items of business for consideration at next year’s Annual Shareholders Meeting (if they are not seeking to include such matters in our proxy materials for the meeting)? What is the deadline for submitting any such nominations or proposals?

Shareholders who wish to nominate director candidates (outside of our proxy access bylaw provisions) or who wish to present other items of business directly at next year’s Annual Shareholders Meeting (outside of the SEC Rule 14a-8 process) must give written notice of their intention to do so to our Corporate Secretary in accordance with the requirements and deadlines under our advance notice bylaws described below.

For any director nominations or proposed items of business that are submitted by shareholders and which are not intended to be included in our proxy materials for next year’s Annual Shareholders Meeting, we must receive the notice thereof at least 90 days but not more than 120 days before the date corresponding to the first anniversary of the date of the last Annual Shareholders Meeting. The period for the receipt from shareholders of any such notice of nominations or proposals for the 2020 Annual Shareholders Meeting will begin on January 10, 2020, and end on February 9, 2020. Any such notice must include the information required by our advance notice bylaw provisions (which may be obtained as provided in “Other Information, Item 2” below) and also must be updated and supplemented as provided in the bylaws. Any such notice must be timely delivered in writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, CA 92101.

These above-mentioned notice requirements applicable under our advance notice bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth above in Question 1 above.

Question 2 above describes the procedures in our bylaws through which shareholders may nominate and include director candidates in our proxy statement, and the related deadlines for submission.

These above-mentioned advance notice bylaw requirements also do not apply to questions that a shareholder may wish to ask at the Annual Shareholders Meeting.

4.	May shareholders recommend director candidates for consideration for nomination by the Board of Directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, CA 92101. A recommendation must be accompanied by a statement from the candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the Corporate Governance Committee to make an informed decision as to whether further consideration of the candidate would be warranted.

Sempra Energy 2019 Proxy Statement	101

Other Information

1.	Cost of Proxy Solicitation

Sempra Energy is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and of soliciting proxies.

Our directors, officers and employees also may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial shareholders.

We also have hired Georgeson LLC to assist us in distributing proxy materials and soliciting proxies. We will pay a base fee of $30,000, plus customary costs and expenses, for these services.

2.	Financial and other information about Sempra Energy

Our consolidated financial statements and additional information regarding the company are included in our 2018 Annual Report to Shareholders that accompanies this proxy statement, which includes our 2018 Annual Report on Form 10-K (2018 Form 10-K). We filed our 2018 Form 10-K with the SEC on February 26, 2019. Our 2018 Form 10-K can be viewed online through the SEC’s EDGAR system or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. In addition, our 2018 Form 10-K and other information that we file with the SEC are available on our website at www.sempra.com under the “Investors” tab and the “SEC Filings” tab. We also will furnish a copy of our 2018 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to our Corporate Secretary at the address set forth in Item 4 below.

By writing to us, shareholders also may obtain, without charge, a copy of our bylaws, Corporate Governance Guidelines, codes of conduct and board standing committee charters. You also can view these materials on the Internet by accessing our website at www.sempra.com and clicking on the “Investors” tab, then clicking on the “Governance” tab.

3.	Transfer agent information

If you are a shareholder of record and have questions concerning share certificates, dividend checks, ownership transfer or other matters relating to your share account, please contact our transfer agent at the following address or phone numbers:

American Stock Transfer & Trust Company, LLC Attn: Sempra Energy 6201 15th Avenue Brooklyn, NY 11219

(877) 773-6772 (U.S. and Canada) +1 (718) 921-8124 (International)

We have a dividend reinvestment and Direct Stock Purchase Program under which you may have all or a portion of your dividends (but not less than 10 percent of each dividend) automatically reinvested to purchase our shares. You also may elect to purchase additional shares through optional cash payments. This Program is offered only by means of a prospectus. For information about this Program or to obtain a copy of the prospectus, please contact American Stock Transfer & Trust Company, LLC at the address or the phone numbers listed above.

102	Sempra Energy 2019 Proxy Statement

Other Information

4.	Requesting copies of proxy materials

If you need a copy of the proxy materials, please contact our proxy solicitor by email, post or phone:

SempraEnergy@georgeson.com

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104

(888) 624-2255 (U.S. and Canada) +1 (781) 575-2137 (International)

Shareholders may also write to or email us at the addresses below to request a copy of the proxy materials:

Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

Investor@sempra.com

5.	Additional questions

If you have any additional questions about the Annual Shareholders Meeting or how you may vote, or how to change or revoke your vote, you should contact our proxy solicitor, Georgeson LLC, at the address or phone numbers set forth above.

This Notice of Annual Shareholders Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

Jennifer F. Jett

Corporate Secretary

Dated: March 22, 2019

Sempra Energy 2019 Proxy Statement	103

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS AND DILUTED EARNINGS PER COMMON SHARE (EPS) TO SEMPRA ENERGY ADJUSTED EARNINGS AND ADJUSTED DILUTED EPS (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2018, 2017 and 2013 as follows:

In 2018:

•	$367 million gain on the sale of certain Sempra Renewables assets

•	$(65) million impairment of RBS Sempra Commodities LLP (RBS Sempra Commodities) equity method investment at Parent and Other

•	$(629) million impairment of certain non-utility natural gas storage assets at Sempra LNG & Midstream

•	$(145) million other-than-temporary impairment of certain U.S. wind equity method investments at Sempra Renewables

•	$(22) million impacts associated with Aliso Canyon natural gas storage facility litigation at SoCalGas

•	$(85) million income tax expense in 2018 to adjust the Tax Cuts and Jobs Act of 2017 (TCJA) provisional amounts recorded in 2017

In 2017:

•	$(870) million income tax expense from the impact of the TCJA

•	$(208) million write-off of wildfire regulatory asset at SDG&E

•	$(47) million impairment of Termoeléctrica de Mexicali (TdM) assets that were held for sale until June 2018 at Sempra Mexico

•	$(20) million associated with Aliso Canyon litigation reserves at SoCalGas

•	$5 million deferred income tax benefit on the TdM assets that were held for sale

•	$28 million of recoveries related to 2016 permanent releases of pipeline capacity at Sempra LNG & Midstream

In 2013:

•	$(119) million loss from plant closure resulting from the early retirement of SDG&E’s San Onofre Nuclear Generating Station (SONGS)

•	$77 million retroactive impact at SDG&E and SoCalGas of the 2012 General Rate Case (GRC) for the full year 2012

Sempra Energy Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations from 2018, 2017 and 2013 to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings and GAAP Diluted EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

104	Sempra Energy 2019 Proxy Statement

Appendix A

(Dollars in millions, except per share amounts)	Pretax amount	Income tax expense (benefit)(1)	Non- controlling interests	Earnings	Diluted EPS

	Year Ended December 31, 2018
Sempra Energy GAAP Earnings				$924	$ 3.42
Excluded items:
Gain on sale of certain Sempra Renewables Assets	$(513)	$146	$—	(367)	(1.36)
Impairment of investment in RBS Sempra Commodities	65	—	—	65	0.24
Impairment of non-utility natural gas storage assets	1,117	(452)	(36)	629	2.33
Impairment of U.S. wind equity method investments	200	(55)	—	145	0.54
Impacts associated with Aliso Canyon litigation	1	21	—	22	0.08
Impact from the TCJA	—	85	—	85	0.32
Sempra Energy Adjusted Earnings				$1,503	$ 5.57
Weighted-average shares outstanding, diluted (thousands)					269,852

	Year ended December 31, 2017
Sempra Energy GAAP Earnings				$256	$ 1.01
Excluded items:
Impact from the TCJA	$—	$870	$—	870	3.45
Write-off of wildfire regulatory asset	351	(143)	—	208	0.82
Impairment of TdM assets held for sale	71	—	(24)	47	0.19
Aliso Canyon litigation reserves	20	—	—	20	0.08
Deferred income tax benefit associated with TdM	—	(8)	3	(5)	(0.02)
Recoveries related to 2016 permanent release of pipeline capacity	(47)	19	—	(28)	(0.11)
Sempra Energy Adjusted Earnings				$1,368	$ 5.42
Weighted-average shares outstanding, diluted (thousands)					252,300

	Year ended December 31, 2013
Sempra Energy GAAP Earnings				$1,001	$ 4.01
Excluded items:
SONGS plant closure loss	$200	$(81)	$—	119	0.48
Retroactive impact of 2012 GRC for full year 2012	(129)	52	—	(77)	(0.31)
Sempra Energy Adjusted Earnings				$1,043	$ 4.18
Weighted-average shares outstanding, diluted (thousands)					249,332

(1)

Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes were primarily calculated based on applicable statutory tax rates. Income taxes associated with TdM were calculated based on the applicable statutory tax rate, including translation from historic to current exchange rates. An income tax benefit of $12 million associated with the 2017 TdM impairment has been fully reserved.

Sempra Energy 2019 Proxy Statement	105

Appendix B

COMPANIES INCLUDED IN GENERAL INDUSTRY BENCHMARKING REVIEW (NON-FINANCIAL FORTUNE 500 COMPANIES IN AON HEWITT’S TCM DATABASE WITH REVENUES OF $5.75 BILLION TO $23.25 BILLION)

Company	Company	Company	Company

Abbott Laboratories	Darden Restaurants, Inc.	Kellogg Company	Rockwell Automation Inc.

AECOM	Dean Foods Company	Kimberly-Clark Corporation	Ryder System, Inc.

Air Products and Chemicals, Inc.	Dick’s Sporting Goods, Inc.	Kinder Morgan, Inc.	Sealed Air Corporation

Altria Group, Inc.	Dollar General Corporation	Kohl’s Corporation	Sears Holdings Corporation

Ameren Corporation	Dominion Energy, Inc.	L3 Technologies, Inc.	Southwest Airlines Co.

American Electric Power Company, Inc.	Dover Corporation	Lam Research Corporation	Stanley Black & Decker, Inc.

Amgen Inc.	Dr Pepper Snapple Group, Inc.	Lear Corporation	Starbucks Corporation

Applied Materials, Inc.	DTE Energy Company	Lennar Corporation	Stryker Corporation

Asbury Automotive Group, Inc.	Duke Energy Corporation	Masco Corporation	SUPERVALU Inc.

Automatic Data Processing, Inc.	Eastman Chemical Company	Mastercard Incorporated	Tenneco Inc.

AutoZone, Inc.	eBay Inc.	Mohawk Industries, Inc.	Texas Instruments Incorporated

Avery Dennison Corporation	Ecolab Inc.	Navistar International Corporation	Textron Inc.

Avon Products, Inc.	Edison International	NCR Corporation	The Clorox Company

Ball Corporation	Eli Lilly and Company	Newell Brands Inc.	The Goodyear Tire & Rubber Company

Baxter International Inc.	Emerson Electric Co.	Newmont Mining Corporation	The Hershey Company

Becton, Dickinson and Company	Entergy Corporation	Nordstrom, Inc.	The Mosaic Company

Biogen Inc.	Expedia, Inc	Norfolk Southern Corporation	The Priceline Group Inc.

BorgWarner Inc.	First Data Corporation	NRG Energy, Inc.	The Sherwin-Williams Company

Boston Scientific Corporation	FirstEnergy Corp.	Office Depot, Inc.	Thermo Fisher Scientific Inc.

Bristol-Myers Squibb Company	Fluor Corporation	ONEOK, Inc.	Tractor Supply Company

Cablevision Systems Corporation	Genuine Parts Company	Oshkosh Corporation	Universal Health Services, Inc.

Calpine Corporation	Hanesbrands Inc.	Owens-Illinois, Inc.	US Foods, Inc.

Campbell Soup Company	Harley-Davidson Motor Company, Inc.	PACCAR Inc	V.F. Corporation

CDW Corporation	HD Supply Holdings, Inc.	Packaging Corporation of America	Veritiv Corporation

Celgene Corporation	Henry Schein, Inc.	PPG Industries, Inc.	Visa Inc.

CenterPoint Energy, Inc.	Hilton Worldwide Holdings Inc.	PPL Corporation	W.W. Grainger, Inc.

CMS Energy Corporation	Hormel Foods Corporation	Praxair, Inc.	Waste Management, Inc.

Colgate-Palmolive Company	Huntington Ingalls Industries, Inc.	Public Service Enterprise Group Incorporated	WestRock Company

Conagra Brands, Inc.	Illinois Tool Works Inc.	PVH Corp.	Whirlpool Corporation

Constellation Brands, Inc.	International Paper Company	Realogy Holdings Corp.	Xcel Energy Inc.

Cummins Inc.	Jabil Inc.	Republic Services, Inc.	Yum! Brands, Inc.

Danaher Corporation	Jones Lang LaSalle Incorporated

Note:

Revenue data for Constellation Brands, Inc., Dick’s Sporting Goods, Inc., Dollar General Corporation, HD Supply Holdings, Inc., Kohl’s Corporation, PVH Corp., Sears Holding Corporation and Tennaco Inc. are based on fiscal year 2017. Information for all other companies is based on fiscal year 2018.

106	Sempra Energy 2019 Proxy Statement

Appendix C

COMPANIES INCLUDED IN UTILITIES BENCHMARKING REVIEW (S&P 500 UTILITIES INDEX COMPANIES)

Company	Company	Company

The AES Corporation	Duke Energy Corporation	PG&E Corporation

Alliant Energy Corporation	Edison International	Pinnacle West Capital Corporation

Ameren Corporation	Entergy Corporation	PPL Corporation

American Electric Power Company, Inc.	Eversource Energy	Public Service Enterprise Group Incorporated

CenterPoint Energy, Inc.	Exelon Corporation	SCANA Corporation

CMS Energy Corporation	FirstEnergy Corp.	Southern Company

Consolidated Edison, Inc.	NextEra Energy, Inc.	WEC Energy Group, Inc.

Dominion Resources, Inc.	NiSource Inc.	Xcel Energy Inc.

DTE Energy Company	NRG Energy, Inc.

Note:	Excludes water companies.

Sempra Energy 2019 Proxy Statement	107

Appendix D

PERFORMANCE-BASED ANNUAL BONUS PLAN—ADDITIONAL INFORMATION

PRE-DEFINED EARNINGS ADJUSTMENTS:

Consistent with the approach taken in prior years, the Compensation Committee also determined at the beginning of the year that the earnings calculation for annual bonus plan purposes would be adjusted as follows:

•	Exclude the impact of any unplanned changes in tax laws or regulations and accounting rule changes.

•	Exclude certain items that do not have a material adverse impact on the company’s stock price as determined by the Compensation Committee. Such items may include, but are not limited to:

•

the pro forma earnings impact of any acquisition or divestiture (other than divestitures related to individual renewable assets) to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the Sempra Energy adjusted earnings target.

•	nonrecurring gains or losses related to RBS Sempra Commodities, which was sold in 2010.

•	Exclude the variance from plan of the foreign exchange earnings or losses at Mexico, including any associated cost of hedging.

•	Exclude 90 percent of the variance from plan of earnings impacts related to new tax equity financing at Sempra Renewables with an earnings life of three years or less.

•	Exclude the variance from plan of one-time costs associated with board-approved corporate optimization or capital rotation efforts (including potential asset sales).

•

Include 10 percent of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the performance-based annual bonus plan earnings target. This is because the Compensation Committee believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would then be reflected in the long-term incentive plan.

•	Exclude items that are required to be excluded from annual bonus plan compensation under the SDG&E and/or SoCalGas GRC decisions.

•

Exclude any earnings impact of any impairments of SONGS or any recoveries from third parties (net of reimbursement of legal costs), litigation costs, or any related earnings effect from purchased replacement power.

•	Exclude one-time nonqualified pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the performance-based annual bonus plan earnings target.

•	Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the performance-based annual bonus plan result as calculated without such gains or losses.

108	Sempra Energy 2019 Proxy Statement

Appendix D

DETAIL — 2018 PERFORMANCE-BASED ANNUAL BONUS PLAN PERFORMANCE MEASURES AND RESULTS

2018 Performance Measures	Weight	ICP Goals			Actual Performance
		Minimum*	Target	Maximum
Financial:
Sempra Energy Earnings (Dollars in Millions)	85.00%	$1,428	$1,487	$1,546	$1,576
Subtotal: Financial	85.00%				170.00%
Safety:
Chile Total Recordable Incident Rate	0.33%	1.31	1.14	0.97	0.62
Chile Lost Time Days Away Rate	0.33%	22.87	19.89	16.91	9.53
Peru Total Recordable Incident Rate	0.33%	1.85	1.76	1.58	1.32
Peru Lost Time Days Away Rate	0.33%	22.61	21.53	19.38	15.93
IEnova Total Recordable Incident Rate	0.33%	2.31	2.10	1.89	0.58
IEnova Lost Time Accident Rate	0.33%	1.75	1.59	1.43	0.18
International — Subtotal	2.00%				4.00%
Employee Safety Initiatives (points)	1.20%	50		100	100
Employee Lost Time Incident Rate	0.40%	0.7		0.4	0.00
Contractor Lost Time Incident Rate	0.40%	2.00	1.00	0.00	0.00
Sempra Renewables — Subtotal	2.00%				4.00%
Management Onsite Safety Meetings	0.60%	2	3	4	5
HSSE Audits	0.60%	4	6	8	9
Total Recordable Incident Rate	0.80%	1.00	0.70	0.37	0.24
Sempra LNG & Midstream — Subtotal	2.00%				4.00%
Employee Safety — Zero Employee Electric Contacts	0.26%			0	0
Employee Safety — Lost Time Incident Rate	0.35%	0.73		0.53	0.71
Employee Safety — Controllable Motor Vehicle Incidents	0.44%	60		40	42
Employee Safety — ESCMP Findings Mediated	0.18%	90%		100%	100%
Gas Safety — Distribution System Integrity — Miles of Non-State-of-the-Art Pipe Replaced	0.35%	15 miles	18 miles	21 miles	22.5 miles
Gas Safety — Miles of Pipeline Projects Completed Close Out	0.18%	4 miles	6 miles	8 miles	13 miles
Gas Safety — Damage Prevention (Damages as per USA Ticket Rate)	0.09%	2.79	2.68	2.56	2.45
Gas Safety — Mobile Home Park Retrofit Program (spaces with To-the-Meter Installed)	0.09%	400	500	600	638
Gas Safety — Customer Service Field Efficiency — Incomplete Orders Reduction	0.09%	2,300	2,500	2,700	3,873
Electric Safety — System Average Duration Interruption Index	0.18%	67	64	61	72
Electric Safety — Worst Circuit: SAIDI	0.13%	545	510	475	151.63
Electric Safety — Worst Circuit: SAIFI	0.13%	4.65	4.30	3.95	2.50
Electric Safety — Replacement of “Do Not Operate Energized” Switches	0.26%	40	50	60	76
Electric Safety — Fire Hardening: Wood to Steel Pole Replacements	0.26%	2,500	2,700	2,900	3,127
SDG&E — Subtotal	3.00%				4.92%
Employee Safety — Lost Time Incident Rate	0.60%	1.0		0.8	0.87
Employee Safety — ESCMP Corrective Action	0.40%	90%		100%	100%
Employee Safety — Controllable Motor Vehicle Incident Rate	0.40%	3.33		2.81	2.58
Pipeline Safety Program — Number of Base Valves Completed Closeout	0.30%	35 valves	45 valves	55 valves	87 valves
Damage Prevention (Damages as per USA Ticket Rate)	0.40%	3.85	3.70	3.54	3.79
DIMP — Vintage Integrity Program	0.30%	65	75	85	104.19
Storage Integrity Management Program (SIMP)	0.40%	35	40	45	40
Mobile Home Park Retrofit Program	0.20%	1,200	1,700	2,200	2,275
SoCalGas — Subtotal	3.00%				4.54%
Subtotal: Safety	12.00%				21.46%

Sempra Energy 2019 Proxy Statement	109

Appendix D

2018 Performance Measures	Weight	ICP Goals			Actual Performance
		Minimum*	Target	Maximum
Customer Service & Stakeholders:
SDG&E — Customer Connection Survey	0.55%	53	57	61	57.1
SDG&E — Overall Self-Service	0.41%	61%	62%	63%	67.2%
SDG&E — Supplier Diversity	0.27%	32%	35%	38%	43.94%
SDG&E — Clean Transportation: Number of Installations	0.27%	2,400	2,700	3,000	2,818
SoCalGas — Customer Insight Study: Public Opinion	0.40%	78.7%	81.0%	83.3%	80.1%
SoCalGas — Incomplete Orders Reduction	0.40%	6,300	7,200	8,200	19,262
SoCalGas — Customer Self Service Transactions	0.30%	57%	59%	60%	60.1%
SoCalGas — Paperless Billing Increase	0.20%	212,544	239,112	265,680	243,633
SoCalGas — Supplier Diversity	0.20%	32%	35%	38%	40%
Subtotal: Customer Service & Stakeholders	3.00%				4.58%
TOTAL	100.00%
Actual Performance as a Percent of Target					196.04%

110	Sempra Energy 2019 Proxy Statement

Appendix E

2019 LONG-TERM INCENTIVE PLAN

Sempra Energy

2019 Long-Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. Sempra Energy, a California corporation (the “Company”), has established an incentive compensation plan to be known as the Sempra Energy 2019 Long-Term Incentive Plan (the “Plan”), as set forth in this document. This Plan has been approved by the Board of Directors of the Company subject to the approval of the shareholders of the Company. This Plan shall be considered adopted upon shareholder approval, shall become effective as of the first day following approval by the Company’s shareholders (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof. This Plan permits the grant of Stock Options (including both Nonqualified Stock Options and Incentive Stock Options), Stock Appreciation Rights, Full Value Awards (including restricted stock, restricted stock units, stock awards, performance awards, and stock payment awards), Dividend Equivalent Awards and Cash-Based Awards).

1.2 Purpose of Plan. The purpose of the Plan is to provide compensation awards to Employees and Directors of the Company and its Subsidiaries that align the interests of such Employees and Directors with the interests of the Company and its shareholders. Further purposes of the Plan are to permit the Company and its Subsidiaries to attract and retain Employees and Directors, to provide Employees and Directors with an opportunity to acquire an equity interest in the Company, and to reward good performance.

1.3 Duration of Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no Awards may be granted hereunder but Awards previously granted hereunder shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

1.4 Prior Plan. No further grants shall be made under the Prior Plan from and after the Effective Date of the Plan.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3 “Award” means, individually or collectively, a grant under the Plan of Stock Options, Stock Appreciation Rights, Full Value Awards, Dividend Equivalent Awards or Cash-Based Awards, in each case subject to the terms of the Plan.

2.4 “Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan or (b) a written statement issued by the Company to a Participant setting forth the terms and provisions of an Award granted under the Plan, in each case, including any amendment or modification thereof. In addition to (or in lieu of) paper award agreements, electronic, Internet, or other non-paper Award Agreements may be used and electronic, Internet or other non-paper means may be used as the means for the acceptance of Awards (if applicable) and actions thereunder by a Participant.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 promulgated under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award granted under Article 10 that is denominated in cash at the time of grant.

2.8 “Cause” shall mean, unless otherwise specified in an applicable employment or severance agreement, change in control severance agreement, change in control severance plan or Award Agreement, (a) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) or (b) the Participant’s commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony involving one or more acts of moral turpitude) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of subsection (a) of this

Sempra Energy 2019 Proxy Statement	111

Appendix E

Section 2.8, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interests of the Company. Notwithstanding the foregoing, the Participant shall not be deemed terminated for Cause pursuant to subsection (a) of this Section 2.8 unless and until the Participant shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Participant’s employment for Cause.

2.9 “Change in Control” shall mean a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of assets of the Company, except as otherwise provided in subsections (b), (c) and (d) below of this Section 2.9. For purposes of this Section 2.9:

(a)	The following definitions shall apply:

(i)

“change in the ownership of the Company” occurs on the date that any one Person, or more than one Person acting as a Group, acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company;

(ii)	a “change in the effective control of the Company” occurs only on either of the following dates:

(A)

the date any one Person, or more than one Person acting as a Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or

(B)

the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election; and

(iii)

a “change in the ownership of a substantial portion of assets of the Company” occurs on the date any one Person, or more than one Person acting as a Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(b)	A “change in the ownership of the Company” or “a change in the effective control of the Company” shall not occur under clause (a)(i) or (a)(ii) by reason of any of the following:

(i)	an acquisition of ownership of stock of the Company directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business;

(ii)

a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iii)

a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities.

(c)

A “change in the ownership of a substantial portion of assets of the Company” shall not occur under clause (a)(iii) by reason of a sale or disposition by the Company of the assets of the Company to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(d)

The definition of “Change in Control” shall be limited to the definition of a “change in control event” relating to the Company under Treasury Regulation Section 1.409A-3(i)(5). A “Change in Control” shall only occur if there is a Change in Control (as determined under the provisions of this Section 2.9 without regard to this paragraph (d)) and a “change in control event” relating to the Company under Treasury Regulation Section 1.409A-3(i)(5) with respect to the applicable Participant.

2.10 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of the Plan, references to Sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

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2.11 “Committee” means the Compensation Committee of the Board (however designated) or a subcommittee thereof, or any other committee designated by the Board to administer the Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. The Committee shall consist solely of two or more Directors, each of whom shall qualify as a “non-employee director” as defined in Rule 16b-3 and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Notwithstanding the foregoing, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Nonemployee Directors, the Committee shall be the Board.

2.12 “Company” means Sempra Energy, a California corporation, and any successor thereto as provided in Section 17.1 herein.

2.13 “Director” means any individual who is a member of the Board of Directors.

2.14 “Disability” has the meaning set forth in the long-term disability plan maintained by the employer of the applicable Participant or a successor entity to such employer.

2.15 “Dividend Equivalent Award” means a right to receive Shares, or cash, granted to a Participant pursuant to Article 9.

2.16 “Effective Date” has the meaning set forth in Section 1.1.

2.17 “Eligible Individual” means any Employee or Director. In addition, individuals who are expected to become Employees or Directors are Eligible Individuals but no grant of an Award to any such individual shall be effective prior to the date on which the individual becomes an Employee or Director.

2.18 “Employee” means any officer or other employee (as defined in accordance with Code Section 3401(c)) of the Company or any Subsidiary.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto. For purposes of the Plan, references to Sections of the Exchange Act shall be deemed to include references to any applicable rules and regulations thereunder and any successor provision.

2.20 “Fair Market Value” or “FMV” means, as of any date, the value of a Share determined as follows:

(a)

if Shares are listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or any national market system, including without limitation any market system of The NASDAQ Stock Market, LLC, the value of a Share shall be the closing sales price for a Share as quoted on the principal exchange or system on which Shares are listed for such date (or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the next preceding trading day for which such information exists), as reported in The Wall Street Journal, Bloomberg, or such other source as the Board or the Committee deems reliable;

(b)

if Shares are regularly quoted by a recognized securities dealer but closing sales prices are not reported, the value of a Share shall be the mean of the high bid and low asked prices for such date (or, if there are no high bid and low asked prices for a Share on the date in question, the high bid and low asked prices for a Share on the next preceding trading day for which such information exists), as reported in The Wall Street Journal, Bloomberg, or such other source as the Board or the Committee deems reliable; or

(c)

if Shares are neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, the value of a Share for such date, as established by the Board or the Committee in good faith.

For purposes of any Stock Option or SAR that is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(5), FMV shall be not less than the fair market value of a Share determined in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv) and for purposes of any Stock Option that is an ISO, FMV shall be determined in accordance with Code Section 422.

2.21 “Good Reason” shall mean, unless otherwise specified in an applicable employment or severance agreement, change in control severance agreement, change in control severance plan or Award Agreement, the occurrence of any of the following without the written consent of the Participant, unless such act or failure to act is corrected by the Company prior to the date of termination specified in a Participant’s notice of termination (which notice of termination must be provided to the Company within one hundred eighty (180) days of the act or failure to act that the Participant alleges to constitute Good Reason and shall identify a date of termination that in no event shall be less than fifteen (15) days nor more than sixty (60) days after the date such notice of termination is given):

(a)	an adverse change in the Participant’s title, authority, duties, responsibilities or reporting lines as in effect immediately prior to the Change in Control;

(b)

a reduction by the Company in the Participant’s aggregate annualized compensation opportunities, except for across-the-board reductions in base salaries, annual bonus opportunities or long-term incentive compensation opportunities of less than ten percent

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(10%) similarly affecting all similarly situated employees (both of the Company and of any Person then in control of the Company) of comparable rank with the Participant; or the failure by the Company to continue in effect any material benefit plan in which the Participant participates immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed at the time of the Change in Control;

(c)

the relocation of the Participant’s principal place of employment immediately prior to the consummation of the Change in Control (the “Principal Location”) to a location that is both further away from the Participant’s residence and more than thirty (30) miles from such Principal Location, or the Company’s requiring the Participant to be based anywhere other than such Principal Location (or permitted relocation thereof), or a substantial increase in the Participant’s business travel obligations outside of the general area of the Principal Location as of the date of consummation of a Change in Control (without regard to any changes therein in anticipation of the Change in Control), other than any such increase that (i) arises in connection with extraordinary business activities of the Company of limited duration and (ii) is understood not to be part of the Participant’s regular on-going duties with the Company;

(d)

the failure by the Company to pay to the Participant any portion of the Participant’s current compensation and benefits or any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due, accounting for any six-month delay in payment as required to comply with Code Section 409A;

(e)

any purported termination of the Participant’s employment that is not effected pursuant to a notice of termination that sets forth in reasonable detail the facts and circumstances for such termination;

(f)

the failure by the Company to provide any indemnification and/or D&O insurance protection that it is required to be provided to the Participant under any agreement between the Company and the Participant; or

(g)	the failure by the Company to comply with any material provision of any material agreement between the Company and the Participant.

For purposes of this Section 2.21, a Participant’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed to be unreasonable by the finder of fact pursuant to the dispute resolution procedure described in Section 14.4 hereof. The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

2.22 “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.23 “Group” shall have the meaning of such term as it is used in Rule 13(d)-5(b)(1) promulgated under the Exchange Act.

2.24 “Incentive Stock Option” or “ISO” means a Stock Option granted under Article 6 to an Employee and that satisfies the requirements of Code Section 422 or any successor provision, and that is designated as an “Incentive Stock Option.” To the extent that a Stock Option is designated as an ISO but fails to satisfy the requirements of Code Section 422, the Stock Option shall be treated as a NQSO for purposes of the Plan.

2.25 “Nonemployee Director” means a Director who is not an Employee.

2.26 “Nonqualified Stock Option” or “NQSO” means a Stock Option that does not meet the requirements of Code Section 422, or that is designated as a “Nonqualified Stock Option.” A Stock Option that is designated as a “Nonqualified Stock Option” shall not be treated as an incentive stock option under Code Section 422. To the extent that a Stock Option is designated as an ISO but fails to satisfy the requirements of Code Section 422, the Stock Option shall be treated as a NQSO for purposes of the Plan unless otherwise provided by the Committee.

2.27 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to a Stock Option.

2.28 “Participant” means any Eligible Individual to whom an Award is granted.

2.29 “Performance Period” means the period of time during which performance goals must be met in order to determine the degree of exercisability, vesting, distribution or payment with respect to an Award.

2.30 “Period of Restriction” means the period during which a Full Value Award is subject to a substantial risk of forfeiture (based on the performance of services, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its sole discretion).

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2.31 “Person” means an individual, corporation, partnership, limited liability company, estate, trust, or other entity, including a Group.

2.32 “Plan” means the Sempra Energy 2019 Long-Term Incentive Plan, as set forth herein and as amended from time to time.

2.33 “Plan Year” means the calendar year.

2.34 “Prior Plan” means the Sempra Energy 2013 Long-Term Incentive Plan, as amended from time to time.

2.35 “Retirement” means a Participant’s termination of employment at age 55 or older with five (5) years or more years of continuous service with the Company and its Subsidiaries.

2.36 “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Exchange Act, as such Rule may be amended from time to time.

2.37 “SAR Grant Price” means the per Share price established for a SAR pursuant to Article 7, used to determine the amount of the payment due upon exercise of the SAR.

2.38 “Share” means a share of common stock of the Company, no par value per share.

2.39 “Stock Appreciation Right” or “SAR” means a stock appreciation right granted to a Participant pursuant to Article 7.

2.40 “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option, granted to a Participant pursuant to Article 6.

2.41 “Subsidiary” means: (a) any corporation or other entity (other than the Company), whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock or equity ownership or otherwise and (b) any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise and is designated as a Subsidiary for purposes of the Plan by the Committee. Any entity described in the preceding sentence that was a Subsidiary under the Prior Plan immediately prior to the Effective Date shall be deemed to be a Subsidiary for purposes of this Plan unless otherwise provided by the Committee or until the date on which the entity otherwise fails to satisfy the definition of Subsidiary as set forth in the preceding sentence. In the case of an Incentive Stock Option, a “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.42 “Ten Percent Shareholder” or “10% Shareholder” means the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any parent corporation (as defined in Code Section 424(e)) of the Company or any Subsidiary.

Article 3. Administration

3.1 General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any grant made hereunder. Determinations by the Committee under the Plan need not be uniform and may be made selectively among Participants. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive and binding upon the Participants, the Company, and all other interested parties.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to conclusively interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for Awards, and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards, including in lieu of, or in satisfaction of, compensation earned or to be paid under other compensation plans or agreements of the Company or any Subsidiary, construing any provision of the Plan or any Award Agreement, and, subject to Articles 14 and 15, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company and/or its Subsidiaries operate.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Subsidiaries, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice and assistance with respect to any responsibility the Committee or such individuals may have under the Plan. Without limiting the authority to delegate as set forth in the preceding sentence, the Committee may also authorize one or more officers of the Company to designate

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Employees to be recipients of Awards, including determining the size of any such Awards; provided, however, that: (a) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee of the Company who is subject to the reporting rules as promulgated in accordance with Section 16 of the Exchange Act, (b) the authorized officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated, and (c) no such delegation shall be permitted if it is prohibited by applicable law or the rules of any stock exchange on which the Shares are listed. Any delegation may be revoked by the Committee at any time.

3.4 Nonemployee Director Awards. The Board shall be responsible for administering the Plan as the Committee with respect to Awards for Nonemployee Directors, subject to the provisions of the Plan.

3.5 Limitation on Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any Person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Subsidiary be liable to any Person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Subsidiary. The Committee, the individual members thereof, and individuals acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature that may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification is in addition and supplemental to any indemnification provided under the Company’s bylaws, agreements or otherwise.

Article 4. Shares Subject to This Plan and Maximum Awards

4.1 Shares Available for Awards. Subject to adjustment as provided in Section 4.4 herein and subject to the other terms and conditions of the Plan:

(a)	The maximum number of Shares available for issuance to Participants under the Plan shall be Seven Million Seven Hundred Thousand (7,700,000) Shares.

(b)	The maximum number of Shares that may be issued pursuant to ISOs granted under the Plan shall be Seven Million Seven Hundred Thousand (7,700,000) Shares.

The Shares with respect to which Awards may be granted under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares (to the extent permitted by law), including shares purchased in the open market or in private transactions.

4.2 Share Usage. Any Shares subject to Awards under the Plan that terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such Shares, or that are subject to an Award that is settled in cash, shall be available again for grant under the Plan. Shares withheld or surrendered in satisfaction of the exercise price or taxes relating to an Award under the Plan shall not constitute shares issued to Participants and shall be again available for grant under the Plan; provided, however, that (a) the full number of Shares subject to a Stock Option, SAR or other Award shall be counted for purposes of determining compliance with the Annual Award Limits set forth in Section 4.3 and (b) no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an ISO. For purposes of applying the limitations of Section 4.1, each Share delivered pursuant to an Award shall be counted as covering one Share and shall reduce the number of Shares available for delivery under the Plan by one Share. For the avoidance of doubt, upon stock settlement of SARs, the gross number of Shares subject to the SARs originally granted shall be counted as issued for purposes of the limitations of Section 4.1, regardless of the number of SARs actually issued upon such stock settlement. To the extent expressly provided by an Award Agreement or other governing arrangement under the Plan, any Award may be settled in cash rather than Shares.

4.3 Annual Award Limits. The following limits (each an “Annual Award Limit,” and collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.4, shall apply to grants of Awards under the Plan:

(a)

Full Value Awards. The maximum aggregate number of Shares subject to Full Value Awards granted in any Plan Year to any Participant other than a Nonemployee Director shall be Five Hundred Thousand (500,000).

(b)

Dividend Equivalent Awards. The maximum aggregate number of Shares subject to Dividend Equivalent Awards granted in any Plan Year to any Participant other than a Nonemployee Director shall be Five Hundred Thousand (500,000).

(c)

Stock Options and SARs. The maximum aggregate number of Shares subject to Stock Option and SAR Awards granted in any Plan Year to any Participant other than a Nonemployee Director shall be Seven Hundred and Fifty Thousand (750,000).

(d)

Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards to any Participant other than a Nonemployee Director in any Plan Year shall be Ten Million dollars ($10,000,000).

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The sum of any cash compensation or other compensation and the value (determined as of the Grant Date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 or a successor thereto) of any Awards granted to a Nonemployee Director as compensation for services as a Nonemployee Director during any Plan Year may not exceed One Million dollars ($1,000,000). The Committee may make exceptions to this limit for individual Nonemployee Directors in exceptional circumstances, as the Committee may determine in its sole discretion, provided that the Nonemployee Director receiving such additional compensation may not participate in the decision to award such compensation.

If an Award is denominated in Shares but an equivalent amount of cash is delivered in lieu of delivery of Shares, the foregoing limits of this Section 4.3 shall be applied based on the methodology used by the Committee to convert the number of Shares into cash. If the Awards are denominated in cash but an equivalent amount of stock is delivered in lieu of delivery of cash, the limits of this Section 4.3 shall be applied based on the methodology used by the Committee to convert the amount of cash into Shares. If delivery of Shares or cash is deferred until after the Shares or cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Shares or cash is earned shall be disregarded for purposes of the Annual Award Limits.

4.4 Capitalization Adjustments. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee shall, in its sole discretion including in order to prevent dilution or enlargement of Participants’ rights under the Plan and outstanding awards, substitute or adjust, as applicable, the number and kind of shares (or other securities) that may be issued under the Plan or under particular forms of Awards, the number and kind of shares (or other securities) subject to outstanding Awards, the Option Price or SAR Grant Price applicable to outstanding Awards, the Annual Award Limits, and the terms and conditions of outstanding Awards. Notwithstanding anything herein to the contrary, the Committee may not take any such action as described in this Section 4.4 that would cause an Award to fail to comply with Code Section 409A or the Treasury Regulations thereunder, to the extent applicable to such Award. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive and binding on the Company and all Participants and other parties having any interest in an Award under the Plan. For the avoidance of doubt, the issuance by the Company of any (a) Shares under the Plan, the Prior Plan (or any predecessor thereto), or under any qualified or nonqualified retirement plan or incentive plan subject to a registration statement filed by the Company with the Securities Exchange Commission under Form S-8 or any successor thereto, (b) Shares or stock of any class, or securities convertible, exchangeable, or exercisable into Shares or stock of any class, in each case, for cash in connection with the sale by the Company in a public or private offering, and (c) Shares or stock of any class upon exercise, exchange, or conversion of convertible, exchangeable, or exercisable securities issued by the Company in any public or private offering, in each case, shall not affect, and no substitution or adjustment by reason thereof shall be made with respect to, Awards then outstanding, the number or kind of shares (or other securities) that may be issued under the Plan or under the particular forms of Awards, the Option Price or SAR Grant Price applicable to outstanding Awards, the Annual Award Limits, and the terms and conditions of outstanding Awards.

4.5 Substitute Awards. Subject to the provisions of the Plan and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder or the Annual Award Limits, the Committee may authorize the grant of substitute Awards under the Plan in connection with any merger, consolidation, recapitalization, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 409A, 422, and 424, as and where applicable.

Article 5. Eligibility and Participation

Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those individuals who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company or the Subsidiaries.

Article 6. Stock Options

6.1 Grant of Stock Options. Subject to the terms and conditions of the Plan, Stock Options may be granted to Eligible Individuals at any time and from time to time as determined by the Committee; provided, however, that ISOs may be granted only to Employees of the Company or any Subsidiary. Subject to the terms and conditions of the Plan, the grant of each Stock Option shall be evidenced by an Award Agreement that shall specify the terms and conditions of the Award. The Committee shall have complete discretion in determining the number of Stock Options granted to each Participant and in determining the terms and conditions pertaining to such Stock Options that are not inconsistent with the terms of the Plan, including the extent to which the Participant shall have the right to

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exercise the Stock Option following termination of the Participant’s employment with or provision of services to the Company and/or its Subsidiaries. The Award Agreement evidencing the grant of a Stock Option shall specify whether the Stock Option is intended to be an ISO or a NQSO.

6.2 Option Price. The Option Price for each grant of a Stock Option under the Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date; and provided further that, if any Employee to whom an ISO is granted is a 10% Shareholder, then the Option Price shall be at least equal to one hundred ten percent (110%) of the FMV of the Shares as determined on the Grant Date. Notwithstanding the foregoing, any Stock Option granted under the Plan in replacement or substitution for awards under plans and arrangements of the Company or a Subsidiary that are assumed in business combinations may provide for Option Prices that are less than the FMV of the Shares the time of the replacement grants provided that the Committee determines that such Option Price is appropriate to preserve the economic benefit of the award.

6.3 Term of Stock Options. Each Stock Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Stock Option shall be exercisable on or after the tenth (10th) anniversary date of its grant; provided, however, that in the case of the grant of an ISO to a 10% Shareholder, the term of the Stock Option shall not exceed five (5) years measured from the Grant Date.

6.4 Exercise of Stock Options. Stock Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, which terms and restrictions need not be the same for each grant or for each Participant. On the last trading day before an outstanding vested Stock Option expires, if the aggregate Fair Market Value of the Shares subject to the unexercised Stock Option exceeds the aggregate Option Price of the unexercised Stock Option by at least $50.00, such Stock Option shall automatically be exercised at the Fair Market Value of a Share on such day, with the number of Shares, less the number of Shares withheld to pay the exercise price and taxes, delivered to the Participant, provided that such Stock Option shall not be so exercised if the Option Price equals or exceeds the Fair Market Value of a Share on such day.

6.5 Payment. Stock Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company, or by complying with any alternative procedures that may be authorized by the Committee, in each case, setting forth the date the Stock Option was granted and the number of Shares with respect to which the Stock Option is to be exercised and accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which a Stock Option shall be exercised shall be the payment of the Option Price. Unless otherwise provided in the Award Agreement, the Option Price of any Stock Option shall be payable to the Company in full, (a) in cash or its equivalent, (b) by a cashless (broker-assisted) exercise (with such cashless exercise to be subject to terms and conditions, if any, as the Committee may impose, in its sole direction), or (c) by such other methods as are authorized by the Committee in its sole discretion, whether by an Award Agreement or otherwise, including, without limitation, (i) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price, (ii) by surrendering Shares otherwise then issuable upon exercise of the Stock Option having an aggregate Fair Market Value at the time of exercise equal to the Option Price, or (iii) by a combination of the foregoing, subject to such terms and conditions, if any, as the Committee, in its sole discretion, may impose. Subject to any governing rules or regulations, as soon as reasonably practicable after receipt of notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant the number of Shares purchased under the Stock Option (taking into account, if applicable, any Shares otherwise issuable upon exercise that were surrendered in satisfaction of the exercise price or tax withholding). Unless otherwise directed by the Participant, any Shares issued to the Participant shall be evidenced as book entry shares.

6.6 Post-Exercise Limitations. The Committee, in its discretion, may impose such restrictions, if any, on Shares acquired pursuant to the exercise of a Stock Option as it determines to be desirable, including, without limitation, minimum holding requirements, restrictions under the policies of the Company or any Subsidiary, restrictions under applicable law or the requirements of any stock exchange or market upon which the Shares are listed or traded, restrictions relating to disposition of the Shares and forfeiture restrictions based on service, performance, Share ownership by the Participant, conformity with the Company’s recoupment or clawback policies, compliance with restrictive covenants and such other factors as the Committee determines to be appropriate.

6.7 Limits on ISOs. In the case of ISOs, to the extent that the aggregate fair market value of Shares with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under all plans of the Company and all Subsidiaries) exceeds $100,000, such Options shall be treated as NQSOs to the extent required by Code Section 422. Any Option that is intended to constitute an ISO shall satisfy any other requirements of Code Section 422 and, to the extent such Option does not satisfy such requirements, the Option shall be treated as a NQSO. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.8 No Repricing. Except for either adjustments pursuant to Section 4.4 or reductions of the Option Price approved by the Company’s shareholders, the Option Price for any outstanding Stock Option may not be decreased after the date of grant nor may an outstanding Stock Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement or substitute Stock

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Option with a lower Option Price or a SAR with a lower exercise price or a Full Value Award. Except as approved by the Company’s shareholders, in no event shall any Stock Option granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Option Price of the Stock Option is greater than the then current Fair Market Value of a Share.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Eligible Individuals at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of the Plan, the grant of each SAR shall be evidenced by an Award Agreement that shall specify the terms and conditions of the Award. The Committee shall have complete discretion in determining the number of SARs granted to each Participant and in determining the terms and conditions pertaining to such SARs that are not inconsistent with the terms of the Plan, including the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company and/or its Subsidiaries.

7.2 SAR Grant Price. The SAR Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the SAR Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date. Notwithstanding the foregoing, any SAR granted under the Plan in replacement or substitution for awards under plans and arrangements of the Company or a Subsidiary that are assumed in business combinations may provide for SAR Grant Prices that are less than the FMV of the Shares the time of the replacement grants or substitute awards provided that the Committee determines that such SAR Grant Price is appropriate to preserve the economic benefit of the award.

7.3 Term of SAR. Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no SAR shall be exercisable on or after the tenth (10th) anniversary date of its grant.

7.4 Exercise of SARs. SARs granted under this Article 7 shall be exercised at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. On the last trading day before an outstanding vested SAR expires, if the aggregate Fair Market Value of the Shares subject to the unexercised SAR exceeds the aggregate exercise price of the unexercised SAR by at least $50.00, such SAR shall automatically be exercised at the Fair Market Value of a Share on such day, with the number of Shares, less the number of Shares (or value of cash, if applicable) withheld to pay the SAR Grant Price and taxes, delivered to the Participant, provided that such SAR shall not be so exercised if the SAR Grant Price equals or exceeds the Fair Market Value of a Share on such day.

7.5 Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the SAR Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

7.6 Post-Exercise Limitations. The Committee, in its discretion, may impose such restrictions on Shares or cash acquired pursuant to the exercise of a SAR as it determines to be desirable, including, without limitation, minimum holding requirements, restrictions under the policies of the Company or any Subsidiary, restrictions under applicable law or the requirements of any stock exchange or market upon which the Shares are listed or traded, restrictions relating to disposition of the Shares and forfeiture restrictions based on service, performance, Share ownership by the Participant, conformity with the Company’s recoupment or clawback policies, compliance with restrictive covenants and such other factors as the Committee determines to be appropriate.

7.7 No Repricing. Except for either adjustments pursuant to Section 4.4 or reductions of the SAR Grant Price approved by the Company’s shareholders, the SAR Grant Price for any outstanding SAR may not be decreased after the date of grant nor may an outstanding SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement SAR with a lower SAR Grant Price or a Stock Option with a lower Option Price or a Full Value Award. Except as approved by the Company’s shareholders, in no event shall any SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the SAR Grant Price of the SAR is greater than the then current Fair Market Value of a Share.

Article 8. Full Value Awards

8.1 Definition. A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future (including restricted stock, restricted stock units, deferred stock units, performance shares, performance-based restricted stock units, and stock payment awards). Such grants may be in consideration of a Participant’s previously performed services or surrender of other compensation that may be due, contingent on the achievement of performance or other objectives (including completion of service) during a specified period, subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives, and/or may be granted for other

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purposes and shall be subject to such conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Such grants may be made under other arrangements that are treated as subplans of the Plan and, in such case, shall be treated as granted as the grant of an Award under the Plan.

8.2 Terms and Conditions. The Committee shall determine all terms and conditions of Full Value Awards including any Period(s) of Restriction, the number of Shares subject to the Full Value Award, the extent to which the Participant shall have the right to retain the Full Value Award following termination of the Participant’s employment with or provision of services to the Company and/or its Subsidiaries, and such other provisions as the Committee shall determine that are not inconsistent with the terms of the Plan. The Committee may impose such conditions and/or restrictions on any Shares subject a Full Value Award granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share, restrictions based upon the achievement of specific performance goals, service-based restrictions on vesting following the attainment of the performance goals, service-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting or settlement of such Full Value Awards. To the extent deemed appropriate by the Committee, during any Period(s) of Restriction, the Company may retain in the Company’s possession the certificates representing Shares subject to a Full Value Award until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

8.3 Certificate Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares. In addition to any legends placed on certificates pursuant to this Section 8.3 or otherwise as determined by the Committee, each certificate representing Shares granted pursuant to the Plan as a Full Value Award may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND FORFEITURE OR REPURCHASE PROVISIONS SET FORTH IN THE SEMPRA ENERGY 2019 LONG-TERM INCENTIVE PLAN, AND IN THE ASSOCIATED AWARD AGREEMENT BETWEEN THE HOLDER OF THE SHARES AND SEMPRA ENERGY, A COPY OF EACH OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF SEMPRA ENERGY.

8.4 Voting Rights. Unless otherwise determined by the Committee in its sole discretion, during the Period of Restriction, Participants holding Shares that are subject to a Full Value Award shall be granted the right to exercise full voting rights with respect any shares issued in connection with the Full Value Award, including during any Period of Restriction. A Participant shall have no voting rights with respect to any Shares subject to a Full Value Award unless shares subject to the Full Value Award have been issued and are outstanding.

8.5 Dividends and Other Distributions. Unless otherwise determined by the Committee in its sole discretion, during the Period of Restriction, a Full Value Award shall be credited with dividends or dividend equivalent rights based on dividends paid with respect to the underlying Shares subject to the Full Value Award assuming that the dividends were reinvested in Shares (and any dividends on such Shares were reinvested in Shares) during such Period of Restriction and otherwise in the manner specified under the terms of the Award; provided, however, that no dividends or dividend equivalent rights shall be paid or settled on Full Value Awards that have not vested or been earned based on the restrictions applicable to the Full Value Award. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalent rights, including cash, Shares, or Full Value Awards that are subject to restrictions determined by the Committee. In the absence of such determination, dividend equivalent rights shall be paid in Shares.

8.6 Section 83(b) Election. The Committee may provide in an Award Agreement that a Full Value Award is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b), to the extent that such election would apply to the Full Value Award. If a Participant makes an election pursuant to Code Section 83(b) with respect to a Full Value Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.7 Post-Payment or Settlement Restrictions. The Committee, in its discretion, may impose such restrictions on Shares acquired pursuant to the payment or settlement of a Full Value Award as it determines to be desirable, including, without limitation, minimum holding requirements, restrictions under the policies of the Company or any Subsidiary, restrictions under applicable law or the requirements of any stock exchange or market upon which the Shares are listed or traded, restrictions relating to disposition of the Shares and forfeiture restrictions based on service, performance, Share ownership by the Participant, conformity with the Company’s recoupment or clawback policies, compliance with restrictive covenants and such other factors as the Committee determines to be appropriate.

Article 9. Dividend Equivalent Awards

9.1 Grant of Dividend Equivalent Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Dividend Equivalent Awards to Participants with respect to: (a) the Shares subject to another Award or (b) such number of Shares as the Committee shall specify. A Dividend Equivalent Award shall represent the right to receive Shares or cash, determined based on the dividends that a Participant would have received had the Participant held the number of Shares subject to such other

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Award, or the number of Shares specified by the Committee, as applicable, for all or any portion of the period from the Grant Date of the Dividend Equivalent Award to the date of the vesting, payment, settlement, distribution or expiration of such other Award, as determined by the Committee, or the date specified under the Dividend Equivalent Award, and, to the extent such Divided Equivalent Awards are not distributed or paid currently, assuming that the dividends were reinvested in Shares (and any dividends on such Shares were reinvested in Shares) during such period of reinvestment and otherwise in the manner specified under the terms of the Award. Notwithstanding the foregoing, no Dividend Equivalent Award shall be granted with respect to Stock Options or SARs and no Dividend Equivalent Award with respect to a Full Value Award shall be paid or settled with respect to Shares subject to the underlying Full Value Award that have not vested or been earned based on the restrictions applicable to the Full Value Award.

9.2 Form and Timing of Distribution or Payment of Dividend Equivalent Awards. Distribution or payment of the Shares, or payment of the cash value of the Shares, earned pursuant to Dividend Equivalent Awards shall be as determined by the Committee and as evidenced in the Award Agreement (including the Award Agreement relating to another Award with respect to which the Dividend Equivalent Award relates). In the absence of such a determination, a Dividend Equivalent Award shall be paid in Shares. Any Shares issued pursuant to Dividend Equivalent Awards may be granted subject to any restrictions deemed appropriate by the Committee.

Article 10. Cash-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such value as the Committee may determine.

10.2 Value of Cash-Based Awards. Each Cash-Based Award shall specify a payment amount or amounts as determined by the Committee. The Committee may establish performance goals in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

Article 11. Transferability of Awards

Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, but in no event may an Award be transferred for value (as defined in the General Instructions to Form S-8 registration statement under the Securities Act of 1933, as amended from time to time). Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all Awards (other than ISOs) granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. With respect to those Awards (other than ISOs), if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. Notwithstanding the foregoing, no ISO (or Award that results in a deferral of compensation as defined in Code Section 409A) granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

Article 12. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 13. Rights of Participants

13.1 Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company or any Subsidiary at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company and/or its Subsidiaries and, accordingly, subject to Articles 3, 14 and 15, the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Subsidiaries. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

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13.2 Rights as a Shareholder. Except as otherwise provided herein or in an applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the date a certificate has been delivered to the Participant or book entries evidencing such Shares have been recorded by the Company or its transfer agent or are otherwise issued and outstanding.

Article 14. Change in Control

Notwithstanding any other provision of the Plan to the contrary, the provisions of this Article 14 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award and as expressly reflected in the applicable Award Agreement, or unless otherwise provided in an individual severance or employment agreement to which a Participant is a party.

14.1 Replacement Awards. Upon a Change in Control, each then-outstanding Award may be adjusted or substituted in accordance with Section 4.4 (subject to the limitations set forth therein) with an award that meets the criteria set forth in this Section 14.1 (each, a “Replacement Award,” and each adjusted or substituted Award, a “Replaced Award”). An adjusted or substituted award meets the conditions of this Section 14.1 (and hence qualifies as a Replacement Award) if (a) it is of the same type (e.g., stock option for Stock Option, Full Value Award in the form of restricted stock for a Full Value Award in the form of restricted stock, etc.) as the Replaced Award, (b) it has a value that is approximately the same as, but does not exceed the value of, the Replaced Award, (c) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (d) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are determined under the same methodology as was applicable to the Replaced Award (subject to any applicable changes in tax laws), and (e) its other terms and conditions are approximately the same but are not more favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 14.1 are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are Stock Options by reference to either their intrinsic value or their fair value.

14.2 Full Vesting/Termination. In the event that a Participant does not receive a Replacement Award that meets the conditions set forth in Section 14.1 with respect to any of his or her outstanding Awards upon a Change in Control, each such then-outstanding Award will be cancelled in exchange for a cash payment or other consideration generally provided to shareholders in the applicable transaction equal to the current value of the Award, determined as though the Award was fully vested and exercisable (as applicable) and any restrictions applicable to such Award had lapsed, and any applicable performance goals will be deemed to have been achieved at the greater of target level as of the date of such vesting or the actual performance level had the Performance Period ended on the date of the Change in Control, provided that in the case of a Stock Option or SAR, the amount of such payment may be the excess of the value of the Shares subject to the Stock Option or SAR at the time of the transaction over the Option Price. For the avoidance of doubt, if all Awards hereunder are terminated without any Replacement Awards, then the Company or its successor in the Change in Control may terminate all Awards whose Option Price or SAR Grant Price, as applicable, is less than or equal to the value per Share realized in connection with the Change in Control (without any consideration therefor).

14.3 Termination Post-Change in Control. If a Participant terminates his or her employment for Good Reason, the Participant is involuntarily terminated for reasons other than for Cause, or the Participant’s employment terminates due to the Participant’s death, Disability or Retirement, in any case during the three year period commencing on the date of a Change in Control, then (a) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at the greater of target level as of the date of such vesting or the actual performance level had the Performance Period ended on the date of such vesting) and (b) all Stock Options and Stock Appreciation Rights held by the Participant immediately before such termination of employment that the Participant also held as of the date of the Change in Control or that constitute Replacement Awards will remain exercisable for not less than three years following such termination of employment or until the expiration of the stated term of such Stock Option or Stock Appreciation Rights, whichever period is shorter (provided, however, that if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

14.4 Dispute Resolution. Unless a Participant is subject to a dispute resolution provision in an individual agreement (other than an Award Agreement) to which a Participant and the Company or any of its Affiliates are parties, any disagreement, dispute, controversy or claim arising out of or relating to the existence of Cause or Good Reason shall be settled pursuant to the dispute resolution provision set forth in the Participant’s applicable Award Agreement(s).

14.5 Code Section 409A. No action shall be taken under this Article 14 that shall cause an Award to fail to comply with Code Section 409A or the Treasury Regulations thereunder, to the extent applicable to such Award.

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Article 15. Amendment, Modification, Suspension, and Termination

15.1 Amendment, Modification, Suspension, and Termination. Subject to Section 15.2, the Board or Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part; provided, however, that, except as provided in Section 15.2, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any outstanding Award previously granted under the Plan without the written consent of the affected Participant; and provided, further that, that without the prior approval of the Company’s shareholders, no amendment of the Plan shall be made without shareholder approval (a) to the provisions of Section 6.8 or 7.7 (relating to Stock Option or SAR repricing), (b) if such amendment would increase the maximum number of Shares available for issuance to Participants under the Plan (except as otherwise permitted under Section 4.4), or (c) if shareholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Exchange Act, the Code, and if applicable, the New York Stock Exchange Listed Company Manual.

15.2 Amendment to Conform to Law. Notwithstanding any other provision of the Plan to the contrary, the Board or the Committee may amend the Plan or an Award Agreement pursuant to the following:

(a)

The Board or the Committee may amend the Plan or an Award Agreement to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Section 15.2 to any Award granted under the Plan without further consideration or action.

(b)

The Board or the Committee may amend the Plan or an Award Agreement to (i) exempt the Award from the requirements of Code Section 409A or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Code Section 409A.

Article 16. Withholding

16.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum amount necessary to satisfy federal, state, local and foreign taxes required by law or regulation to be withheld with respect to any taxable event relating to an Award. Except as expressly provided in Section 16.2, the Company shall have the authority to determine the method of withholding in its sole discretion and such withholding method shall be communicated to the Participant.

16.2 Share Withholding. With respect to withholding required upon the exercise of Stock Options or SARs, upon the lapse of restrictions on or settlement, as applicable, of Full Value Awards, or upon the achievement of performance goals related to Awards, or any other taxable event arising as a result of an Award granted hereunder, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to which the Participant would otherwise be entitled to receive upon exercise or settlement of the Award (or accepting the surrender of Shares that the Participant already owns) having a Fair Market Value on the date the tax is to be determined equal to the minimum amount necessary to satisfy the federal, state, local and foreign taxes required by law or regulation to be withheld with respect to such transaction. Subject to the foregoing, the terms upon which Share withholding shall be administered by the Company may be set forth in the Award Agreement.

Article 17. General Provisions

17.1 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

17.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.4 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

17.5 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

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(b)

Completion of any registration or qualification of the Shares under any applicable federal, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

17.6 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.7 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

17.8 Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and/or practices in other countries in which the Company and its Subsidiaries operate or have Employees or Directors or to enact provisions desirable for administration or necessary to obtain favorable tax or accounting treatment in such other countries, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan, (b) determine which Employees or Directors outside the United States are eligible to participate in the Plan, (c) subject to Section 15.1, modify or supplement the terms and conditions of any Award granted to Employees or Directors outside the United States (which, in the absence of Committee action to the contrary, may be so modified by an officer of the Company), (d) establish subplans and modify exercise procedures, in each case with respect to Employees and Directors outside of the United States (any such subplans, modifications and/or supplements shall be attached to the Plan as appendices), provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Article 4, except as otherwise permitted under Section 4.4, and (e) take any action, before or after an Award is made to an Employee or Director outside of the United States, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions, approvals or practices (which, in the absence of Committee action to the contrary, may be so modified by an officer of the Company). Notwithstanding the foregoing provisions of this Section 17.8, the Committee may not take any actions hereunder, and no Awards shall be granted (and the Company shall have no obligation to deliver any Shares), that would violate the Exchange Act, the Code, any applicable federal, state or foreign securities law or governing statute or any other applicable law with respect to employees based outside the United States.

17.9 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

17.10 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Subsidiaries may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

17.11 Retirement and Welfare Plans. Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

17.12 Recoupment/Forfeiture. Notwithstanding any other provision of the Plan to the contrary, unless otherwise specified by the Committee (including in an Award Agreement), any Awards under the Plan and any Shares or cash issued pursuant to the Plan shall be subject to the Company’s compensation recovery, clawback, and recoupment policies as in effect from time to time.

17.13 Code Section 409A. It is intended that any Award made under the Plan that results in the deferral of compensation (as defined under Code Section 409A) complies with or is exempt from the requirements of Code Section 409A.

(a)

To the extent applicable, the Plan and any Award Agreement shall be interpreted in accordance with Code Section 409A and the Treasury Regulations and other guidance promulgated thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. For purposes of the foregoing, with respect to any Award that results in a deferral of compensation as defined in Code Section 409A and that is subject to settlement or payment upon a Participant’s termination of employment shall be settled or paid, as applicable, only if such termination of employment qualifies as a separation from service within the meaning of Code Section 409A.

(b)

Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any Award that results in a deferral of compensation as defined in Code Section 409A to any anticipation, alienation, sale, transfer, assignment, pledge,

124	Sempra Energy 2019 Proxy Statement

Appendix E

encumbrance, attachment, or garnishment. Except as permitted under Code Section 409A, any Award that results in a deferral of compensation as defined in Code Section 409A may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c)

If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (i) the Participant is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but, unless otherwise provided in the Award Agreement, will instead pay it on the first business day of the seventh month after such separation from service.

(d)

The time or schedule of payment with respect to any Award that results in the deferral of compensation may be accelerated as permitted by Treasury Regulation Section 1.409A-3(j)(4)(ii) to the extent necessary to fulfill a domestic relations order as defined in Code Section 414(p)(1)(B).

(e)

Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

17.14 Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

17.15 No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (b) limit the right or power of the Company or a Subsidiary to take any action that such entity deems to be necessary or appropriate.

17.16 Governing Law; Exclusive Jurisdiction and Venue. The Plan and each Award Agreement shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of California, to resolve any and all issues that may arise out of or relate to the Plan or any Award Agreement.

Sempra Energy 2019 Proxy Statement	125

Appendix F

SEMPRA ENERGY ANNUAL SHAREHOLDERS MEETING PROPOSED PROGRAM AGENDA

126	Sempra Energy 2019 Proxy Statement

Directions

Sempra Energy Annual Shareholders Meeting

May 9, 2019

Balboa Bay Resort

1221 West Coast Highway (Pacific Coast Highway/State Route 1)

Newport Beach, California 92663

Parking at the resort is by valet only. The cost of valet parking, including gratuity, will be covered by Sempra Energy. Your valet ticket will be validated upon registration with Shareholder Services.

From the North:

Take Interstate 5 or 405 south to State Route 55 Freeway south. Take the 55 Freeway south to Pacific Coast Highway. Proceed southbound on Pacific Coast Highway to the resort which will be on your right. Signs/staff will direct you to the complimentary valet parking, registration and the ballroom entrance.

From the South:

Take Interstate 5 north to Interstate 405 north, then exit on Jamboree Road. Follow Jamboree Road south to Pacific Coast Highway. Turn right and follow Pacific Coast Highway to the resort, which will be on your left. Signs/staff will direct you to the complimentary valet parking, registration and the ballroom entrance.

Sempra Energy 2019 Proxy Statement	127

488 8th Ave.

San Diego, CA 92101

sempra.com

© 2019 Sempra Energy. All copyright

and trademark rights reserved.

Sempra Energy 2019 Annual Shareholders Meeting

Thursday, May 9, 2019 - 9:00 AM Pacific Time

Balboa Bay Resort

1221 West Coast Highway, Newport Beach, California 92663

Directions to the meeting are located at the end of the Proxy Statement

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Check-in will begin at 8:00 AM Pacific Time

Cameras, tape recorders and similar devices will not be allowed in the meeting room.

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Shareholders Meeting in person,

please vote your shares by proxy, telephone or Internet prior to the meeting.

SEMPRA ENERGY

ANNUAL SHAREHOLDERS MEETING — MAY 9, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on the reverse side of this proxy card. If you vote by telephone or by Internet, do not mail this proxy card. The telephone and Internet voting facilities will close at 11:59 PM Eastern time on May 8, 2019. Note: If you hold shares as a participant in the Company’s 401(k) Plans, your proxy voting instructions must be received no later than 8:00 AM Eastern time on May 6, 2019.

TREVOR I. MIHALIK and PETER R. WALL, jointly or individually and with full power to act without the other and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the Sempra Energy 2019 Annual Shareholders Meeting, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

If you are a participant in the Sempra Energy Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (together, the “401(k) Plans”), this proxy card constitutes your instructions to T. Rowe Price, the 401(k) Plans’ trustee, as to the vote of the shares of Company common stock in your plan accounts. If you do not submit valid and timely voting instructions, Newport Trust Company, the independent fiduciary and investment manager for the Company common stock in your plan accounts, will direct the vote of your shares in its discretion.

(Continued and to be signed on the reverse side)

1.1	14475

SEMPRA ENERGY

ANNUAL SHAREHOLDERS MEETING

May 9, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown to the right. Use the Internet to vote your proxy until 11:59 PM Eastern time on May 8, 2019.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States and Canada or 1-718-921-8500 from other countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown to the right. Use the telephone to vote your proxy until 11:59 PM Eastern time on May 8, 2019.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Shareholders Meeting.

Note: If you hold shares as a participant in the Company’s 401(k) Plans, your proxy voting instructions must be received no later than 8:00 AM Eastern time on May 6, 2019.

COMPANY NUMBER
ACCOUNT NUMBER

GO GREEN With e-Consent, you can quickly access your proxy material, statements and other eligible documents online,

            while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement, proxy card and annual report to shareholders are available at http://www.astproxyportal.com/ast/Sempra.

Ü  Please detach along perforated line and mail in the envelope provided if you are not voting by telephone or the Internet.  Ü

050919

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).

IF PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2, 3 AND 4 AND “AGAINST” ITEM 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES.					FOR	AGAINST	ABSTAIN
1. Election of Directors:	FOR	AGAINST	ABSTAIN	09. William C. Rusnack	☐	☐	☐
01. Alan L. Boeckmann	☐	☐	☐	10. Lynn Schenk	☐	☐	☐
02. Kathleen L. Brown	☐	☐	☐	11. Jack T. Taylor	☐	☐	☐
03. Andrés Conesa	☐	☐	☐	12. Cynthia L. Walker	☐	☐	☐
04. Maria Contreras-Sweet	☐	☐	☐	13. James C. Yardley	☐	☐	☐
05. Pablo A. Ferrero	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.
06. William D. Jones	☐	☐	☐		FOR	AGAINST	ABSTAIN
07. Jeffrey W. Martin	☐	☐	☐	2. Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐
08. Michael N. Mears	☐	☐	☐	3. Advisory Approval of Our Executive Compensation.	☐	☐	☐
				4. Approval of Our 2019 Long-Term Incentive Plan.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.
					FOR	AGAINST	ABSTAIN
				5. Shareholder Proposal Requiring an Independent Board Chairman.	☐	☐	☐

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	MARK “X” HERE IF YOU WANT CONFIDENTIAL VOTING.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.